Exhibit T3C

CGG S.A.

AND

THE GUARANTORS PARTY HERETO

Second Lien Senior Secured Floating Rate Notes due 20241

INDENTURE

Dated as of [            ]2

THE BANK OF NEW YORK MELLON, LONDON BRANCH

as Trustee

THE BANK OF NEW YORK MELLON, LONDON BRANCH

as Collateral Agent

THE BANK OF NEW YORK MELLON

as U.S. Collateral Agent

THE BANK OF NEW YORK MELLON, LONDON BRANCH

as International Security Agent

[1]	Second Lien Senior Secured Notes to mature on the sixth anniversary of the Issue Date.
[2]	Expected to be on or about the Restructuring Effective Date

CROSS REFERENCE TABLE

Trust Indenture Act Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N/A
(a)(4)	N/A
(a)(5)	7.10
(b)	7.10
(c)	N/A
311(a)	7.11
(b)	7.11
(c)	N/A
312(a)	2.05
(b)	12.03
(c)	12.03
313(a)	7.06
(b)(1)	7.06
(b)(2)	7.06, 7.07
(c)	7.06, 12.02
(d)	7.06
314(a)	4.03, 4.04, 12.05
(b)	N/A
(c)(1)	12.04
(c)(2)	12.04
(c)(3)	N/A
(d)	N/A
(e)	12.05
(f)	N/A
315(a)	7.01
(b)	7.05, 12.02
(c)	7.01
(d)	7.01
(e)	6.11
316(a)(last sentence)	2.11
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N/A
(b)	6.07
(c)	2.14
317(a)(1)	6.08
(a)(2)	6.09
(b)	2.06
318(a)	12.01
(b)	N/A
(c)	12.01

*	This Cross-Reference Table is not part of the Indenture. N/A means not applicable.

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EXHIBITS AND ANNEXES

EXHIBIT A	Form of Note	A-1

EXHIBIT B-1	Form of Certificate for Transfer of Beneficial Interest to Regulation S Global Note	B-1-1

EXHIBIT B-2	Form of Certificate for Transfer of Beneficial Interest to Rule 144A Global Note or IAI Global Note	B-2-1

EXHIBIT B-3	Form of Certificate for Exchange or Registration of Transfer of Definitive Notes	B-3-1

EXHIBIT C	Form of Certificate to be delivered by Institutional Accredited Investors	C-1

EXHIBIT D	Form of Notation of Subsidiary Guarantee	D-1

EXHIBIT E	Form of Supplemental Indenture	E-1

EXHIBIT F	Pari Passu Intercreditor Agreement	F-1

SCHEDULE I	Specified Disposals	Sch I-1

SCHEDULE II	Specified Liquidation Entities	Sch II-1

SCHEDULE III	Permitted Joint Ventures	Sch III-1

SCHEDULE IV	Agreed Security Principles	Sch IV-1

SCHEDULE V	Initial Security Documents	Sch V-1

This Indenture, dated as of [●], 2018 is among CGG, a société anonyme incorporated in France and registered at the Paris Commercial Registry under Number 969 202 241 (the “Company”), any Guarantors (as hereinafter defined) party hereto and The Bank of New York Mellon, London Branch, as trustee (the “Trustee”), The Bank of New York Mellon, London Branch, as principal paying agent (in such role, the “Principal Paying Agent”), calculation agent (in such role, the “Calculation Agent”) and transfer agent (in such role, the “Transfer Agent”), The Bank of New York Mellon SA/NV, Luxembourg Branch, as registrar (the “Registrar”), The Bank of New York Mellon, London Branch, as collateral agent (the “Collateral Agent”) and The Bank of New York Mellon, as U.S. collateral agent (the “U.S. Collateral Agent”). The Bank of New York Mellon, London Branch, will be appointed as international security agent (the “International Security Agent”) under the Intercreditor Agreement.

RECITAL:

The Company has duly authorized the execution and delivery of this Indenture to provide for the issuance of its: (i) $[●] aggregate principal amount of U.S. dollar-denominated Second Lien Senior Secured Floating Rate Notes due 2024 issued on the Issue Date and (ii) €[●] aggregate principal amount of euro-denominated Second Lien Senior Secured Floating Rate Notes due 2024 issued on the Issue Date (collectively, the “Original Notes”), and any additional Second Lien Senior Secured Floating Rate Notes due 2024 (“Additional Notes”) that may be issued after the Issue Date (the Original Notes and any Additional Notes (including in respect of PIK Interest), the “Notes”). The Notes include $[●] aggregate principal amount of U.S. dollar-denominated Notes [and €[●] aggregate principal amount of euro-denominated Notes, in each case] offered and sold pursuant to Section 1145 of the United States Bankruptcy Code (“Section 1145”) pursuant to the Confirmation Order and the Safeguard Plan. The Guarantors have duly authorized the execution and delivery of this Indenture to provide for the issuance of their Subsidiary Guarantees. The Company and the Guarantors have received good and valuable consideration for the execution and delivery of this Indenture and the Subsidiary Guarantees, as the case may be. The Guarantors will derive substantial direct and indirect benefits from the issuance of the Notes. All necessary acts and things have been done to make: (i) the Notes, when duly issued and executed by the Company and authenticated and delivered hereunder, the legal, valid and binding obligations of the Company; and (ii) this Indenture a legal, valid and binding agreement of the Company and the Guarantors in accordance with the terms of this Indenture.

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01.    DEFINITIONS.

“Accrued Senior Note Interest” means the accrued and unpaid interest under the Senior Notes.

“Acquired Indebtedness” means with respect to a specified Person (a) Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Subsidiary of such specified Person or (b) Indebtedness arising from the acquisition of properties or assets by such specified Person prior to such time. Acquired Indebtedness shall be deemed to be incurred on the date the acquired Person becomes a Restricted Subsidiary or the date of the related acquisition of properties or assets from such Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this Indenture, “control”, as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this Indenture, the terms “controlling”, “controlled by” and “under common control with” have correlative meanings.

“Agent” means any Registrar, Paying Agent, Transfer Agent, Collateral Agent, International Security Agent or Calculation Agent.

“Agreed Security Principles” means the principles set forth in Schedule IV to this Indenture.

“Applicable Bloomberg Page” means (i) with respect to any U.S. dollar-denominated Notes, “BBAM” and (ii) with respect to any euro-denominated Notes, “EBF” (or, in each case, such other page as may replace such page on that service or any successor service for the purpose of displaying the Applicable Interbank Market offered rates for deposits of major banks).

“Applicable Calculation Time” means (i) with respect to any U.S. dollar-denominated Notes, approximately 11:00 a.m. London time and (ii) with respect to any euro-denominated Notes, approximately 11:00 a.m. Frankfurt time.

“Applicable Interbank Market” means (i) with respect to any U.S. dollar-denominated Notes, the London interbank market and (ii) with respect to any euro-denominated Notes, the Eurozone interbank market.

“Applicable Intercreditor Agreement” means (a) with respect to a First Lien Obligation, the Intercreditor Agreement; (b) with respect to an Other Pari Passu Obligation, the Pari Passu Intercreditor Agreement; and (c) with respect to Indebtedness that is secured by a junior priority lien, a Junior Priority Intercreditor Agreement.

“Applicable Interest Rate” means, for each of the U.S. dollar-denominated Notes and the euro-denominated Notes, the applicable interest rate on such Notes calculated in accordance with Section 2.02 of this Indenture.

“Applicable Offered Rate” means (i) with respect to U.S. dollar-denominated Notes, the rate offered for deposits or loans in U.S. dollars having an index maturity of three months, in amounts of at least $1,000,000, and (ii) with respect to euro-denominated Notes, the offered rate for deposits or loans in euros having an index maturity of three months, in amounts of at least €1,000,000.

“Applicable Procedures” means, with respect to any transfer or exchange of beneficial interests in the Global Note, the rules and procedures of the Depository, Euroclear or Clearstream that apply to such transfer or exchange.

“Applicable Reuters Page” means (i) with respect to any U.S. dollar-denominated Notes, “Reuters Page LIBOR01” and (ii) with respect to any euro-denominated Notes, “Reuters Page EURIBOR01” (or, in each case, such other page as may replace such page on that service or any successor service for the purpose of displaying the Applicable Interbank Market offered rates for deposits of major banks).

“Applicable Variable Rate” means (i) with respect to any U.S. dollar-denominated Notes, three-month LIBOR and (ii) with respect to any euro-denominated Notes, three-month EURIBOR, in each case as determined by the Calculation Agent in accordance with the terms hereof; provided, if at any time the Applicable Variable Rate as so determined is less than 1.00%, the Applicable Variable Rate shall be deemed to be 1.00%.

“Asset Sale” means:

(a)    the sale, lease, conveyance or other disposition (a “disposition”) of any properties or assets (including, without limitation, by way of a sale-and-leaseback), excluding dispositions in the ordinary course of business (provided that the disposition of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole will be subject to Section 4.15 and 6.01(f) of this Indenture and not to provisions of Section 4.10 hereof); and

(b)    the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company’s Subsidiaries,

whether, in the case of clause (a) or (b), in a single transaction or a series of related transactions, provided that such transaction or series of related transactions (i) involves properties or assets having a fair market value in excess of $5,000,000, or (ii) results in the payment of net proceeds in excess of $5,000,000.

Notwithstanding the preceding provisions of this definition, the following transactions will be deemed not to be Asset Sales:

(A)    a disposition of obsolete or excess equipment or other properties or assets;

(B)    a disposition of properties or assets (including Equity Interests) by the Company to a Guarantor or by a Guarantor to the Company, amongst Guarantors or by a Restricted Subsidiary that is not a Guarantor to another Restricted Subsidiary that is not a Guarantor or by a Restricted Subsidiary that is not a Guarantor to an Obligor;

(C)    a disposition of cash or Cash Equivalents;

(D)    a disposition of properties or assets (including Equity Interests) that constitutes a Restricted Payment that is permitted by Section 4.07 of this Indenture (including a Permitted Investment);

(E)    any trade or exchange by the Company or any Restricted Subsidiary of equipment or other properties or assets for equipment or other properties or assets owned or held by another Person, provided that the fair market value of the properties or assets traded or exchanged by the Company or such Restricted Subsidiary (together with any cash or Cash Equivalents) is reasonably equivalent to the fair market value of the properties or assets (together with any cash or Cash Equivalents) to be received by the Company or such Restricted Subsidiary;

(F)    the creation or perfection of a Lien on any properties or assets (or any income or profits therefrom) of the Company or any of its Restricted Subsidiaries that is not prohibited by Section 4.12 hereof;

(G)    the sale or other disposition of any Specified Disposal or any Specified Liquidation Entity, including any interim steps to facilitate such sale or disposition; provided that if such sale or disposition is not consummated, the Company or the relevant Restricted Subsidiary, as applicable, shall unwind such interim steps within three months of such failure to consummate; provided that the sale or other disposition of any Specified Disposal shall be for consideration at least equal to the fair market value of the assets, properties or shares so sold or disposed;

(H)    the surrender or waiver of contract rights or the settlement, release or surrender of contractual, non-contractual or other claims of any kind;

(I)    the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise of collection thereof;

(J)    the factoring of accounts receivable on a non-recourse basis or monetization of future receivables, in each case arising in the ordinary course of business consistent with past practice pursuant to arrangements customary in the region;

(K)    the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property;

(L)    a disposition of properties or assets (including Equity Interests) as contemplated pursuant to the Permitted Business Restructuring or the Permitted Closing Steps;

(M)    a disposition in connection with the Galileo Transactions; and

(N)    the sale or disposition of Equity Interests in Sercel, Inc., to a third-party; provided that (i) the Company, together with the Restricted Subsidiaries, shall (A) hold at least 51% of the share capital of Sercel, Inc. at all times and (B) remain the controlling shareholder of Sercel, Inc.; (ii) the assets and business of Sercel, Inc. as of the date of such disposal shall be substantially the same scope as that on the Restructuring Effective Date; and (iii) such sale or disposition is made for fair market value and is consummated pursuant to a binding agreement entered into on or after the date that is six months following the Restructuring Effective Date.

The fair market value of any non-cash proceeds of a disposition of properties or assets and of any properties or assets referred to in the foregoing clause (E) of this definition shall be determined in the manner contemplated in the definition of the term “fair market value”, the results of which determination shall be set forth in an Officers Certificate delivered to the Trustee.

“Attributable Indebtedness” in respect of a sale-and-leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with IFRS) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale-and-leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended). As used in the preceding sentence, the “net rental payments” under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease that is terminable by the lessee upon payment of penalty, such net rental payment shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Authorized Merger” means an amalgamation, demerger, merger, consolidation or corporate reconstruction (each, a “group merger”) of a member of the Group whose assets and/or shares are subject to Collateral into another member of the Group where (i) such merger is permitted under this Indenture or is consented to by the Holders in accordance with Article 9 and (ii) any release of the Collateral owned by or representing the shares of such member of the Group is required to facilitate such group merger.

“Bail-in Legislation” means in relation to a Participating Member State of the European Economic Area which has implemented, or which at any time implements, the BRRD, the relevant implementing law, regulation, rule or requirement as described in the EU Bail-in Legislation from time to time.

“Bail-in Powers” means any Write-down and Conversion Powers as defined in relation to the relevant Bail-in Legislation.

“Board of Directors” means the Board of Directors (Conseil d’Administration) of the Company, or any authorized committee of the Board of Directors.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors of the Company and to be in full force and effect on the date of such certification.

“BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“BRRD Liability” has the same meaning as in such laws, regulations, rules or requirements implementing the BRRD under the applicable Bail-in Legislation.

“BRRD Party” means any Agent subject to Bail-in Powers.

“Business Day” means any day other than a Legal Holiday; provided that with respect to the calculation of interest provided herein, such Business Day shall also be (i) with respect to any U.S.-dollar denominated Notes, a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market and (ii) with respect to any euro-denominated Notes, a day on which dealings in deposits in U.S. dollars are transacted in the Eurozone interbank market.

“Calculation Agent” means The Bank of New York Mellon, London Branch, as calculation agent, and any successor thereto in such capacity.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with IFRS (as in effect on the Issue Date for purposes of determining whether a lease is a capital lease).

“Capital Stock” means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, including preferred stock, (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(a)    securities issued or directly and fully guaranteed or insured by the government of the United States of America, the Republic of France or any other country whose sovereign debt has a rating of at least “A3” from Moody’s and at least “A-” from S&P or any agency or instrumentality of any such government (provided that the full faith and credit of such government is pledged in support thereof), in each case having maturities of not more than 12 months from the date of acquisition;

(b)    certificates of deposit, Eurodollar time deposits and French negotiable debt instruments (titres de créances négociables) with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits (collectively, “Bank Deposits”), in each case with or issued by any commercial bank organized under the laws of any country that is a member of the Organization for Economic Co-operation and Development having capital and surplus in excess of $500,000,000 and whose long-term debt securities are rated at least “A3” by Moody’s and at least “A-” by S&P;

(c)    repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above;

(d)    commercial paper and French negotiable debt instruments (titres de créances négociables) having a rating of at least “P-1” from Moody’s or at least “A-1” from S&P and in each case maturing within 12 months after the date of acquisition;

(e)    money market mutual funds substantially all of the assets of which are of the type described in any of the foregoing clauses (a) through (d), including, without limitation, any mutual fund for which the Trustee or an Affiliate of the Trustee serves as investment manager, administrator, shareholder servicing agent, and/or custodian or subcustodian, notwithstanding that the Trustee or an Affiliate of the Trustee receives fees from such funds for services it or its Affiliate renders to such fund in respect of such investment;

(f)    in the case of Restricted Subsidiaries organized under the laws of China, Bank Deposits from the date of acquisition issued by a commercial bank organized under the laws of China (i) which has also issued Bank Deposits in which such Restricted Subsidiary is invested as of the Issue Date in the ordinary course of business and consistent with past practice; or (ii) which has capital, surplus and undivided profits aggregating in excess of $500,000,000 (or the foreign currency equivalent thereof as of the date of such investment) and whose long-term debt securities are rated at least “A3” by Moody’s Investors Service, Inc. and at least “A-” by Standard & Poors Ratings Services; and

(g)    all items treated as cash under IFRS.

“Change of Control” means the occurrence of any of the following: (a) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole, (b) the adoption, by holders of Capital Stock of the Company, of a voluntary plan relating to the liquidation or dissolution of the Company, (c) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) (other than Permitted Holders) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, of more than 50% of the voting power of the outstanding Voting Stock of the Company or (d) the first day on which more than a majority of the members of the Board of Directors are not Continuing Directors; provided, however, that a transaction in which the Company becomes a Subsidiary of another Person (other than a Person that is an individual) shall not constitute a Change of Control if (i) the shareholders of the Company immediately prior to such transaction “beneficially own” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, at least a majority of the voting power of the outstanding Voting Stock of such other Person immediately following the consummation of such transaction and (ii) immediately following the consummation of such transaction, no “person” (as such term is defined above), other than such other Person (but including the holders of the Equity Interests of such other Person) or the Permitted Holders, “beneficially owns” (as such term is defined above), directly or indirectly through one or more intermediaries, more than 50% of the voting power of the outstanding Voting Stock of the Company.

“Clearstream” means Clearstream Banking, société anonyme.

“Collateral” means any and all property or assets from time to time in which a security interest has been or will be granted, whether on the Issue Date or thereafter, pursuant to any Security Document to secure obligations under the Indenture, the Notes and/or any Subsidiary Guarantee.

“Collateral Agent” means The Bank of New York Mellon, London Branch, as collateral agent pursuant to this Indenture, or any successor or replacement collateral agent acting in such capacity. As used herein, where appropriate in the context, the term “Collateral Agent” shall be deemed to collectively refer to both the Collateral Agent and the U.S. Collateral Agent.

“Common Depositary” means The Bank of New York Mellon, London Branch as Common Depositary until a successor replaces it and thereafter means the successor serving hereunder.

“Company” means the party named as such in the first paragraph of this Indenture until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means such successor.

“Confirmation Order” means the order of the United States Bankruptcy Court for the Southern District of New York confirming the plan of reorganization of the Company filed on or prior to the Restructuring Effective Date pursuant to Section 1129 of the United States Bankruptcy Code.

“Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, to the extent deducted or excluded in calculating Consolidated Net Income for such period,

(a)    provision for taxes based on income or profits of such Person and its Restricted Subsidiaries,

(b)    Consolidated Interest Expense of such Person and its Restricted Subsidiaries,

(c)    depreciation and amortization (including amortization or impairment, if any, of goodwill and other intangibles, but excluding amortization of prepaid cash expenses that were paid in a prior period) of such Person and its Restricted Subsidiaries,

(d)    other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries less any non-cash items increasing Consolidated Net Income of such Person and its Restricted Subsidiaries (other than items that will result in cash receipt),

(e)    any expenses, charges or other costs related (i) a restructuring of the Indebtedness of the Company or its Restricted Subsidiaries, including safeguard proceedings (procédure de sauveguarde) and proceedings in any United States bankruptcy court and (ii) any equity offering, acquisition, joint venture, disposition, recapitalization or incurrence of Indebtedness or the refinancing of any other Indebtedness of such Person or any of the Restricted Subsidiaries (whether or not successful), in each case that is out of the ordinary course of business and permitted to be undertaken under this Indenture, and

(f)    without duplication, an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, in each case, on a consolidated basis and determined in accordance with IFRS.

“Consolidated Interest Coverage Ratio” means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Consolidated Interest Expense of such Person for such period; provided, however, that the Consolidated Interest Coverage Ratio shall be calculated giving pro forma effect to each of the following transactions as if each such transaction had occurred at the beginning of the applicable four-quarter reference period:

(a)    any incurrence, assumption, guarantee, repayment, purchase or redemption by such Person or any of its Restricted Subsidiaries of any Indebtedness (other than revolving credit borrowings) (i) subsequent to the later of (x) the commencement of the period for which the Consolidated Interest Coverage Ratio is being calculated and (y) the Restructuring Effective Date but (ii) prior to the date on which the event for which the calculation of the Consolidated Interest Coverage Ratio is made (the “Calculation Date”);

(b)    any acquisition that has been made by such Person or any of its Restricted Subsidiaries, or approved and expected to be consummated within 30 days of the Calculation Date, including, in each case, through a merger or consolidation, and including any related financing transactions, during the reference period or subsequent to such reference period and on or prior to the Calculation Date; and

(c)    any other transaction that may be given pro forma effect in accordance with Article 11 of Regulation S-X under the Securities Act as in effect from time to time;

provided further, however, that (i) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with IFRS, and operations or businesses disposed of prior to the Calculation Date, shall be excluded and (ii) the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with IFRS, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of

(a)    the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of all payments made or received (if any) pursuant to Hedging Obligations in respect of interest rates but excluding amortization of debt issuance costs and non-cash charges other than non-cash interest expenses related to convertible bonds), and

(b)    the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with IFRS, provided that (a) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof, (b) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders and (c) the cumulative effect of a change in accounting principles shall be excluded.

“Consolidated Net Worth” means, with respect to any Person as of any date, the consolidated stockholders’ equity of such Person and its Restricted Subsidiaries as of such date less the amount of consolidated stockholders’ equity attributable to Disqualified Stock or treasury stock of such Person and its Restricted Subsidiaries as of such date, in each case determined in accordance with IFRS.

“Consolidated Tangible Net Worth” means, at any date, the Consolidated Net Worth of the Company and its Restricted Subsidiaries as shown on their most recent consolidated balance sheet less, without duplication, all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, as determined in accordance with IFRS.

“Consolidated Total Assets” means, with respect to any Person as of any date, the consolidated total assets of such Person and its Restricted Subsidiaries as of such date, as determined in accordance with IFRS.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors who (a) was a member of the Board of Directors at the Issue Date or elected at the first general meeting of shareholders after the Restructuring Effective Date (the “Post Restructuring Members”); or (b) was nominated for election to the Board of Directors with the approval of, or whose election to the Board of Directors was ratified by, at least a majority of the members of the Board of Directors who were members of the Board of Directors on the Issue Date or Post Restructuring Members or who were so elected to the Board of Directors thereafter or (c) prior to the occurrence of a Change of Control, was nominated by a Permitted Holder.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 11.02 hereof or such other address as to which the Trustee may give notice to the Company.

“Credit Facilities” means, with respect to any Person, one or more debt facilities, credit agreements, commercial paper facilities, note purchase agreements, indentures or other agreements, in each case with banks, lenders or other institutional lenders (including with special purpose vehicles established by such banks or lenders to provide such facilities), purchasers, investors, trustees, agents or other representatives of any of the foregoing, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or trade letters of credit or other borrowings or other extensions of credit, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both, would be, an Event of Default.

“Definitive Notes” means Notes that are in registered certificated form.

“Depository” means, with respect to the Notes issuable or issued in whole or in part in global form, Euroclear and Clearstream with respect to the Notes, until a successor shall have been appointed and becomes such pursuant to the applicable provision of this Indenture, and, thereafter, “Depository” shall mean such successor.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration shall no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 4.10 of this Indenture.

“Determination Date,” with respect to an Interest Period, will be the second Business Day preceding the first day of the Interest Period.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as a result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature or are redeemed or retired in full; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof (or of any security into which it is convertible or for which it is exchangeable) have the right to require the issuer to repurchase such Capital Stock (or such security into which it is convertible or for which it is exchangeable) upon the occurrence of any of the events constituting an Asset Sale or a Change of Control shall not constitute Disqualified Stock if such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) provides that the issuer thereof may not repurchase or redeem any such Capital Stock (or any such security into which it is convertible or for which it is exchangeable) pursuant to such provisions prior to compliance by the Company with Section 4.10 or 4.15 of this Indenture, as the case may be.

“DMS” means the Data Management Services business unit of the Group.

“$”, “dollars” and “U.S. dollars” denote the lawful currency of the United States of America.

“Domestic Subsidiaries” means all Subsidiaries of the Company incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Dutch Security Agreements” means (i) the notarial deed of pledge of shares in the capital of CGG Marine B.V., among CGG Holding B.V. as pledgor, the Collateral Agent as pledgee and CGG Marine B.V. as the company in which the shares are being pledged, dated the Issue Date and (ii) the deed of disclosed pledge of receivables (under intercompany loan agreements) among CGG Holding B.V. as pledgor, the Collateral Agent as pledgee and the other parties named therein as party, dated the Issue Date.

“EBITDA” means operating income (loss) of the Group determined on a consolidated basis in accordance with IFRS, excluding non-recurring revenues (expenses) plus depreciation, amortization, share-based compensation cost and dividends received from companies accounted for by the Company under the equity method. Share-based compensation includes both stock options and shares issued under the Group’s performance share allocation plans.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“euro” and “€” denote the lawful single currency of participating member states of the European Economic and Monetary Union as contemplated by the Treaty Establishing the European Union.

“Euro Equivalent” means, with respect to any monetary amount in a currency other than euros, at or as of any time for the determination thereof, the amount of euros obtained by converting such foreign currency involved in such computation into euros at the spot rate for the purchase of euros with the applicable foreign currency as quoted by Reuters (or, if Reuters ceases to provide such spot quotations, by any other reputable service that is providing such spot quotations, as selected by the Company) at approximately 11:00 a.m. (New York City time) on the date not more than two Business Days prior to such determination.

“Euroclear” means Euroclear SA/NV, as operator of the Euroclear system.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

The term “fair market value” means, with respect to any property, asset or Investment, the fair market value of such asset or Investment at the time of the event requiring such determination, as determined in good faith by the Company, or, with respect to any asset or Investment in excess of $50,000,000 (other than cash or Cash Equivalents), as determined by a reputable investment banking, accounting or appraisal firm that is, in the judgment of the Board of Directors, qualified to perform the task for which such firm has been engaged and independent with respect to the Company.

“First Lien Leverage Ratio” means the ratio of Total First Lien Debt to EBITDA for the most recently ended Relevant Period (reduced, to the extent added to the calculation of EBITDA, by any depreciation attributable to any Capital Lease Obligation); provided that to the extent any Permitted Disposal, Asset Sale or any Permitted Acquisition (each, as defined in the First Lien Notes Indenture) has occurred during the Relevant Period, the First Lien Leverage Ratio shall be determined for such Relevant Period after giving pro forma effect to such transaction in the fiscal quarter in which such transaction occurs.

“First Lien Notes” means the $[●] million in principal amount of first lien notes due 2023 issued by CGG Holding (U.S.) Inc. on the Issue Date pursuant to the First Lien Notes Indenture or any Permitted Refinancing Indebtedness thereof (and, in each case, any additional notes issued as PIK interest thereon).

“First Lien Notes Indenture” means the indenture dated as of the Issue Date governing the First Lien Notes.

“First Lien Obligations” has the meaning given to it in the Intercreditor Agreement.

“First Liens” means the Liens on the Collateral granted by the Company or the Guarantors to secure the payment of any First Lien Obligations, and all replacements, renewals and other modifications of such Liens.3

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“French Revolving Facility Agreement” means the Multicurrency Revolving Facility Agreement governed by French law and originally entered into on July 31, 2013 (as amended, restated, supplemented or otherwise modified from time to time prior to the Restructuring Effective Date), among the Company, the lenders party thereto, Natixis, as agent, and the other parties thereto.

“Galileo Transactions” means any financing transaction in relation to the Galileo building in Massy, France, including (i) the potential exercise of a purchase option entered into by the Company and any sale lease back of the building following the exercise of such purchase option or (ii) the potential refinancing and extension of the existing Capital Lease Obligation (with or without the purchase option) including the guarantee by CGG Services S.A.S. thereunder; provided, however, that any such transaction shall be undertaken on market terms.

“Group” means the Company and its Subsidiaries.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

[3]

References and matters relating to the First Lien Notes, First Lien Notes Indenture, First Lien Obligations, First Liens and other related definitions will be amended as necessary for any indebtedness that may be issued instead of the First Lien Notes in the financial restructuring of CGG S.A., and certain of its subsidiaries.

“Guarantor” means each of:

(a)    the Initial Guarantors; and

(b)    any other Subsidiary of the Company (including any Restricted Subsidiary that becomes a Guarantor at its option) that executes a supplemental indenture providing for a Subsidiary Guarantee in accordance with the provisions of this Indenture, and their respective successors and assigns, in each case, until the Subsidiary Guarantee of such Person has been released in accordance with Sections 10.04, 10.05 or 10.06 hereof.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under (a) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, (b) other agreements or arrangements designed to protect such Person against fluctuations in interest rates and (c) any foreign currency futures contract, option or similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates or commodity prices, in each case to the extent such obligations are incurred in the ordinary course of business of such Person and not for speculative purposes.

“Holder” means a Person in whose name a Note is registered.

“IFRS” means the International Financial Reporting Standards, accounting principles adopted by the International Accounting Standards Board and its predecessor and, except as otherwise specified, as endorsed by the European Union from time to time. Notwithstanding the foregoing, the impact of IFRS 16 Leases and any successor standard thereto shall be disregarded with respect to all ratios, calculations and determinations based upon IFRS to be calculated or made, as the case may be, pursuant to this Indenture and (without limitation) any lease, concession or license of property that would be considered an operating lease under IFRS as of the Issue Date and any guarantee given by the Company or any Restricted Subsidiary in the ordinary course of business solely in connection with, and in respect of, the obligations of the Company or any Restricted Subsidiary under any such operating lease shall be accounted for in accordance with IFRS as in effect on the Issue Date.

“Indebtedness” means, with respect to any Person, any indebtedness of such Person, without duplication, whether or not contingent, in respect of borrowed money including, without limitation, any guarantee thereof, or evidenced by bonds, debentures, notes or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or bankers’ acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade account payable, or representing any Hedging Obligations, if and to the extent any of the foregoing indebtedness (other than letters of credit, guarantees and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with IFRS. The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest, and (b) the principal amount thereof, in the case of any other Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder).

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds an interest through a Participant.

“Initial First Lien Collateral Agent” has the meaning given to it in the Intercreditor Agreement.

“Initial Guarantors” means CGG Holding B.V., CGG Marine B.V., CGG Holding (U.S.) Inc., CGG Services (U.S.) Inc., CGG Land (U.S.) Inc., Viking Maritime Inc. and Alitheia Resources Inc., each a Restricted Subsidiary of the Company and a Guarantor as of the Issue Date.

“Institutional Accredited Investor” means an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of the Issue Date (and as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time), between, among others, the Company, the Guarantors, the Trustee, the Collateral Agent, and each additional authorized representative and collateral agent from time to time party thereto.

“Interest Payment Date” means [            ], [            ], [            ] and [            ] of each year commencing on the date that is [ISSUE DATE + 3 MONTHS] to stated maturity; provided that, if an Interest Payment Date (other than in the case of the maturity date of the Notes) falls on a day that is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding Business Day, and no further interest shall accrue for the intervening period as a result of the delay.

“International Security Agent” means The Bank of New York Mellon, London Branch, as international security agent pursuant to this Indenture, or any successor or replacement collateral agent acting in such capacity.

“Interest Period” means the period commencing on and including an Interest Payment Date and ending on and including the day immediately preceding the next succeeding Interest Payment Date, with the exception that the first Interest Period shall commence on and include the Issue Date and end on and include [day before ISSUE DATE + 3 MONTHS].

“Investment Grade Status” shall occur when the Notes receive a rating of “BBB-” or higher from S&P (or its equivalent under any successor rating categories of S&P) and a rating of “Baa3” or higher from Moody’s (or its equivalent under any successor rating categories of Moody’s) or, if either such entity ceases to rate the Notes for reasons outside the normal control of the Company, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization”, as that term is used in Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by the Company as a replacement agency.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees by the referent Person of, and Liens on any assets of the referent Person securing, Indebtedness or other obligations of other Persons), advances or capital contributions (excluding commission, travel and similar advances to directors, officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with IFRS; provided, however, that the following shall not constitute Investments: (i) extensions of trade credit or other advances to customers or suppliers on commercially reasonable terms in accordance with normal trade practices or otherwise in the ordinary course of business, (ii) Hedging Obligations and (iii) endorsements of negotiable instruments and documents in the ordinary course of business. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in Section 4.07 of this Indenture.

“Issue Date” means [                    ], 201[    ].

“Joint Venture” means any joint venture entity (a) that is a Person other than an individual or Subsidiary of the Company and (b) in which the Company or a Restricted Subsidiary of the Company holds or acquires an ownership interest (whether by way of Capital Stock or otherwise).

“Junior Priority Intercreditor Agreement” means, with respect to Indebtedness that is secured by a Lien that is junior in priority to the Second Liens, an intercreditor agreement subordinating such Liens to the Second Liens on substantially the same terms as the Intercreditor Agreement (or terms not materially less favorable to the Holders of the Notes as if they were “First Lien Obligations” thereunder), including substantially the same terms with respect to the limitation on enforcement and release of Guarantees.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in Paris, France, London, England, Frankfurt, Germany, New York, New York or at a place of payment with respect to the Notes are authorized by law, regulation or executive order to remain closed.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a precautionary financing statement respecting a lease not intended as a security agreement) or any assignment of (or agreement to assign) any right to income or profits from any assets by way of security.

“Major Banks” means (i) with respect to any U.S. dollar-denominated Notes, four major banks in the London interbank market and (ii) with respect to any euro-denominated Notes, four major banks in the Eurozone interbank market.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Multi-Physics (Airborne)” means the Multi-physics Airborne business unit of the Group.

“Net Income” means, with respect to any Person, the net income (or loss) of such Person, determined in accordance with IFRS and before any reduction in respect of preferred stock dividends, excluding, however, (a) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (i) any Asset Sale (including, without limitation, dispositions pursuant to sale-and-leaseback transactions) or (ii) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (b) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (without duplication) the following: (a) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, sales commissions, recording fees, title transfer fees, title insurance premiums, appraiser fees, other out-of-pocket expenses and costs incurred in connection with preparing such asset for sale) and any relocation expenses incurred as a result thereof, (b) taxes paid or estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements that will result in a reduction in consolidated tax liability), (c) amounts required to be applied to the repayment of Indebtedness (other than under a revolving credit facility) secured by a Lien on the asset or assets that were the subject of such Asset

Sale and (d) any reserve (including any reserve against any liabilities associated with such Asset Sale and retained by the Company or the relevant Restricted Subsidiary) established in accordance with IFRS or any amount placed in escrow, in either case for adjustment in respect of the sale price of such asset or assets, until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Company or its Restricted Subsidiaries from such escrow arrangement, as the case may be.

“Non-Recourse Debt” means Indebtedness (a) as to which neither the Company nor any of its Restricted Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or is otherwise directly or indirectly liable (as a guarantor or otherwise) or (ii) constitutes the lender, (b) no default with respect to which (including any rights the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) the holders of Indebtedness of the Company or any of its Restricted Subsidiaries (other than the Notes) to declare a default on such Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity and (c) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

“Notes Documents” means this Indenture, the Notes, the Subsidiary Guarantees, the Security Documents, the Intercreditor Agreement and any Additional Intercreditor Agreement.

“Notes” has the meaning set forth in the Recital of this Indenture, and any increase in any such Notes to account for the payment of PIK Interest hereunder.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of any of the foregoing, in each case payable under the documentation governing any Indebtedness.

“Obligors” means the Company and the Guarantors.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Chief Administrative Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements of Section 12.04 hereof.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 12.04 hereof. Unless otherwise provided in this Indenture, the counsel may be an employee of or counsel to the Company, any Subsidiary of the Company or the Trustee.

“Original Holders” means a beneficial holder of an Original Note.

“Other Pari Passu Lien Obligations” means other Indebtedness of the Company and the Restricted Subsidiaries that is equally and ratably secured with the Notes and is designated by the Company as an Other Pari Passu Lien Obligation.

“Pari Passu Indebtedness” means, with respect to any Net Proceeds from Asset Sales, Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness subordinated in right of payment to the Notes or the Subsidiary Guarantees) the terms of which require the Company or such Restricted Subsidiary to apply such Net Proceeds to offer to purchase such Indebtedness.

“Pari Passu Intercreditor Agreement” means an intercreditor agreement between, among others, the Company, the Guarantors, the Collateral Agent and each additional authorized representative and collateral agent from time to time party thereto, and substantially in the form attached as Exhibit F.

“Participant” means with respect to Euroclear or Clearstream, a Person who has an account with Euroclear or Clearstream, respectively.

“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Permitted Business Restructuring” means the reorganization for efficiency and business integration purposes and for the implementation of cash-pooling arrangements where the centralizing entity is an Obligor, so long as (a) such Permitted Business Restructuring does not (i) materially impair the Collateral or the security interests in the Collateral vis-à-vis the Holders or (ii) materially reduce (on a pro forma basis for the most recent period of four fiscal quarters of the Company) the consolidated revenue of the Company or any other Obligor and (b) after giving effect to the Permitted Business Restructuring, the Company otherwise complies with Article 5 and Sections 6.01(f) and 10.03; provided that in no case shall a Permitted Business Restructuring involve the creation of or transactions with an Unrestricted Subsidiary.

“Permitted Closing Steps” means the transactions set forth in the implementation memorandum detailing the steps necessary to consummate the transactions approved under the Confirmation Order and the Safeguard Plan delivered prior to the Restructuring Effective Date.

“Permitted Guarantees” means any guarantee:

(a)    guaranteeing or securing the Notes or the guarantee of any Guarantor thereof,

(b)    guaranteeing or securing the First Lien Notes or the guarantee of any guarantor thereof,

(c)    in favor of the Company or a Guarantor,

(d)    guaranteeing Indebtedness incurred pursuant to clause (a) of the second paragraph of Section 4.09 of this Indenture,

(e)    arising under the French Revolving Facility Agreement not to exceed the Termed Out Amount, or

(f)    guaranteeing Indebtedness of any Permitted Joint Venture; provided that the aggregate amount of such Indebtedness guaranteed by Permitted Guarantees under this clause (f) then outstanding does not exceed $100,000,000 less the total amount of Permitted Investments incurred pursuant to clause (h) of the definition thereof.

“Permitted Holders” means (a) Alden Global Capital; Attestor Capital LLP; Aurelius Capital Management, LP; Boussard & Gavaudan Asset Management, LP; Contrarian Capital Management, L.L.C.; Third Point LLC; with respect to any of the foregoing, its Affiliates and funds, entities, accounts or partnerships managed, advised or sub-advised by it or its Affiliates; and any group (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of which any of the foregoing are members; provided that, without giving effect to the existence of such group or any other group, the foregoing collectively beneficially own (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, more than 35% of the voting power of the outstanding Voting Shares of the Company and (b) any person who is acting as an underwriter in connection with a public or private offering of Capital Stock of the Company, acting in such capacity. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(a)    any Investment in the Company (including, without limitation, any acquisition of the Notes) or in a Restricted Subsidiary of the Company, other than any Investment described in clause (i) of the definition of “Restricted Payments”,

(b)    any Investment in cash or Cash Equivalents,

(c)    any Investment by the Company or any Restricted Subsidiary of the Company in a Person if as a result of such Investment (i) such Person becomes a Restricted Subsidiary of the Company or (ii) such Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its properties or assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company,

(d)    any Investment made as a result of the receipt of non-cash consideration from (i) an Asset Sale that was made pursuant to and in compliance with Section 4.10 hereof or (ii) a disposition of assets that does not constitute an Asset Sale,

(e)    Investments in stock, obligations or securities received in settlement of any claim or debts owing to the Company or any Restricted Subsidiary as a result of bankruptcy or insolvency proceedings or received in satisfaction of any judgment or in settlement of any claim in circumstances where the Company does not expect it would receive cash payment in a timely manner, or upon the foreclosure, perfection or enforcement of any Lien in favor of the Company or any Restricted Subsidiary, in each case as to any claim or debts owing to the Company or any Restricted Subsidiary that arose in the ordinary course of business of the Company or any such Restricted Subsidiary, provided that any stocks, obligations or securities received in settlement of any claim or debts that arose in the ordinary course of business (and received other than as a result of bankruptcy or insolvency proceedings or received in satisfaction of any judgment or in settlement of any claim in circumstances where the Company does not expect it would receive cash payment in a timely manner, or upon foreclosure, perfection or enforcement of any Lien) that are, within 180 days of receipt, converted into cash or Cash Equivalents shall be treated as having been cash or Cash Equivalents at the time received,

(f)    Investments in Argas Ltd. and any other Affiliate organized in a foreign jurisdiction that is required by the applicable laws and regulations of such foreign jurisdiction or its governmental agencies, authorities or state-owned businesses to be majority owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction or another foreign jurisdiction in order for such Affiliate to transact business in such foreign jurisdiction, provided that such Investments, when taken together with all other Investments made pursuant to this clause (f) that are at the time outstanding, do not exceed 20% of Consolidated Tangible Net Worth,

(g)    Investments in any Person in exchange for, or out of the net cash proceeds of, an issue or sale by the Company of Equity Interests (other than Disqualified Stock),

(h)    other Investments in any Person (other than an individual) or any Permitted Joint Venture having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (g) that are at the time outstanding, do not exceed $100,000,000 less the total amount of Permitted Guarantees incurred pursuant to clause (f) of the definition thereof,

(i)     any loans to Seabed Geosolutions B.V. in an aggregate principal amount not to exceed $50,000,000 outstanding at any time,

(j)    Investments in connection with the Permitted Business Restructuring or the Permitted Closing Steps,

(k)    any loan required to give effect to cash-pooling arrangements implemented pursuant to the Permitted Business Restructuring, and

(l)     any non-cash consideration received from a Qualifying Business Disposal.

“Permitted Joint Venture” means:

(a)     any Joint Venture listed on Schedule III; or

(b)     any Joint Venture where:

(i)     no Default or Event of Default shall have occurred and be continuing on the date of, or would occur as a consequence of, the acquisition of or investment in, or transfer or loan to, or the guarantee or creation of a Lien in respect of obligations of, such Joint Venture;

(ii)     the Joint Venture carries on or is engaged in a Similar Business; and

(iii)     the Joint Venture does not have any material contingent off-balance sheet, environmental, litigation or other liability except to the extent for which adequate reserves are being maintained in accordance with IFRS and/or in respect of which the relevant vendor (if any) has provided an indemnity.

“Permitted Liens” means:

(a)    Liens securing Indebtedness incurred pursuant to clause (a) of the second paragraph of Section 4.09 hereof; provided that such Liens are subject to an Applicable Intercreditor Agreement;

(b)    First Liens securing the First Lien Notes;

(c)    Second Liens securing Indebtedness incurred pursuant to clause (d) of the second paragraph of Section 4.09;

(d)    Liens securing Indebtedness incurred pursuant to clause (m) of the second paragraph of Section 4.09 hereof; provided that such Liens extend only to (i) in the case of Indebtedness incurred under clause (m)(i) thereof, working capital assets of the Restricted Subsidiary that incurred such local working capital facility or (ii) in the case of Indebtedness incurred under clause (m)(ii) thereof, the streamers and/or marine equipment financed by such Indebtedness;

(e)    Liens securing Indebtedness incurred pursuant to clause (o) of the second paragraph of Section 4.09 hereof; provided that, such Liens extend only to the property or assets securing such Indebtedness immediately following the Restructuring Effective Date;

(f)    Liens in favor of the Company and its Restricted Subsidiaries;

(g)    Liens on any property or asset of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company (including Liens securing Indebtedness incurred pursuant to clause (n) of the second paragraph of Section 4.09 hereof), provided that such Liens were in existence prior to such merger or consolidation, were not created in contemplation of it and do not extend to any property or asset of the Company or any of its Restricted Subsidiaries other than those of the Person merged into or consolidated with the Company or any of its Restricted Subsidiaries;

(h)    Liens on any property or asset existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company (including Liens securing Indebtedness incurred pursuant to clause (n) of the second paragraph of Section 4.09 hereof), provided that such Liens were in existence prior to such acquisition, were not created in contemplation of it and do not extend to any other property or asset of the Company or any of its Restricted Subsidiaries;

(i)    Liens securing the performance of statutory obligations, surety or appeal bonds, bid or performance bonds, insurance obligations or other obligations of a like nature incurred in the ordinary course of business or counter-indemnities in respect of such obligations;

(j)    Liens securing Hedging Obligations;

(k)    Liens securing Indebtedness (including Capital Lease Obligations) permitted by clause (g) of the second paragraph of Section 4.09 hereof, provided that such Liens extend only to the property, plant or equipment financed by such Indebtedness;

(l)    any interest or title of a lessor under an operating lease;

(m)    Liens arising by reason of deposits or other required cash collateral necessary to obtain standby letters of credit or bank guarantees, in each case in the ordinary course of business and trading, including in respect of obligations of a type described under clause (i) of this definition;

(n)    Liens on real or personal property or assets of the Company or a Restricted Subsidiary thereof to secure Indebtedness incurred for the purpose of (i) financing all or any part of the purchase price of such property or assets incurred prior to, at the time of, or within 90 days after, the acquisition of such property or assets or (ii) financing all or any part of the cost of construction or improvement of any such property or assets, provided that the amount of any such financing shall not exceed the amount expended in the acquisition of, or the construction of, such property or assets and such Liens shall not extend to any other property or assets of the Company or a Restricted Subsidiary (other than any associated accounts, contracts and insurance proceeds);

(o)    judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceeding which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired;

(p)    Liens securing Indebtedness of the Company or any Restricted Subsidiary of the Company that does not exceed at any time outstanding $12,500,000;

(q)    Liens securing Acquired Indebtedness incurred pursuant to the first paragraph of Section 4.09 hereof or clause (n) of the second paragraph of Section 4.09 hereof, provided that such Liens (1) secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, such incurrence, and (2) do not extend to any property or asset of the Company or any of its Restricted Subsidiaries other than the property or asset that secured the Acquired Indebtedness prior to the time that it became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company;

(r)    Liens securing Permitted Refinancing Indebtedness with respect to any Indebtedness previously secured by Liens referred to in clauses (b), (c), (g), (h) and (q) above and this clause (r);

(s)    Liens for taxes, assessments or governmental charges or claims, in an aggregate amount outstanding not to exceed $100,000,000, that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded provided that any reserve or other appropriate provision as is required in conformity with IFRS has been made therefor;

(t)    any netting or set-off arrangement entered into by (i) any member of the Group in the ordinary course of its cash management arrangements for the purpose of netting debit credit balances or (ii) Liens on assets or property securing Treasury Transactions that are (x) spot or forward delivery foreign exchange contracts entered into in the ordinary course of business and not for speculative purposes or (y) any Treasury Transaction entered into for the hedging of actual or projected real expenditures arising in the ordinary course of business of a member of the Group and not for speculative purposes;

(u)    easements, rights-of-way, restrictions, encroachments and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of any member of the Group or result in a material diminution in the value of any Collateral;

(v)    Liens over rental deposits in respect of any property leased or licensed by a member of the Group in the ordinary course of business;

(w)    any zoning or similar law or right reserved to or vested in any government authority to control or regulate the use of any real property;

(x)    Liens securing obligations (other than obligations representing Indebtedness) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Group;

(y)    Liens over bank accounts granted in the ordinary course of business pursuant to such bank’s standard terms and conditions for deposit accounts;

(z)    Liens securing a Capital Lease Obligation in connection with a Galileo Transaction; provided that such Liens extend only to such building; and

provided that, notwithstanding anything to the contrary herein, any Liens on Collateral pursuant to clauses (d), (p) or (q) hereof shall be junior in priority to the Second Liens and subject to Junior Priority Intercreditor Agreement; provided, further, that any Permitted Liens on Collateral that are senior to the Second Liens shall be equal in priority to the First Liens and subject to the Intercreditor Agreement.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries; provided, however, that

(a)    the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus premium, if any, and accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of expenses incurred in connection therewith);

(b)    such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(c)    if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable, taken as a whole, to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(d)    no Permitted Refinancing Indebtedness shall have materially greater guarantees or security, taken as a whole, than the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded (it being agreed that such guarantees or security may be different);

(e)    (x) if the obligors in respect of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded are comprised solely of Obligors, then the obligors in respect of such Permitted Refinancing Indebtedness shall not include any Restricted Subsidiaries that are not Obligors, (y) if the obligors in respect of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded are comprised solely of Subsidiaries that are not Obligors, then the obligors in respect of such Permitted Refinancing Indebtedness shall not include any Obligors and (z) if the obligors in respect of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded include both Obligors and Subsidiaries that are not Obligors, then such Permitted Refinancing Indebtedness shall not have any members of the Group as obligors that are greater than the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(f)    if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is secured by any Lien on any property or assets of the Group (whether senior, pari passu or junior to the Liens of the Secured Parties), such Permitted Refinancing Indebtedness may be secured by a Lien on such collateral on terms not materially less favorable to the Secured Parties than those contained in the documentation governing such Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other entity.

“Pledge and Security Agreement (U.S.)” means the Pledge and Security Agreement (U.S.), dated as of the Issue Date, among the Company, the other Subsidiaries party thereto and the U.S. Collateral Agent for the benefit of the Secured Parties.

“Private Placement Agreement” means the Private Placement Agreement, dated as of June 26, 2017, by and among the Company, the Subsidiaries of the Company party thereto, Lucid Issuer Services Limited, as private placement agent, and each Commitment Party (as such term is defined therein) thereto (as amended, supplemented or otherwise modified from time to time).

“Qualifying Business Disposal” means a sale, demerger or other disposal of all or any portion of a business of the Group, including any reorganization of such business (including by means of intra-Group transfers of assets and liabilities) as is required or advisable in connection with such sale, demerger or other disposal; provided that such sale, demerger or other disposal:

(a)     relates only to the property or assets of non-Obligors or Capital Stock issued by non-Obligors not constituting Collateral;

(b)     does not involve, in the aggregate with all other such sales, demergers and other disposals, a business or businesses (or any portion of such business or businesses) the attributable EBITDA of which constituted greater than 15% of the Group’s consolidated EBITDA during the most recently ended Relevant Period; provided that such sales, demergers and other disposals involving the Group’s Geology, Geophysics & Reservoir (GGR) business segment shall not, in the aggregate, exceed $100 million;

(c)     is made for fair market value;

(d)    is made for consideration of the kind used or usable in a Similar Business; and

(e)    is consummated pursuant to a binding agreement entered into on or after the date that is six months following the Restructuring Effective Date.

“Record Date” for the interest payable on any applicable Interest Payment Date, the 15th day preceding such Interest Payment Date (whether or not a Business Day); provided, however, that interest payable at maturity of the Notes shall be payable to the person to whom principal thereof shall be payable.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S Global Note” means a permanent global note that contains the applicable restricted legends referred to in the form of the Note attached hereto as Exhibit A-1 or Exhibit A-2, and that is deposited with the Common Depositary and registered in the name of the Common Depositary or its nominee, representing Notes originally issued or transferred in reliance on Regulation S.

“Relevant Period” means (a) each period of twelve months ending on the last day of the Company’s fiscal year and (b) each period of twelve months ending on the last day of each financial quarter of the Company’s fiscal year.

“Relevant Resolution Authority” means the resolution authority with the ability to exercise any Bail-in Powers in relation to the relevant BRRD Party.

“Responsible Officer”, when used with respect to the Trustee, means any officer within the Corporate Trust Office (or any successor corporate trust office of the Trustee) and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject and, in each case, having direct responsibility for the administration of this Indenture.

“Restricted Global Notes” means the IAI Global Note, the Rule 144A Global Note, and the Regulation S Global Note, and each of which is required to bear the legend set forth in Section 2.08(f) hereof.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

“Restructuring Effective Date” means [●], 2018.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw Hill Companies, Inc. or any successor to the rating agency business thereof.

“Safeguard Plan” means the safeguard procedure (procédure de sauvegarde) before the Commercial Court of Paris under articles L.620-1 ff. of the French Code de commerce approved on or prior to the Restructuring Effective Date with respect to implement the financial restructuring of the Company.

“SEC” means the Securities and Exchange Commission.

“Second Liens” means the Liens on the Collateral granted by the Company and the Guarantors to the applicable Collateral Agent (if applicable, also acting in the name of the Holders and other Secured Parties) to secure the payment and performance of all or any Security Agreement Obligations, and all replacements, renewals and other modifications of such Liens.

“Section 1145 Global Notes” shall have the meaning assigned to such term in Section 2.01(a).

“Secured Parties” means the Collateral Agent, the International Security Agent, the Trustee, the Agents and the Holders.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security” means a mortgage, charge, pledge, lien, assignment or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Agreement Obligations” shall have the meaning assigned thereto in the Security Agreement but shall in any event include the Obligations.

“Security Documents” means the Pledge and Security Agreement (U.S.), the Share Pledge Agreements, the Dutch Security Agreements and each of the security agreements, mortgages and other instruments and documents listed on Schedule V hereto or executed and delivered pursuant to any of the foregoing or pursuant to Section 4.27, together with any other document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Notes Documents.

“Security Interests” means the Liens on the Collateral created by the Security Documents in favor of the Collateral Agent for the benefit of the Trustee, the Agents and the Holders.

“Senior Notes” means the 5.875% Senior Notes due 2020, 6 1⁄2% Senior Notes due 2021 and 6.875% Senior Notes due 2022 of the Company.

“Share Pledge Agreements” means (a) each share pledge agreement, dated as of the Issue Date, between the applicable pledgor and the Collateral Agent or the International Security Agent (if applicable, each also acting in the name of the Holders and other Secured Parties) in respect of the applicable Shares, and (b) each other share pledge agreement executed and delivered in connection with the terms of this Indenture or any other Security Document.

“Shares” means all the issued shares owned by any Obligor in the capital of (a) each Domestic Subsidiary that is a Guarantor, (b) Sercel Holding, (c) CGG Services S.A.S., (d) Sercel S.A.S., (e) CGG Services (UK) Ltd., (f) CGG Data Services SA, (g) CGG Marine Resources Norge AS, (h) CGG Marine B.V., (i) CGG Holding I (UK) Limited, (j) CGG Holding II (UK) Limited and (k) each direct Domestic Subsidiary of the Company or any Guarantor (other than STX Corp., Geosensor Corp., GRC Singapore LLC, GRC Mexico LLC and GRC Dubai LLC); provided that, to the extent that the constitutional documents of or contractual arrangements relating to such subsidiary restrict or prohibit any transfer of its Equity Interests or the granting or enforcement of security interests in the Collateral (as such constitutional documents or contractual arrangements are in effect on the Issue Date or, if later, the date on which such Equity Interests are acquired by the applicable Obligor or Obligors, so long as such restriction or prohibition was not created in contemplation of such acquisition), only such Equity Interests (if any) that may be pledged without violating such constitutional documents or such contractual arrangements will constitute “Shares”.

“Significant Subsidiary” means any Restricted Subsidiary of the Company that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of this Indenture.

“Similar Business” means (x) a business substantially the same as that carried on by the Company and its Restricted Subsidiaries; (y) the business of providing services or software products to the oil and gas industry or manufacturing equipment for use by the oil and gas industry; or (z) any business that is reasonably complementary (notably in terms of use of the portfolio of technology and knowhow of the Company and its Restricted Subsidiaries) or related thereto as determined in good faith by the Board of Directors).

“SN Interest Termed Out Amount” means the amount of Accrued Senior Note Interest that remains outstanding immediately following the Restructuring Effective Date.

“Specified Disposals” means the transactions set out on Schedule I to this Indenture.

“Specified Liquidation Entities” means those entities set out on Schedule II to this Indenture.

“Stated Maturity” means, with respect to any mandatory sinking fund or other installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Strategic Assets” means assets or rights (other than assets that would be classified as current assets in accordance with IFRS) of the kind used or usable by the Company or its Restricted Subsidiaries in a Similar Business.

“Subsidiary” means, with respect to any Person, (a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof), (b) any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof) and (c) any other Person whose results for financial reporting purposes are consolidated with those of such Person in accordance with IFRS.

“Subsidiary Guarantee” means the guarantee by each Guarantor of the Company’s obligations under this Indenture and the Notes, executed pursuant to Article 10 hereof.

“Termed Out Amount” means claims of certain lenders that initially arose under the French Revolving Facility Agreement that remain outstanding immediately following the Restructuring Effective Date.

“TIA” means the Trust Indenture Act of 1939 as in effect on the date on which this Indenture is qualified under the TIA.

“Total Debt” means, at any time (without double counting), the aggregate principal amount of Indebtedness of the Group on a consolidated basis in respect of (a) moneys borrowed in respect of bank debt (including, for the avoidance of doubt, any such debt under the French Revolving Facility Agreement); (b) all amounts outstanding under the Notes Documents and any First Lien Obligations that are secured by a First Lien (including those arising under the First Lien Notes Indenture, the First Lien Notes, the guarantees of the First Lien Notes, security documents in respect of the First Lien Notes), Other Pari Passu Lien Obligations and Indebtedness that is secured by a junior priority lien; (c) any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument; (d) any amount raised pursuant to any issue of Disqualified Stock and all obligations to purchase, retire, defease or otherwise acquire for value any share capital of any person or any warrants, rights or options to acquire such share capital; (e) the amount of any liability in respect of any advance or deferred purchase agreement if the primary reason for entering into such agreement is to raise finance; (f) receivables sold or discounted (other than on a non-recourse basis); (g) any agreement or option to re-acquire an asset if the primary reason for entering into such agreement or option is to raise finance and (h) any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing (excluding any Capital Lease Obligation), except for financing by trade creditors; provided that any indebtedness for or in respect of any Permitted Guarantee shall not be included in the calculation of “Total Debt” hereunder to the extent such indebtedness is not due and payable.

“Total First Lien Debt” means Indebtedness of the Group on a consolidated basis of the type referred to in the definition of “Total Debt” that (a) is secured by a first-priority Lien on the Collateral and not contractually subordinated to obligations under the Notes or the Subsidiary Guarantees as of such date, (b) is or has been incurred pursuant to clauses (a), (b) or (o) of the second paragraph of Section 4.09 hereof, or (c) is or has been incurred by a Restricted Subsidiary that is not the Company or a Guarantor; provided that any Indebtedness for or in respect of any Permitted Guarantee shall not be included in the calculation of “Total First Lien Debt” hereunder to the extent such indebtedness is not due and payable.

“Transfer Restricted Securities” means securities that bear or are required to bear the legend set forth in Section 2.08(f) hereof.

“Treasury Transaction” means any derivative transaction entered into pursuant to a Hedging Agreement in connection with protection against or benefit from fluctuation in any rate or price.

“Trustee” means the party named as such in the first paragraph of this Indenture until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution and any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate a Subsidiary as an Unrestricted Subsidiary only to the extent that such Subsidiary at the time of such designation (a) has no Indebtedness other than Non-Recourse Debt, (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless such agreement, contract, arrangement or understanding does not violate Section 4.11 hereof, and (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions and was permitted by Section 4.07 hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date pursuant to Section 4.09 hereof, the Company shall be in default of such covenant). The Board of Directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary, provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if: (1) such Indebtedness is permitted under Section 4.09 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (2) no Default or Event of Default would be in existence following such designation.

“U.S. Collateral Agent” means The Bank of New York Mellon, as U.S. collateral agent in connection with Collateral within the United States, or any successor or replacement collateral agent acting in such capacity.

“U.S. Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at or as of any time for the determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as quoted by Reuters (or, if Reuters ceases to provide such spot quotations, by any other reputable service as is providing such spot quotations, as selected by the Company) at approximately 11:00 a.m. (New York City time) on the date not more than two Business Days prior to such determination.

“U.S. Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors, managers or trustees of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person to the extent that all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares and Capital Stock held by other statutorily required minority shareholders) shall at the time be owned directly or indirectly by such Person.

SECTION 1.02.    OTHER DEFINITIONS.

Term	Defined in Section
“Additional Amounts”	4.19
“Additional Guarantor”	4.25
“Additional Intercreditor Agreement”	4.25
“Affiliate Transaction”	4.11
“Agreement Currency”	4.20
“Asset Sale Offer”	3.09
“Change of Control Offer”	4.15
“Change of Control Payment”	4.15
“Change of Control Payment Date”	4.15
“Code”	4.19
“Covenant Defeasance”	8.03
“Definitive Notes Legend”	2.08
“Distribution Compliance Period”	2.01
“Event of Default”	6.01
“Excess Proceeds”	4.10
“FATCA Withholding”	4.19
“Global Notes”	2.01
“incur” or “incurrence”	4.09
“IAI Global Notes”	2.01
“Judgment Currency”	4.20
“Legal Defeasance”	8.02
“merger”	1.04
“Offer Amount”	3.09
“Offer Period”	3.09
“Other Company Indebtedness”	4.13
“Parallel Obligations”	11.02
“Paying Agent”	2.05
“Payment Default”	6.01
“Permitted Denominations”	2.01
“PIK Interest”	2.03
“Principal Obligations”	11.02
“Purchase Date”	3.09
“QIB”	2.08
“Registered Notes Legend”	2.08
“Registrar”	2.05
“Regulation S Global Notes”	2.01
“Regulation S Legend”	2.08
“Restricted Payments”	4.07
“Rule 144A Global Notes”	2.01
“Taxes”	4.19
“Relevant Taxing Jurisdiction”	4.19
“Suspended Provisions”	4.23

SECTION 1.03.    INCORPORATION BY REFERENCE OF TRUST INDENTURE ACT

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture. Any terms incorporated in this Indenture that are defined by the TIA, defined in the TIA by reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

SECTION 1.04.    RULES OF CONSTRUCTION.

Unless the context otherwise requires:

(1)    a term has the meaning assigned to it;

(2)    an accounting term not otherwise defined has the meaning assigned to it in accordance with IFRS;

(3)    “or” is not exclusive;

(4)    whenever the term “include” or “including” is used in this Indenture, it shall mean “including, without limitation,” (whether or not such language is specifically set forth) and shall not be deemed to limit the range of possibilities to those items specifically enumerated;

(5)    words in the singular include the plural, and in the plural include the singular;

(6)    provisions apply to successive events and transactions;

(7)    the term “merger” includes a fusion, an amalgamation, a compulsory share exchange, a conversion of a corporation into another business entity and any other transaction having effects substantially similar to a merger under the General Corporation Law of the State of Delaware;

(8)    references to “France” are to the French Republic; and

(9)    references to sections of or rules under the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time.

Whenever the covenants or default provisions or definitions in this Indenture refer to an amount in U.S. dollars or euros, that amount will be deemed to refer to the U.S. Dollar Equivalent or Euro Equivalent, as applicable, of the amount of any obligation denominated in any other currency or currencies, including composite currencies.

The U.S. Dollar Equivalent or the Euro Equivalent for any purpose under this Indenture will be determined as of a date of determination as described in the definition of “U.S. Dollar Equivalent” or “Euro Equivalent”, as applicable, in Section 1.01 and, in any case, no subsequent change in the U.S. Dollar Equivalent or the Euro Equivalent after the applicable date of determination will cause such determination to be modified.

ARTICLE 2

THE NOTES

SECTION 2.01.    FORM AND DATING.

The Notes shall be issued only in registered form. The Notes and the Trustee’s certificates of authentication shall be substantially in the form of Exhibit A-1 (in the case of U.S. denominated Notes) and Exhibit A-2 (in the case of euro-denominated Notes) hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication. Notes shall be issued in registered, global form in minimum denominations of (i) in the case of U.S. dollar-denominated Notes, $200,000 and integral multiples of $1,000 in excess thereof or (ii) in the case of euro-denominated Notes, €100,000 and integral multiples of €1,000 in excess thereof (collectively, “Permitted Denominations”).

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture, and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. Notwithstanding the foregoing, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(a)    Global Notes. The Original Notes will be offered and sold by the Company pursuant to the Private Placement Agreement or issued in respect of certain Accrued Senior Note Interest accrued prior to the Restructuring Effective Date. The Original Notes will be (A) offered and sold pursuant to the Private Placement Agreement initially only to (i) QIBs in reliance on Rule 144A and (ii) Persons other than U.S. Persons (as defined in Regulation S) in reliance on Regulation S and (B) issued in respect of certain Accrued Senior Note Interest pursuant to Section 1145. The Original Notes may thereafter be transferred to, among others, QIBs, Institutional Accredited Investors and purchasers in reliance on Regulation S, subject to the restrictions on transfer set forth herein, and the Original Notes issued pursuant to Section 1145 may thereafter be transferred without restrictions on transfer. Original Notes initially sold pursuant to Rule 144A shall be issued initially in the form of one or more permanent global notes in definitive, fully registered form (collectively, the “Rule 144A Global Note”); Original Notes resold to Institutional Accredited Investors shall be issued initially in the form of one or more permanent global notes in definitive, fully registered form (collectively, the “IAI Global Note”); Original Notes initially sold pursuant to Regulation S shall be issued initially in the form of one or more permanent global notes in definitive, fully registered form (collectively, the “Regulation S Global Note”); and Original Notes

initially sold pursuant to Section 1145 will be issued initially in the form of one or more permanent global notes in definitive, fully registered form (collectively, the “Section 1145 Global Note”), in each case without interest coupons and with the global securities legend and the applicable restricted, Regulation S or Section 1145 securities legend set forth in Exhibit A-1 or Exhibit A-2 hereto. The Rule 144A Global Notes, the IAI Global Notes, the Regulation S Global Notes and the Section 1145 Global Notes are collectively referred to herein as the “Global Notes”.

The Global Notes shall be deposited upon issuance with The Bank of New York Mellon, London Branch, as common depositary for the Depositories and registered in the name of the nominee of the Common Depositary for the accounts of Euroclear or Clearstream.

Beneficial interests in the Rule 144A Global Notes may not be exchanged for beneficial interests in the Regulation S Global Notes or the IAI Global Notes at any time except in the limited circumstances as provided in Section 2.08. Beneficial interests in the IAI Global Notes may not be exchanged for beneficial interests in the Regulation S Global Notes or the Rule 144A Global Notes at any time except in the limited circumstances provided in Section 2.08. Beneficial interests in a Regulation S Global Note will be exchangeable for beneficial interests in a Definitive Note only after the expiration of the period through and including the 40th day after the later of the commencement and the closing of this offering (the “Distribution Compliance Period”) and then only in compliance with the requirements provided for in Section 2.08. Beneficial interests in the Section 1145 Global Note may not be exchanged for beneficial interests in the Regulation S Global Notes, the Rule 144A Global Notes or the IAI Global Notes at any time except in the limited circumstances provided in Section 2.08. Beneficial interests in the Regulation S Global Notes, the Rule 144A Global Notes or the IAI Global Notes may not be exchanged for beneficial interests in the Section 1145 Global Note at any time. Beneficial interests in the Global Notes may not be exchanged for Definitive Notes except in the limited circumstances provided in Section 2.08.

Each Global Note shall represent such of the outstanding Notes as shall be specified therein, and each shall provide that it shall represent the aggregate amount of outstanding Notes from time to time endorsed thereon and that the aggregate amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, redemptions, repurchases and transfers of interests. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the amount of outstanding Notes represented thereby shall be made by the Trustee or the Common Depositary, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.08 hereof.

(b)    Euro-denominated Notes. Certain Original Holders have been allocated euro-denominated Original Notes at their election pursuant to Section 2.11 of the Private Placement Agreement. All euro-denominated Notes and U.S. dollar-denominated Notes are separate series of Notes, but shall be treated as a single class of securities for all purposes under this Indenture (including, without limitation, with respect to voting rights, waivers, amendments, redemptions and offers to purchase) except as expressly set forth herein. For purposes of this Indenture, all references to Notes to be issued or authenticated upon transfer, replacement or exchange shall be deemed to refer to Notes of the applicable series.

(c)    Book-Entry Provisions. Participants shall have no rights either under this Indenture with respect to any Global Note held on their behalf by the Common Depositary or under such Global Note, and the Common Depositary (or its nominee, if the Common Depositary is not the Holder) may be treated by the Company, the Trustee and any Agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever (except for the determination of Additional Amounts payable pursuant to Section 4.19 hereof). Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any Agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Participants, the operation of customary practices of such Depository governing the exercise of the rights of an owner of a beneficial interest in any Global Note. Ownership interests in the Global Notes will be limited to Participants and Indirect Participants. Book-entry interests in the Global Notes will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by the Common Depositary, Euroclear or Clearstream and their respective Participants. The Applicable Procedures shall be applicable to book-entry interests in Global Notes.

SECTION 2.02.    FLOATING RATE INTEREST.

(a)    Each Note will bear interest from the Issue Date until maturity at a rate per annum, reset quarterly, equal to the sum of (i) the Applicable Variable Rate on the Determination Date plus (ii) 12.50%, as determined by the Calculation Agent in accordance with this Indenture. The Notes will bear interest from the most recent date to which interest has been paid or provided for or, if no interest has been paid or provided for, from the Issue Date. In respect of Additional Notes, references to the Issue Date shall mean the issue date of such Additional Notes or such other date as indicated in such Additional Notes. Interest shall be payable quarterly in arrears on each Interest Payment Date in accordance with Section 2.03 hereof to the person in whose name the Notes were registered at the close of business on the Record Date. Interest will be computed on the basis of the actual number of days in the year and the actual number of days elapsed.

(b)    As soon as reasonably practicable upon determination, the Calculation Agent will inform the Trustee and the Company of the interest rate for the next interest period. Absent manifest error, the determination of the interest rate by the Calculation Agent shall be binding and conclusive on the Participants, the Trustee and the Company and, in the absence of gross negligence or willful misconduct, no liability to the Participants, the Trustee, the Agents, the Company or any other party will attach to the Calculation Agent in connection with the exercise or non-exercise by it of its powers, duties, and discretions for such purposes or for any losses arising by virtue thereof.

(c)    With respect to an Interest Period, on the applicable Determination Date, the Applicable Variable Rate shall be equal to the Applicable Offered Rate for deposits as such rate appears on the Applicable Reuters Page at the Applicable Calculation Time on such Determination Date. If, on such Determination Date, such rate does not appear on the Applicable Reuters Page as of the Applicable Calculation Time, or if the Applicable Reuters Page is not available on such date, the Calculation Agent shall obtain such rate from the Applicable Bloomberg Page.

(d)    If no offered rate appears on the Applicable Reuters Page or the Applicable Bloomberg Page on the Determination Date at the Applicable Calculation Time, then the Company will select four Major Banks to provide a quotation of the Applicable Offered Rate offered by it for deposits to prime banks in the Applicable Interbank Market, on that date and at that time, that is representative of single transactions at that time. If at least two quotations are provided, the Applicable Variable Rate will be the arithmetic average of the quotations provided. Otherwise, the Company shall select three major banks in New York City and shall request each of them to provide a quotation of the Applicable Offered Rate offered by them at approximately 11:00 a.m., New York City time, on the Determination Date for loans to leading Major Banks that is representative of single transactions at that time. If three quotations are provided, the Applicable Variable Rate shall be the arithmetic average of the quotations provided. If the Major Banks selected as aforesaid by the Company are not quoting such rates as mentioned above, the Applicable Variable Rate for such Interest Period will be the Applicable Variable Rate determined with respect to the immediately preceding Interest Period.

(e)    Notwithstanding the foregoing, if at any time the Applicable Variable Rate would be less than 1.00%, then the Applicable Variable Rate shall be deemed at such time to be equal to 1.00%. All percentages resulting from any calculations in this paragraph will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one millionths of a percentage point being rounded upwards (e.g., 4.876545% (or .04876545) being rounded to 4.87655% (or .0487655)). The determination of the Applicable Variable Rate by the Calculation Agent shall, in the absence of gross negligence or willful misconduct, be final and binding on all parties.

(f)    Upon written request from any Holder of Notes, the Calculation Agent will provide the Applicable Interest Rate in effect for the Notes for the current interest period and, if it has been determined, the Applicable Interest Rate to be in effect for the next interest period. Dollar or Euro amounts, as applicable, resulting from such calculation shall be rounded to the nearest cent, with one-half cent being rounded upward.

SECTION 2.03.    CASH PAY AND PIK INTEREST.

(a)(i)     On each Interest Payment Date, (x) interest on the Notes shall be payable in cash at a rate per annum equal to the sum of (A) the Applicable Variable Rate on the Determination Date plus (B) 4.00%, as determined by the Calculation Agent in accordance with this Indenture, and (y) interest on the Notes shall be payable at a rate per annum equal to 8.50% (“PIK Interest”) through the issuance by the Company of Additional Notes having an aggregate principal amount equal to such PIK Interest as follows:

(x) with respect to Notes represented by one or more Global Notes, by (A) increasing the principal amount of the outstanding Global Notes, effective as of the applicable Interest Payment Date, by an amount equal to the amount of Additional Notes for the applicable Interest Period (rounded up to the nearest $1) or (B) by issuing Additional Notes in the form of Global Notes, dated as of the applicable interest payment date, in an aggregate principal amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest $1); and

(y) with respect to Notes represented by Definitive Notes, by issuing Additional Notes in the form of Definitive Notes, dated as of the applicable Interest Payment Date, in an aggregate principal amount equal to the amount of PIK Interest for the applicable Interest Period (rounded up to the nearest $1).

(b)     The Company will, if required by the rules and regulations of the Luxembourg Stock Exchange, promptly deliver a notice to the holders of the Notes stating the amount of PIK Interest, if any, to be paid by posting such notice (a) on the official website of the Luxembourg Stock Exchange and (b) if the Company is not otherwise required to file such notice with the SEC, on the Company’s investor relations website.

(c)    Following an increase in the principal amount of the outstanding Global Notes as a result of a payment of PIK Interest in the form of Additional Notes, the Global Notes will bear interest on such increased principal amount from and after the applicable Interest Payment Date. Any Additional Notes issued in the form of Definitive Notes will be dated as of the applicable Interest Payment Date and will bear interest from and after such date. Additional Notes issued pursuant to a payment of PIK Interest will have identical terms to the originally issued Notes except interest on such Additional Notes will begin to accrue from the date they are issued rather than the Issue Date.

(d)    The Trustee (or its authenticating agent) will, following receipt of an authentication order signed by an Officer of the Company, authenticate and deliver any Additional Notes in the form of Definitive Notes or Global Notes for original issuance to the Holders on the relevant record date, as shown by the records of the register of Holders.

SECTION 2.04.    EXECUTION AND AUTHENTICATION.

One Officer shall sign the Notes for the Company by manual or facsimile signature. If the Company has a corporate seal, it may be reproduced on the Notes and, if so, it may be in facsimile form.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual signature of an authorized signatory of the Trustee. Such signature shall be conclusive evidence that the Note has been authenticated under this Indenture. The form of Trustee’s certificate of authentication to be borne by the Notes shall be substantially as set forth in Exhibit A-1 or Exhibit A-2 hereto.

The Trustee shall authenticate (i) the Original Notes for original issue on the Issue Date in the aggregate principal amount of (a) $[●], in the case of U.S. dollar-denominated Original Notes, and (b) €[●], in the case of euro-denominated Original Notes, and (ii) Additional Notes (including any Additional Notes issued as PIK Interest pursuant to Section 2.03) for original issue from time to time after the Issue Date subject to compliance with the terms of this Indenture in such principal amounts as may be set forth in a written order of the Company described in this sentence, in each case upon a written order of the Company signed by one Officer, which written order shall specify (a) the amount of Notes to be authenticated and the date of original issue thereof and (b) the amount of Notes to be issued in global form or definitive form. The aggregate principal amount of the Notes (other than amounts paid as PIK Interest in accordance with the terms hereof) outstanding at any time may not exceed (x) $[●], in the case of U.S. dollar-denominated Original Notes, and (y) €[●], in the case of euro-denominated Original Notes, plus such additional principal amounts as may be issued and authenticated pursuant to clause (ii) of this paragraph, except as provided in Section 2.09 hereof, and incurred pursuant to the second paragraph of Section 4.09 hereof and clause (a) of the Permitted Liens definition.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with the Company, any Guarantor or an Affiliate of the Company.

SECTION 2.05.    REGISTRAR, PAYING AGENT AND CALCULATION AGENT.

The Company shall maintain one or more paying agents (each, a “Paying Agent”) for the Notes in London. For so long as the Notes are listed on the Official List of the Luxembourg Stock Exchange and admitted for trading on the Euro MTF and the rules of the Luxembourg Stock Exchange so require, the Company shall maintain a transfer agent in Luxembourg. The initial Paying Agent will be The Bank of New York Mellon, London Branch. The initial Transfer Agent will be The Bank of New York Mellon SA/NV, Luxembourg Branch in Luxembourg.

The Company shall maintain one or more registrars (each, a “Registrar”). The initial Registrar will be The Bank of New York Mellon SA/NV, Luxembourg Branch in Luxembourg. The Registrar and the transfer agent in Luxembourg shall maintain a register reflecting ownership of Definitive Notes (as defined herein) outstanding from time to time and will make payments on and facilitate transfer of Definitive Notes on behalf of the Company.

The Company may at any time designate one or more additional Paying Agents, Registrars or Transfer Agents or rescind the designation of any Paying Agent, Registrar or Transfer Agent or approve a change in the office through which any Paying Agent, Registrar or Transfer Agent acts, except that the Company will be required to maintain a paying agent as specified in the first paragraph of this Section 2.05. The Company shall give notice to each holder of Notes pursuant to Section 12.02 of any change in Paying Agents, Registrars or Transfer Agents.

The Company shall enter into an appropriate agency agreement with any Agent not a party to this Indenture, and such agreement shall incorporate the TIA’s provisions of this Indenture that relate to such Agent.

SECTION 2.06.    PAYING AGENT TO HOLD MONEY AS BANKER.

The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold as banker for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of or premium, if any, or interest on the Notes, and will notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) shall have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon the occurrence and during the continuance of any Event of Default described in clause (j), (k) or (l) of Section 6.01 hereof, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.07.    HOLDER LISTS.

The Registrar shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with Section 312(a) of the TIA. If any of the Trustee or a Paying Agent is not the Registrar, the Company shall furnish or cause the Registrar to furnish to the Trustee and each Paying Agent at least seven Business Days before each interest payment date and at such other times as the Trustee or the Paying Agent may request in writing, a list in such form and as of such date as the Trustee and the Paying Agent may reasonably require of the names and addresses of the Holders of Notes and the Company shall otherwise comply with Section 312(a) of the TIA.

SECTION 2.08.    TRANSFER AND EXCHANGE.

(a)    Transfer and Exchange of Global Notes. The transfer and exchange of the Global Notes or beneficial interests therein shall be effected through the Depository, in accordance with this Indenture and the Applicable Procedures. Beneficial interests in a Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Global Note in accordance with the Applicable Procedures and, in the case of a Transfer Restricted Security, the transfer restrictions set forth in the legend in subsection (f) of this Section 2.08. None of the Trustee or any Agent shall be responsible for monitoring any intra-Note transfers. Transfers of beneficial interests in the Restricted Global Notes to Persons required to take delivery thereof in the form of an interest in another Restricted Global Note shall be permitted as follows:

(i)    Rule 144A Global Note, Regulation S Global Note or Section 1145 Global Note to IAI Global Note. If an owner of a beneficial interest in a Rule 144A Global Note, Regulation S Global Note or Section 1145 Global Note, as applicable, wishes to transfer its beneficial interest in such Rule 144A Global Note, Regulation S Global Note or Section 1145 Global Note, as applicable, to a Person who is required or permitted to take delivery thereof in the form of an interest in a separate IAI Global Note, such owner shall, subject to the Applicable Procedures, exchange or cause the exchange of such interest for an equivalent beneficial interest in such separate IAI Global Note as provided for in this Section 2.08(a)(i). Upon receipt by the Trustee of (A) instructions given in accordance with the Applicable Procedures directing the Registrar and the Common Depositary, to credit a beneficial interest in the separate IAI Global Note equal to the beneficial interest in the Rule 144A Global Note, Regulation S Global Note or Section 1145 Global Note, as applicable, to be transferred, and (B) a certificate substantially in the form of Exhibit B-2 hereto from the transferor and a certificate substantially in the form of Exhibit C hereto from the transferee and, if such transfer is in respect of an aggregate principal amount of Notes of less than $250,000, an Opinion of Counsel reasonably acceptable to the Company, the Trustee and the Registrar that such transfer is in compliance with the Securities Act and any applicable blue sky laws of any state of the United States, then the Registrar shall adjust the register and the Common Depositary shall reduce the aggregate principal amount of the appropriate Rule 144A Global Note, Regulations S Global Note or Section 1145 Global Note, as applicable, and increase the aggregate principal amount of the IAI Global Note by the principal amount of the beneficial interest in the Rule 144A Global Note, Regulation S Global Note or Section 1145 Global Note to be transferred.

(ii)    Rule 144A Global Note, IAI Global Note or Section 1145 Global Note to Regulation S Global Note. If an owner of a beneficial interest in a Rule 144A Global Note, IAI Global Note or Section 1145 Global Note, as applicable, wishes to transfer its beneficial interest in such Rule 144A Global Note, IAI Global Note or Section 1145 Global Note, as applicable, to a Person who is required or permitted to take delivery thereof in the form of an interest in a Regulation S Global Note, whether or not before or after the Distribution Compliance Period, such owner shall, subject to the Applicable Procedures, exchange or cause the exchange of such interest for an equivalent beneficial interest in a Regulation S Global Note as provided in this Section 2.08(a)(ii). Upon receipt by the Trustee of (A) instructions given in accordance with the Applicable Procedures directing the Registrar and the Common Depositary to credit a beneficial interest in the Regulation S Global Note in an amount equal to the beneficial interest in the Rule 144A Global Note, IAI Global Note or Section

1145 Global Note, as applicable, to be transferred and (B) a certificate substantially in the form of Exhibit B-1 hereto given by the owner of such beneficial interest stating that the transfer of such interest has been made in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with Rule 903 or Rule 904 of Regulation S, then the Registrar shall adjust the register and the Common Depositary shall reduce the aggregate principal amount of the applicable Rule 144A Global Note, IAI Global Note or Section 1145 Global Note and increase the aggregate principal amount of the Regulation S Global Note by the principal amount of the beneficial interest in the Rule 144A Global Note, IAI Global Note or Section 1145 Global Note to be transferred.

(iii)    Regulation S Global Note, IAI Global Note or Section 1145 Global Note to Rule 144A Global Note. If an owner of a beneficial interest in a Regulation S Global Note, IAI Global Note or Section 1145 Global Note, as applicable, wishes to transfer its beneficial interest in such Regulation S Global Note, IAI Global Note or Section 1145 Global Note, as applicable, to a Person who is required or permitted to take delivery thereof in the form of an interest in a separate Rule 144A Global Note, such owner shall, subject to the Applicable Procedures, exchange or cause the exchange of such interest for an equivalent beneficial interest in such separate Regulation S Global Note, IAI Global Note or Section 1145 Global Note as provided in this Section 2.08(a)(iii). Upon receipt by the Trustee of (A) instructions given in accordance with the Applicable Procedures directing the Registrar and the Common Depositary to credit a beneficial interest in the separate Rule 144A Global Note equal to the beneficial interest in the Regulation S Global Note, IAI Global Note or Section 1145 Global Note, as applicable, to be transferred, and (B) a certificate substantially in the form of Exhibit B-2 attached hereto given by the owner of such beneficial interest stating that the Person transferring such interest reasonably believes that the Person acquiring such interest is a qualified institutional buyer (as defined in Rule 144A under the Securities Act) (a “QIB”) and is obtaining such beneficial interest in a transaction meeting the requirements of Rule 144A, then the Registrar shall adjust the register and the Common Depositary shall reduce the aggregate principal amount of the appropriate Regulation S Global Note, IAI Global Note or Section 1145 Global Note, as applicable, and increase the aggregate principal amount of the Rule 144A Global Note by the principal amount of the beneficial interest in the Regulation S Global Note, IAI Global Note or Section 1145 Global Note to be transferred.

Any beneficial interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and will become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interest in such other Global Note for so long as it remains such an interest.

(b)    Transfer and Exchange of Definitive Notes. If issued, Definitive Notes may not be exchanged or transferred for beneficial interests in a Global Note. When Definitive Notes are presented by a Holder to the Registrar with a request to register the transfer of the Definitive Notes or to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations, the Registrar shall register the transfer or make the exchange as requested only if the Definitive Notes are presented or surrendered for registration of transfer or exchange, are endorsed or accompanied by a written instrument of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing, and the Registrar receives the following (all of which may be submitted by facsimile):

(i)    such request shall be accompanied by the following additional information and documents, as applicable:

(A)    if such Definitive Notes are being delivered to the Registrar by a Holder for registration in the name of such Holder, without transfer, or such Definitive Notes are being transferred (1) to the Company or any of its Subsidiaries or (2) pursuant to an effective registration statement under the Securities Act, a certification to that effect from such Holder (substantially in the form of Exhibit B-3 hereto);

(B)    if such Definitive Notes are being transferred to a Person the transferor reasonably believes is a QIB in accordance with Rule 144A under the Securities Act or pursuant to an exemption from registration in accordance with Rule 144 under the Securities Act, a certification to that effect from such Holder (in substantially the form of Exhibit B-3 hereto);

(C)    if such Definitive Notes are being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or 904 under Regulation S of the Securities Act, a certification to that effect from such Holder (substantially in the form of Exhibit B-3 hereto but containing the certification called for by clauses (1) through (4) of Exhibit B-1 hereto); or

(D)    if such Definitive Notes are being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraph (B) or (C) above, a certification to that effect from such Holder (substantially in the form of Exhibit B-3 hereto), and a certification substantially in the form of Exhibit C hereto from the transferee, and, if such transfer is in respect of an aggregate principal amount of Notes of less than $250,000, an Opinion of Counsel reasonably acceptable to the Company and the Registrar that such transfer is in compliance with the Securities Act and any applicable blue sky laws of any state of the United States.

(c)    [Intentionally omitted.]

(d)    Restrictions on Transfer and Exchange of Global Notes. Notwithstanding any other provision of this Indenture, a Global Note may not be transferred as a whole except by the Common Depositary to a nominee of the Common Depositary or by a nominee of the Common Depositary to the Common Depositary or another nominee of the Common Depositary or by the Common Depositary or any such nominee to a successor Common Depositary or a nominee of such successor Common Depositary.

(e)    Authentication of Definitive Notes in Absence of Depository or at Company’s Election. If at any time (i) the Depository for the Notes notifies the Company that the Depository is unwilling or unable to continue as Depository for the Global Notes and a successor Depository for the Global Notes is not appointed by the Company within 90 days after delivery of such notice, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes or (iii) there has occurred and is continuing an Event of Default with respect to the Notes and the Depository so requests, then the Company shall execute, and the Trustee shall, upon receipt of an authentication order in accordance with Section 2.02 hereof, authenticate and deliver Definitive Notes in an aggregate principal amount equal to the principal amount of the Global Notes in exchange for such Global Notes of the same series. Definitive Notes issued in exchange for beneficial interests in the Global Notes of the same series pursuant to this Section 2.08(e) shall be registered in such names and in such authorized denominations as the Depository, pursuant to instructions from its direct or Indirect Participants or otherwise (in accordance with its customary procedures), shall instruct the Trustee. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered.

(f)    Restrictive Legends.

(i)    Except as permitted by the following paragraphs (ii), (iii) and (iv), each Note certificate evidencing a Global Note or a Definitive Note (and all Notes issued in exchange therefor or substitution thereof) offered otherwise than in reliance on Section 1145 or Regulation S will, until the expiration of the applicable holding period with respect to the notes set forth in Rule 144(k) of the Securities Act, unless otherwise agreed by the Company and the holder thereof, bear a legend substantially to the following effect (the “Restricted Notes Legend”):

“THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), AND THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.

THE HOLDER OF THIS NOTE AGREES FOR THE BENEFIT OF THE ISSUER THAT, PRIOR TO THE DATE WHICH IS SIX MONTHS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF THIS NOTE) (A) THIS NOTE MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) TO THE COMPANY, (II) IN THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (III) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 UNDER THE SECURITIES ACT TO A PERSON WHO IS NOT A U.S. PERSON, (IV) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) (V) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (VI) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH (VI) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS NOTE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.”

The Notes offered in reliance on Regulation S will, unless otherwise agreed by the Company and the holder thereof, bear a legend substantially to the following effect (the “Regulation S Legend”):

“THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.”

Each Definitive Note shall bear the following additional legend (the “Definitive Notes Legend”):

“IN CONNECTION WITH ANY TRANSFER, THE HOLDER SHALL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.”

(ii)    Upon any sale or transfer of a Transfer Restricted Security (including any Transfer Restricted Security represented by a Global Note) pursuant to Rule 144 under the Securities Act or pursuant to an effective registration statement under the Securities Act:

(A)    in the case of any Transfer Restricted Security that is a Definitive Note, the Holder thereof may exchange such Transfer Restricted Security for a Definitive Note that does not bear the legend set forth in (i) above and any restriction on the transfer of such Transfer Restricted Security may be removed upon certification from the transferring holder substantially in the form of Exhibit B-3 hereto and receipt of an Opinion of Counsel reasonably acceptable to the Registrar that such transfer is in compliance with the Securities Act; and

(B)    in the case of any Transfer Restricted Security represented by a Global Note, such Transfer Restricted Security shall not be required to bear the legend set forth in (i) above, but shall continue to be subject to the provisions of Section 2.08(a) hereof.

(iii)    Upon any sale or transfer of a Transfer Restricted Security (including any Transfer Restricted Security represented by a Global Note) in reliance on any exemption from the registration requirements of the Securities Act (other than an exemption pursuant to Rule 144 under the Securities Act) in which the Holder or the transferee provides an Opinion of Counsel to the Company and the Registrar in form reasonably acceptable to the Company and the Registrar (which Opinion of Counsel shall also state that the transfer restrictions contained in the legend are no longer applicable):

(A)    in the case of any Transfer Restricted Security that is a Definitive Note, the Holder thereof may exchange such Transfer Restricted Security for a Definitive Note that does not bear the legend set forth in (i) above and any restriction on the transfer of such Transfer Restricted Security may be removed; and

(B)    in the case of any Transfer Restricted Security represented by a Global Note, such Transfer Restricted Security shall not be required to bear the legend set forth in (i) above, but shall continue to be subject to the provisions of Section 2.10(a) hereof.

(g)    Section 1145 Legend. Each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) offered in reliance on Section 1145 shall bear a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS NOTE HAVE BEEN ISSUED PURSUANT TO SECTION 1145 OF THE U.S. BANKRUPTCY CODE, AS AMENDED (THE “BANKRUPTCY CODE”) THAT PROVIDES AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE STATUTES.”

(h)    Cancellation or Adjustment of Global Notes. At such time as all beneficial interests in Global Notes have been exchanged for Definitive Notes, redeemed, repurchased or cancelled, all Global Notes shall be returned to or retained and cancelled by the Trustee in accordance with Section 2.13 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes or a beneficial interest in another Global Note, redeemed, repurchased or cancelled, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Registrar to reflect such reduction; and if the beneficial interest is being exchanged or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Registrar to reflect such increase.

(i)    General Provisions Relating to Transfers and Exchanges.

(i)    To permit registrations of transfers and exchanges, subject to this Section 2.08, the Company shall execute and, upon the written order of the Company signed by an Officer of the Company, the Trustee shall authenticate Definitive Notes and Global Notes at the Registrar’s request.

(ii)    No service charge shall be made to a Holder for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 3.07, 4.10, 4.15 and 9.05 hereof).

(iii)    Notwithstanding any other provision of this Section 2.08, prior to the expiration of the Distribution Compliance Period, beneficial interests in Regulation S Global Notes may be held only through Euroclear or Clearstream, unless transferred to a Person that takes delivery through a Rule 144A Global Note or IAI Global Note in accordance with Section 2.08(a)(ii) hereof.

(iv)    All Definitive Notes and Global Notes issued upon any registration of transfer or exchange of Definitive Notes or Global Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Definitive Notes or Global Notes surrendered upon such registration of transfer or exchange.

(v)    The Company and the Registrar shall not be required:

(A)    to issue, to register the transfer of or to exchange Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection;

(B)    to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C)    to register the transfer of a Note whose amount does not satisfy the Permitted Denominations.

(vi)    Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of, premium, if any, Additional Amounts, if any, and interest, on such Notes, and neither the Trustee, any Agent nor the Company shall be affected by notice to the contrary.

(vii)    The Trustee shall authenticate Definitive Notes and Global Notes in accordance with the provisions of Section 2.02 hereof.

SECTION 2.09.    REPLACEMENT NOTES.

If any mutilated Note is surrendered to the Trustee or the Registrar in Luxembourg, or the Trustee or the Registrar in Luxembourg receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon the written order of the Company signed by one Officer of the Company, shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Registrar in Luxembourg, as applicable, and the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee or the Registrar in Luxembourg, as applicable, and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge for its expenses in replacing a Note. If, after the delivery of such replacement Note, a bona fide purchaser of the original Note in lieu of which such replacement Note was issued presents for payment or registration such original Note, the Trustee shall be entitled to recover such replacement Note from the Person to whom it was delivered or any Person taking therefrom, except a bona fide purchaser, and shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Company, the Trustee, any Agent and any authenticating agent in connection therewith.

Subject to the provisions of the final sentence of the preceding paragraph of this Section 2.09, every replacement Note is an additional obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

SECTION 2.10.    OUTSTANDING NOTES.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section as not outstanding. Except as set forth in Section 2.11 hereof, a Note does not cease to be outstanding because the Company, any Subsidiary of the Company or an Affiliate of the Company or any Subsidiary of the Company holds the Note.

If a Note is replaced pursuant to Section 2.09 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If the entire principal of and premium, if any, Additional Amounts, if any and interest on any Note are considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue as of the date of such payment.

SECTION 2.11.    TREASURY NOTES.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver, consent or action, Notes owned by the Company, a Subsidiary of the Company or an Affiliate, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Trustee has been notified in writing are so owned shall be so disregarded. Notwithstanding the foregoing, Notes that the Company, a Subsidiary of the Company or an Affiliate offers to purchase or acquires pursuant to an offer, exchange offer, tender offer or otherwise shall not be deemed to be owned by the Company, a Subsidiary of the Company or an Affiliate until legal title to such Notes passes to the Company, such Subsidiary or such Affiliate, as the case may be.

SECTION 2.12.    TEMPORARY NOTES.

Until definitive Notes are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Notes upon a written order of the Company signed by one Officer of the Company. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Company considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes. Until such exchange, Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

SECTION 2.13.    CANCELLATION.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and, at the written request of the Company, shall destroy cancelled Notes (subject to the record retention requirement of the Exchange Act). Certification of the destruction of all cancelled Notes shall be delivered to the Company upon its written request. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

SECTION 2.14.    DEFAULTED INTEREST

If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Company shall fix or cause to be fixed each such special record date and payment date, provided, however, that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

SECTION 2.15.    CALCULATION OF PRINCIPAL AMOUNT OF SECURITIES

In determining whether the Holders of the required percentage of the principal amount of Notes have concurred in any direction, waiver, consent or action, such percentage shall be calculated, on the relevant date of determination, by dividing (x) the principal amount, as of such date of determination, of Notes then outstanding, the Holders of which have so concurred by (y) the aggregate principal amount, as of such date of determination, of the Notes then outstanding, in each case, as determined in accordance with this Section, Section 2.10 and Section 2.11 of this Indenture. For the purposes of this section, the aggregate principal amount of the Notes then outstanding, at any date of determination, shall be the sum of (a) the principal amount of the U.S. Dollar Equivalent of euro dollar-denominated Notes then outstanding at such date of determination, plus (b) the principal amount of U.S. dollar-denominated Notes then outstanding at such date of determination. Any such calculation made pursuant to this

Section 2.15 shall be made by the Calculation Agent and shall, in the absence of gross negligence, willful misconduct or manifest error, be final and binding on all parties. For the avoidance of doubt, the Calculation Agent shall not be responsible for determining the aggregate principal amount of Notes then outstanding, the Holders of which have concurred in any such determination, waiver, consent or action, but may conclusively rely on an Officers’ Certificate of the Company (or during the continuance of an Event of Default, any such other party conducting such determination, waiver, consent or action) as to such information.

ARTICLE 3

REDEMPTION AND REPURCHASE

SECTION 3.01.    NOTICES TO TRUSTEE.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it shall furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, subject to Section 3.03, an Officers’ Certificate setting forth (i) the clause of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the redemption price.

SECTION 3.02.    SELECTION OF NOTES TO BE REDEEMED.

If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed among the Holders of the Notes as follows: (i) if the Notes are listed, in compliance with the requirements of the principal securities exchange on which the Notes are listed; or (ii) if the Notes are not so listed, on a pro rata basis, in accordance with the procedures of the applicable depository, if any. In the event of partial redemption by lot, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 30 days nor more than 60 days prior to the redemption date by the Trustee from the outstanding Notes not previously called for redemption.

The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes selected shall be in Permitted Denominations. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

The provisions of the two preceding paragraphs of this Section 3.02 shall not apply with respect to any redemption affecting only a Global Note, whether a Global Note is to be redeemed in whole or in part. In case of any such redemption in part, the unredeemed portion of the principal amount of the Global Note shall be in an authorized denomination.

SECTION 3.03.    NOTICE OF REDEMPTION.

At least 30 days but not more than 60 days before a redemption date, the Company shall mail or cause to be mailed, by first class mail a notice of redemption to each Holder whose Notes are to be redeemed at its registered address and post a copy of such notice on its investor relations website. For so long as the Notes are listed on the Luxembourg Stock Exchange and for so long as the rules of such exchange require, notices of redemption shall be published once by the Company, not less than five Business Days prior to the redemption date, on the internet site of the Luxembourg Stock Exchange at http://www.bourse.lu.

The notice shall identify the Notes to be redeemed and shall state:

(a)    the redemption date;

(b)    the redemption price;

(c)    if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in a principal amount equal to the unredeemed portion shall be issued in the name of the Holder thereof upon surrender and cancellation of the original Note;

(d)    the name and address of the Paying Agent;

(e)    that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f)    that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(g)    the clause of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(h)    that no representation is made as to the correctness or accuracy of the ISIN/Common Code number, if any, listed in such notice or printed on the Notes.

If any of the Notes to be redeemed is in the form of a Global Note, then the Company shall modify such notice to the extent necessary to accord with the procedures of the Depository applicable to redemption, and such notice will be given electronically.

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company shall have delivered to the Trustee, at least 45 days (unless the Company and the Trustee agree to a shorter period) prior to the redemption date, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the second preceding paragraph.

SECTION 3.04.    EFFECT OF NOTICE OF REDEMPTION.

Once notice of redemption is mailed in accordance with Section 3.03 hereof, or all conditions to a conditional redemption have been satisfied, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. Other than with respect to a redemption pursuant to Section 3.07(b), any notice of redemption may, in the Company’s discretion, be subject to the satisfaction of one of more conditions precedent.

SECTION 3.05.    DEPOSIT OF REDEMPTION PRICE.

No later than 10:00 a.m., New York City time, on the Business Day immediately preceding the redemption date, the Company shall deposit with the Paying Agent (or, if the Company is acting as its own Paying Agent, segregate and hold in trust as provided in Section 2.04 hereof) money sufficient to pay the redemption price of and accrued interest on all Notes to be redeemed on the redemption date. The Paying Agent shall promptly return to the Company any money deposited with the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of and accrued interest on all Notes to be redeemed.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

SECTION 3.06.    NOTES REDEEMED IN PART.

Upon surrender of a Note that is redeemed in part, the Company shall issue and the Trustee shall authenticate for the Holder at the expense and direction of the Company a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

SECTION 3.07.    OPTIONAL REDEMPTION.

(a)    At any time on or after the Issue Date, the Company shall have the option to redeem the Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on [INSERT MONTH AND DAY OF CLOSING] of the years indicated below:

Year	Note Redemption Price
2018	120.000%
2019	120.000%
2020	112.500%
2021 and thereafter	100.000%

(b)    The Company may, at its discretion and at any time unconditionally redeem, in whole but not in part, the Notes at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption if it or any Guarantor has become or would become obligated to pay any Additional Amounts (as specified in Section 4.19 below), if any, then due and which will become due on such date of redemption as a result of the redemption or otherwise, if the Company or any Guarantor determined, acting reasonably and it good faith, that it has become or would become obligated to pay any Additional Amount in respect of the Notes as a result of (i)(1) any change in or amendment to the laws or treaties (or regulations or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction to tax or (2) any change in or amendment to any official position regarding the application or interpretation of such laws, treaties, regulations or rulings, which change or amendment is announced and becomes effective on or after the date of this Indenture (or, if the applicable Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction on a date after the date of the Indenture, such later date); and (ii) such obligation cannot be avoided by the Company or any such Guarantor taking reasonable measures available to it. Notwithstanding the preceding sentence of this Section 3.07(b), no notice of redemption of the Notes pursuant to this Section 3.07(b) may be given earlier than 60 days prior to the earliest date on which the Company or any Guarantor could be obligated to pay such Additional Amounts if a payment in respect of the Notes was then due. Prior to giving notice of any such redemption pursuant to this Section 3.07(b), the Company shall deliver to the Trustee (y) an Officers’ Certificate stating that it is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to its right to redeem have been satisfied and that the obligation to pay Additional Amounts cannot be avoided by the Company or any such Guarantor taking reasonable measures available to it and (z) an Opinion of Counsel of an independent legal counsel of internationally recognized standing qualified under the laws of the Relevant Taxing Jurisdiction to the effect that the Company (as Issuer), any Guarantor or any successor entity has been or will become obligated to pay Additional Amounts as a result of circumstances referred to in clause (i) above. The Trustee will accept and shall be entitled to conclusively rely on such Officers’ Certificate and Opinion of Counsel as evidence of the satisfaction of the conditions precedent described above, without further enquiry, in which event it will be conclusive and binding on the Holders.

(c)    Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Section 3.01 through Section 3.06 hereof.

SECTION 3.08.    MANDATORY REDEMPTION.

Except as set forth under Sections 4.10 and 4.15 hereof, the Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

SECTION 3.09.    OFFER TO PURCHASE BY APPLICATION OF EXCESS PROCEEDS.

In the event that, pursuant to Section 4.10 hereof, the Holders shall have the right to require the Company to purchase Notes pursuant to an offer (an “Asset Sale Offer”), the Company shall follow the procedures specified below.

The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Company shall purchase the principal amount of Notes required to be purchased pursuant to Section 4.10 hereof (the “Offer Amount”) or, if less than the Offer Amount has been tendered, all Notes validly tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as principal payments are made at Stated Maturity. The Company shall not permit any Restricted Subsidiary to enter into or suffer to exist any agreement (other than the First Lien Notes (including any refinancing thereof), the Intercreditor Agreement or any agreement governing the Company’s or any of its Restricted Subsidiaries’ Credit Facilities) that would place any restriction of any kind (other than pursuant to law or regulation) on the ability of the Company to make an Asset Sale Offer. Further, the Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of Notes as a result of an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions relating to an Asset Sale Offer, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described above by virtue thereof.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

Upon the commencement of an Asset Sale Offer, the Company shall send, by first class mail, a notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(a)    that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer shall remain open;

(b)    the Offer Amount, the purchase price and the Purchase Date;

(c)    that any Note not tendered or accepted for payment shall continue to accrue interest;

(d)    that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Purchase Date;

(e)    that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may only elect to have all of such Note purchased and may not elect to have only a portion of such Note purchased;

(f)    that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Company or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(g)    that Holders shall be entitled to withdraw their election if the Company or the Paying Agent, as the case may be, receives, no later than the expiration of the Offer Period, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(h)    that, if the aggregate principal amount of Notes surrendered by Holders exceeds the Offer Amount, the Trustee shall select the Notes to be purchased on a pro rata basis, in accordance with the procedures of the applicable depository, if any (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in Permitted Denominations shall be purchased); and

(i)    that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

If any of the Notes subject to an Asset Sale Offer is in the form of a Global Note, then the Company shall modify such notice to the extent necessary to accord with the procedures of the Depository applicable to repurchases.

On or before the Purchase Date, the Company shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and shall deliver to the Trustee an

Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09. The Company or the Paying Agent, as the case may be, shall promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note, and the Trustee shall authenticate upon the written instruction of the Company and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce the results of the Asset Sale Offer on the Purchase Date.

Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Section 3.01 through Section 3.06 hereof.

ARTICLE 4

COVENANTS

SECTION 4.01.    PAYMENT OF NOTES.

The Company shall pay or cause to be paid the principal of and premium, if any, interest and Additional Amounts, if any, on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, interest and Additional Amounts, if any, shall be considered paid on the date due if a Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 10:00 a.m., New York City time, on the Business Day immediately preceding the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and cash interest then due.

The Company shall pay interest (including post-petition interest in any proceeding under any applicable bankruptcy law) on overdue principal, including previously paid PIK Interest, and premium, if any, at the rate that is 2.0% per annum higher than the then-applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any applicable bankruptcy law) on overdue installments of interest (without regard to any applicable grace period) at such higher rate to the extent lawful.

SECTION 4.02.    MAINTENANCE OF OFFICE OR AGENCY.

The Company shall maintain an office or agency in the continental United States and, subject to the provisions of Section 2.03 hereof, in the Grand Duchy of Luxembourg where Notes may be presented or surrendered for payment, where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. If at any time the Company shall fail to maintain any such required office or agency in the continental United States or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. Further, if at any time there shall be no such office or agency in the continental United States where the Notes may be presented or surrendered for payment, the Company shall forthwith designate and maintain such an office or agency in the continental United States, in order that the Notes shall at all times be payable in the continental United States. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03.

SECTION 4.03.    REPORTS.

(a)    So long as any Notes are outstanding, the Company will file with the SEC (if the Company is required to do so by the rules or regulations of the SEC), and will, in any event, deliver to the Trustee and post to its investor relations website:

(i)    within the time periods specified in the SEC’s rules and regulations and in any event no later than 120 days after the end of each fiscal year (or if such day is not a Business Day, the first Business Day thereafter), all annual financial and other information with respect to the Company and its Subsidiaries that would be required to be contained in a filing with the SEC on Form 20-F, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and a report thereon by the Company’s certified independent accountants, and

(ii)    within 60 days after the end of each of the first and third quarters of each fiscal year (and within 75 days after the end of the second quarter of each fiscal year), reports on Form 6-K, or any successor form, attaching (a) unaudited consolidated financial statements for the Company for the period then ended (and the comparable period in the prior year), in each case prepared in accordance with IFRS (as in effect on the date of such report or financial information) and (b) the information relating to the Company described in Item 5 of Form 20-F (i.e., Operating and Financial Review and Prospects).

Without limiting the foregoing, unless the Company is required to do so by the rules and regulations of the SEC, it need not comply with the applicable SEC form requirements, including, in particular, an auditor’s report on internal control over financial reporting, a financial statement audit in compliance with U.S. GAAS (an annual financial statement audit in compliance with IFRS and a report thereon by the Company’s certified independent accountants will, however, be required as described above) or interactive data tagging; provided that the Company shall continue to publish exhibits of material contracts consistent with prior practices.

The Company shall at all times comply with Section 314(a) of the TIA.

(b)    For so long as any Notes remain outstanding and during any period during which the Company is not subject to Section 13 or 15(d) of the Exchange Act nor exempt therefrom pursuant to Rule 12g3-2(b) under the Exchange Act, the Company and the Guarantors shall furnish to the holders of the Notes and prospective purchasers of the Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(c)    For so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such stock exchange so require, the information referred to in Section 4.03(a) hereof shall also be made available, free of charge in Luxembourg through the offices of the Transfer Agent in Luxembourg.

(d)    Delivery of reports to the SEC or receipt by the Trustee of the documents specified in this Section 4.03 shall not constitute actual or constructive notice to the Trustee, or actual or constructive knowledge by the Trustee, of the contents of such documents.

SECTION 4.04.    COMPLIANCE CERTIFICATE.

(a)    The Company shall deliver to the Trustee and post to its investor relations website, within 90 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of the Company and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

(b)    So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants or its equivalent body in France, as the case may be, the year-end financial statements delivered pursuant to Section 4.03(a) above shall be accompanied by a written statement of the Company’s independent public accountants (who shall be a firm of established international reputation) that in making the examination necessary for certification of such financial statements, nothing has come to their attention that would lead them to believe that the Company has violated any provisions of Article 4 or Article 5 hereof or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

(c)    The Company shall, so long as any of the Notes are outstanding, deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

SECTION 4.05.    TAXES.

The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

SECTION 4.06.    STAY, EXTENSION AND USURY LAWS.

The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 4.07.    RESTRICTED PAYMENTS.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, (i) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any of its Restricted Subsidiaries (other than any such Equity Interests owned by the Company or any of its Restricted Subsidiaries); (ii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness that is subordinated in right of payment to the Notes or the Subsidiary Guarantees, as the case may be, except a payment of interest or principal at Stated Maturity; or (iii) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iii) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(a)    no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b)    the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test set forth in Section 4.09 hereof; and

(c)    such Restricted Payment, together with (x) the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (b) through (e) and, to the extent deducted in computing Consolidated Net Income, (f) and (g) of the next succeeding paragraph), and (y) the aggregate amount of all dividends and other payments or distributions paid subsequent to the Issue Date on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any such payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company’s Equity Interests in their capacity as such (other than (i) dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company, (ii) dividends or distributions payable to the Company or any of its Restricted Subsidiaries or (iii) if the Restricted Subsidiary making such dividend is not a Wholly Owned Restricted Subsidiary, dividends to its shareholders on a pro rata basis), is less than the sum (without duplication) of the following: (A) 50% of the cumulative Consolidated Net Income of the Company for the period (taken as one accounting period) from the first day of first fiscal quarter following the Issue Date to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (B) 100% of the aggregate of (1) the net cash proceeds and (2) the fair market value of Strategic Assets transferred or conveyed to the Company (as valued at the time of transfer or conveyance to the Company, and as determined in the manner contemplated by the definition of the term “fair market value”), in each case received by the Company since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issuance or sale of Disqualified Stock or debt securities of the Company that have been converted into, or exchanged or redeemed for, such Equity Interests (other than any such Equity Interests, Disqualified Stock or convertible debt securities sold to a Restricted Subsidiary of the Company and other than Disqualified Stock or convertible debt securities that have been converted into, or exchanged or redeemed for, Disqualified Stock), plus (C) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) plus (D) if any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary, the lesser of (1) an amount equal to the fair market value of the Investments previously made by the Company and its Restricted Subsidiaries in such Subsidiary as of the date of redesignation and (2) the amount of such Investments.

The foregoing provisions will not prohibit any of the following:

(a)    the payment of any dividend within 60 days after the date of declaration thereof if at said date of declaration such payment would have complied with the provisions of this Indenture;

(b)    the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or any Guarantor or any Equity Interests of the Company or any of its Restricted Subsidiaries in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, purchase, retirement, defeasance or other acquisition shall be excluded from clause (c)(B) of the preceding paragraph;

(c)    the defeasance, redemption, purchase, retirement or other acquisition of subordinated Indebtedness of the Company or any Guarantor with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

(d)    the payment of any dividend or distribution by a Restricted Subsidiary of the Company to the Company or any of its Restricted Subsidiaries;

(e)    repurchases of Equity Interests deemed to occur upon exercise of stock options, if such Equity Interests represent a portion of the exercise price of such stock options;

(f)    so long as no Default has occurred and is continuing, the repurchase or other acquisition for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company for allocation (as a free allocation or otherwise) to directors, officers and employees of the Company and its Restricted Subsidiaries not in excess of $2,500,000 in any twelve-month period;

(g)    so long as no Default has occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any member of the Company’s (or any of its Restricted Subsidiaries’) management pursuant to any management equity subscription agreement or stock option agreement in effect as of the Issue Date; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed €1,000,000 in any twelve-month period; provided, further, that such agreement or such repurchase, redemption or other acquisition or retirement or the agreement are approved by a majority of the disinterested members of the Board of Directors;

(h)    loans or advances in the ordinary course of business to Affiliates or Persons with which the Company or a Subsidiary may have contractual arrangements in any jurisdiction to the extent such loans or advances are reasonably necessary to be made in connection with conducting the business of the Company or a Subsidiary in such jurisdiction and in a form that is customary to address foreign investment regulation or practice in such jurisdiction, in an aggregate amount not to exceed $7,500,000 outstanding at any one time;

(i)    so long as no Default has occurred and is continuing, advances constituting Investment or loans to directors, officers and employees of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of €1,000,000 at any one time outstanding in the aggregate;

(j)    other Restricted Payments not to exceed $15,000,000 in the aggregate; and

(k)    Investments in connection with the Permitted Closing Steps.

The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default (except at any time during which the Company maintains Investment Grade Status). For purposes of making such designation, all outstanding Investments by the Company and its Restricted Subsidiaries in the Subsidiary so designated shall be deemed to be Restricted Payments at the time of such designation, in an amount equal to the fair market value of such Investments at the time of such designation. Such designation shall only be permitted if such Restricted Payments would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of “Unrestricted Subsidiary.”

The Board of Directors may also redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if such redesignation complies with the requirements described in the definition of “Unrestricted Subsidiary.” If the aggregate amount of all Restricted Payments calculated for purposes of the first paragraph of this Section 4.07 includes an Investment in an Unrestricted Subsidiary that subsequently becomes a Restricted Subsidiary pursuant to the terms of this paragraph, then the aggregate amount of such Restricted Payments shall be reduced by the lesser of (a) an amount equal to the fair market value of the Investments previously made by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary at the time it becomes a Restricted Subsidiary and (b) the amount of such Investments.

Any designation or redesignation of a Subsidiary shall be evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to such action and evidencing the valuation of any Investment relating thereto (as determined in good faith by the Board of Directors) and an Officers’ Certificate certifying that such action complied with the terms of the definition of “Unrestricted Subsidiary” set forth in this Indenture (in the case of a designation) and with this Section 4.07.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined in the manner contemplated by the definition of the term “fair market value,” and the results of such determination shall be evidenced by an Officers’ Certificate delivered to the Trustee.

SECTION 4.08.    DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to do any of the following: (a)(i) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries on its Capital Stock or (ii) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries; (b) make loans or advances to the Company or any of its Restricted Subsidiaries or (c) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (1) agreements governing Credit Facilities, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such agreements and amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially less favorable to the holders of the Notes, taken as a whole, with respect to such dividend and other payment restrictions than those contained, in the case of Credit Facilities, in agreements governing Credit Facilities, in either case as in effect on the date of this Indenture, (2) this Indenture, the Notes, the Subsidiary Guarantees and the First Lien Notes (3) any agreement for the sale or other disposition of Equity Interests in a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition, (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred, (5) by reason of customary provisions restricting the subletting or assignment of any lease or the transfer of copyrighted or patented materials, (6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (c) above on the property so acquired, (7) customary provisions in agreements for the sale of property or assets, (8) customary provisions in agreements that restrict the assignment of such agreements or rights thereunder, (9) provisions with respect to the disposition or distribution of assets or property in any joint venture agreement, assets sale agreement, stock sale agreement or other similar agreement in each case entered into in the ordinary course of business, but in each case only to the extent such encumbrance or restriction relates to the transfer of the property, or encumbers or restricts the assets, subject to such agreement, (10) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, (11) Permitted Refinancing Indebtedness, provided that the encumbrances and restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially less favorable to the Holders, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, (12) any Liens not prohibited by Section 4.12 that limit the right of the debtor to dispose of the assets subject to such Liens, or (13) applicable law.

SECTION 4.09.    INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF DISQUALIFIED STOCK.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur” or an “incurrence”) any Indebtedness (including, without limitation, any Acquired Indebtedness) and that the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock or Disqualified Stock; provided, however, that the Company or any Guarantor may incur Indebtedness or issue Disqualified Stock, and any Restricted Subsidiary may incur Acquired Indebtedness, in each case if the Consolidated Interest Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 3.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness or Disqualified Stock had been issued or incurred, as the case may be, at the beginning of such four-quarter period.

The foregoing provisions shall not apply to the incurrence by the Company or any of its Restricted Subsidiaries of any of the following Indebtedness:

(a)    Indebtedness in an aggregate principal amount not to exceed at any time outstanding the greater of: (x) $200,000,000, plus any fees, premiums, expenses (including costs of collection), indemnities and similar amounts payable in connection with such Indebtedness, and less any amounts derived from Asset Sales and applied to the permanent reduction of Indebtedness in accordance with Section 4.10 hereof and (y) an amount that does not cause the First Lien Leverage Ratio of the Company to exceed 2.75 to 1.00 determined on a pro forma basis (including the pro forma application of the net proceeds therefrom);

(b)    First Lien Notes;

(c)    Hedging Obligations;

(d)    Indebtedness represented by the Original Notes, or the Subsidiary Guarantees with respect to the Original Notes, and any Additional Notes issued in respect to any of the foregoing (including as PIK Interest thereon) in accordance with the terms hereof;

(e)    intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries, provided that (1) if the Company or any Guarantor is the obligor on such Indebtedness but the lender is not the Company or a Guarantor, then the Indebtedness must be unsecured and expressly subordinated in right of payment to all of the Company’s obligations with respect to the Notes or such Guarantor’s obligations under its Subsidiary Guarantee, as the case may be, and (2) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company, or any sale or other transfer of any such Indebtedness to a Person that is neither the Company nor a Restricted Subsidiary of the Company, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, as of the date of such issuance, sale or other transfer that is not permitted by this clause (e);

(f)    Indebtedness in respect of bid, performance or surety bonds issued for the account of the Company or any Restricted Subsidiary thereof in the ordinary course of business, including guarantees or obligations of the Company or any Restricted Subsidiary thereof with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);

(g)    Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations (or any guarantee thereof or indemnity with respect thereto), in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (g), not to exceed at any time outstanding $25,000,000;

(h)    the guarantee by the Company of Indebtedness of any of its Restricted Subsidiaries or by any Restricted Subsidiary of Indebtedness of the Company or another Restricted Subsidiary, in each case, that was permitted to be incurred by another provision of this Section 4.09; provided that if the Indebtedness being guaranteed is subordinated in right of payment to the Notes or a Subsidiary Guarantee then the guarantee shall be subordinated to the same extent as the Indebtedness guaranteed;

(i)    intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries incurred in the ordinary course of business in connection with cash pooling or other cash management arrangements;

(j)    Permitted Refinancing Indebtedness incurred in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund Indebtedness incurred pursuant to the first paragraph and clauses (b), (d) and (j) of the second paragraph of this Section 4.09;

(k)    Indebtedness of Restricted Subsidiaries of the Company (other than Guarantors) in an aggregate principal amount not to exceed 2% of the Company’s Consolidated Total Assets minus the sum of all Indebtedness of Restricted Subsidiaries of the Company (other than Guarantors) then outstanding;

(l)    any additional Indebtedness of the Company or any Guarantor in an aggregate principal amount not in excess of $25,000,000 at any one time outstanding and any guarantee thereof;

(m)    any Indebtedness (i) arising under any local working capital facilities or (ii) to finance the acquisition of streamers and/or other marine equipment (together with any Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (m)), collectively, in an aggregate principal amount not to exceed $150,000,000 at any time outstanding;

(n)    Acquired Indebtedness of a Subsidiary of the Company acquired after the Issue Date or a person merged into or consolidated with any member the Company or a Restricted Subsidiary after the Issue Date and Indebtedness assumed in connection with the acquisition of assets, which Indebtedness in each case, exists at the time of such acquisition, merger or consolidation and is not created in contemplation of such event and where such acquisition, merger or consolidation is permitted by this Indenture; provided that after giving pro forma effect to the relevant transaction (including the incurrence of Indebtedness hereunder) (A) no Default or Event of Default shall have occurred and be continuing and (B) the Company could incur $1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test set forth in the first paragraph of Section 4.09 or the Consolidated Interest Coverage Ratio would not be less than it was immediately prior to giving effect to such acquisition or other transaction;

(o)    Indebtedness arising under the French Revolving Facility Agreement in a maximum principal amount not to exceed the Termed Out Amount;

(p)    unsecured Indebtedness in respect of the Accrued Senior Note Interest in a maximum amount not to exceed the SN Interest Termed Out Amount;

(q)    other than Indebtedness incurred pursuant to clauses (a), (b), (d), (o) or (p) of the second paragraph of this Section 4.09, Indebtedness incurred in connection with the Permitted Closing Steps;

(r)    a Capital Lease Obligation in connection with a Galileo Transaction; and

(s)    any vessel charter being treated as a finance or capital lease under IFRS;

provided that if the Company or any Guarantor is an obligor with respect to any unsecured Indebtedness incurred under Credit Facilities pursuant to clauses (a), (l), (m)(i) or (n) of the second paragraph of this Section 4.09, then such Indebtedness must be expressly subordinated in right of payment to all of the Company’s obligations with respect to the Notes or such Guarantor’s obligations under its Subsidiary Guarantee, as applicable.

The Company shall not, and shall not permit any Guarantor to, directly or indirectly, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated to any other Indebtedness of the Company or of such Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Notes or the Subsidiary Guarantees of such Guarantor, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated pursuant to subordination provisions that are most favorable to the holders of any other Indebtedness of the Company or of such Guarantor, as the case may be; provided, however, that no Indebtedness shall be deemed to be contractually subordinated in right of payment to any other Indebtedness solely by virtue of being unsecured.

For purposes of determining compliance with this Section 4.09, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (l) of the second paragraph, or is entitled to be incurred pursuant to the first paragraph, of this Section 4.09, the Company shall be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.09.

The reclassification as Indebtedness of operating leases due to a change in accounting principles will not be deemed to be an incurrence of Indebtedness for the purposes of this Section 4.09.

SECTION 4.10.    ASSET SALES.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (a) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in accordance with the definition of such term, the results of which determination shall be set forth in an Officers’ Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (b) for Asset Sales other than a Qualifying Business Disposal, at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents, provided, however, that the amount of (i) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability, (ii) any securities, notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are converted within 180 days by the Company or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion) and (iii) any Designated Non-Cash Consideration received by the Company or any Restricted Subsidiary in such Asset Sale having an aggregate fair market value (determined in accordance with the definition of such term under Section 1.01, the results of which determination shall be set forth in an Officers’ Certificate delivered to the Trustee) taken together with all other Designated Non-Cash Consideration received pursuant to this covenant that is at that time outstanding, not to exceed $20,000,000 (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value) shall be deemed to be cash for purposes of this Section 4.10.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or any such Restricted Subsidiary may apply such Net Proceeds to (a) permanently repay the principal of First Lien Obligations or other secured Indebtedness of the Company or a Restricted Subsidiary that is secured by a Lien that is senior to the Lien securing the Notes (b) permanently repay the principal of any Indebtedness of the Company ranking in right of payment at least pari passu with the Notes or any Indebtedness of a Restricted Subsidiary (provided that if such Restricted Subsidiary is a Guarantor then such Indebtedness shall rank in right of payment at least pari passu with its Subsidiary Guarantee), (c) make capital expenditures in respect of Strategic Assets, or (d) acquire (including by way of a purchase of assets or a majority of the Voting Stock of a Person, by merger, by consolidation or otherwise) Strategic Assets, provided that if the Company or such Restricted Subsidiary enters into a binding agreement to acquire such Strategic Assets within such 365-day period, but the consummation of the transactions under such agreement has not occurred within such 365-day period and such agreement has not been terminated, then such 365-day period shall be extended by 90 days to permit such consummation. If such consummation shall not occur, or such agreement shall be terminated within such 90-day extension period, then the Company may apply, or cause such Restricted Subsidiary to apply, within 90 days after the end of such initial 90-day extension period or the effective date of such termination, whichever is earlier, such Net Proceeds as provided in clauses (a) through (d) of this paragraph. Pending the final application of any such Net Proceeds, the Company or any such Restricted Subsidiary may temporarily reduce outstanding revolving credit borrowings, including borrowings under the Credit Facilities, or otherwise invest such Net Proceeds in any manner that is not prohibited by this Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in clauses (a) through (d) of this paragraph shall be deemed to constitute “Excess Proceeds.”

Within 30 days of each date on which the aggregate amount of Excess Proceeds exceeds $20,000,000, the Company shall commence an Asset Sale Offer pursuant to Section 3.09 hereof to purchase the maximum principal amount of Notes that may be purchased out of Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon, to the date of purchase, in accordance with the procedures set forth in Section 3.09 hereof; provided, however, that, if the Company is required to apply such Excess Proceeds to purchase, or to offer to purchase, any Pari Passu Indebtedness, the Company shall only be required to offer to purchase the maximum principal amount of Notes that may be purchased out of the amount of such Excess Proceeds multiplied by a fraction, the numerator of which is the aggregate principal amount of Notes outstanding and the denominator of which is the aggregate principal amount of Notes outstanding plus the aggregate principal amount of Pari Passu Indebtedness outstanding. To the extent that the aggregate principal amount of Notes tendered pursuant to an Asset Sale Offer is less than the amount that the Company is required to purchase, the Company may use any remaining Excess Proceeds for general corporate purposes in any manner not prohibited by this Indenture. If the aggregate principal amount of Notes surrendered by holders thereof exceeds the amount that the Company is required to purchase, the Trustee shall select the Notes to be purchased on a pro rata basis, in accordance with the procedures of the applicable depository, if any (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in Permitted Denominations shall be purchased). Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

The Company shall not, and shall not permit any Restricted Subsidiary to, enter into or suffer to exist any agreement (other than the First Lien Notes (including any Permitted Refinancing Indebtedness thereof), the Intercreditor Agreement or any agreement governing the Company’s or any Restricted Subsidiary’s Credit Facilities) that would place any restriction of any kind (other than pursuant to law or regulation) on the ability of the Company to make an Asset Sale Offer.

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of Notes as a result of an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions relating to the Asset Sale Offer, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described above by virtue thereof.

SECTION 4.11.    TRANSACTIONS WITH AFFILIATES.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”), unless (a) such Affiliate Transaction is in writing and on terms that, when taken as a whole, are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person or, if there is no such comparable transaction, on terms that are fair and reasonable to the Company or such Restricted Subsidiary, and (b) the Company delivers to the Trustee (i) with respect to any Affiliate

Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2,000,000, an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above and (ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5,000,000, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (iii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $17,000,000, an opinion as to the fairness to the Company or the relevant Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm that is, in the judgment of the Board of Directors, qualified to render such opinion and is independent with respect to the Company; provided, however, that the following shall be deemed not to be Affiliate Transactions: (A) any employment agreement or other employee compensation plan or arrangement (including stock option plans) entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business of the Company or such Restricted Subsidiary; (B) transactions between or among the Company and its Restricted Subsidiaries (including any Person that becomes a Restricted Subsidiary as a result of any such transaction); (C) loans or advances to officers, directors and employees of the Company or any of its Restricted Subsidiaries made in the ordinary course of business, consistent with past practices of the Company and its Restricted Subsidiaries and approved by a majority of the disinterested members of the Board of Directors in an aggregate amount not to exceed $7,500,000 (D) indemnities of officers, directors and employees of the Company or any of its Restricted Subsidiaries permitted by provisions of the organizational documents of the Company or such Restricted Subsidiary or applicable law; (E) the payment of reasonable and customary regular fees to directors of the Company or any of its Restricted Subsidiaries who are not employees of the Company or any Subsidiary; (F) any agreement or arrangement in effect as of the Issue Date or any amendment thereto or replacement thereof or any transaction contemplated thereby (including pursuant to any amendment or replacement agreement) so long as any such amendment or replacement agreement, taken as a whole, is no more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date; (G) Restricted Payments and Permitted Investments that are permitted by the provisions of Section 4.07 hereof or the declaration or payment of any dividend or the making of any other payment or distribution described in Section 4.07(c)(y) which does not constitute an Event of Default pursuant to Section 6.01(e); (H) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person; and (I) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person.

SECTION 4.12.    LIENS.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any property or asset now owned or hereafter acquired, or any income or profits therefrom, except Permitted Liens, to secure any Indebtedness of the Company or such Restricted Subsidiary (if it is not also a Guarantor), unless such Indebtedness is expressly subordinated to the Notes or any Subsidiary Guarantee.

SECTION 4.13.    GUARANTEES OF CERTAIN INDEBTEDNESS BY RESTRICTED SUBSIDIARIES.

The Company shall not permit any Restricted Subsidiary, directly or indirectly, to enter into a guarantee any Indebtedness of the Company or any Guarantor (the “Other Company Indebtedness”) other than Permitted Guarantees, unless such Restricted Subsidiary (if it is not already a Guarantor) contemporaneously executes and delivers a Subsidiary Guarantee and a supplemental indenture to this Indenture in accordance with the terms of Section 10.02 hereof, which Subsidiary Guarantee will be senior to such Restricted Subsidiary’s guarantee of such Other Company Indebtedness if such Other Company Indebtedness so guaranteed is subordinated Indebtedness.

SECTION 4.14.    CORPORATE EXISTENCE.

Subject to Article 5 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, and, subject to Article 10 hereof, the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Restricted Subsidiary; provided, however, that the Company shall not be required to preserve the existence of any of its Restricted Subsidiaries, if the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole.

SECTION 4.15.    OFFER TO PURCHASE UPON CHANGE OF CONTROL.

(a)    Upon the occurrence of a Change of Control, each Holder shall have the right to require the Company to purchase all or any portion (provided that such portion is a Permitted Denomination) of such Holder’s Notes, pursuant to an offer described in this Section 4.15 (a “Change of Control Offer”), at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase (the “Change of Control Payment”). Within 30 days following a Change of Control, the Company shall give notice to each Holder and the Trustee stating: (1) that the Change of Control Offer is being made pursuant to this Section 4.15 and that all Notes validly tendered and not withdrawn will be accepted for payment; (2) the purchase price and the purchase date, which shall be no earlier than 30 days but no later than 60 days from the date such notice is given (the “Change of Control Payment Date”); (3) that any Note not tendered will continue to accrue interest; (4) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date; (5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, properly endorsed for transfer, together with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed and such customary documents as the Company may reasonably request, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; (6) that Holders will be entitled to withdraw their election if the Paying Agent receives, no later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and (7) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be a Permitted Denomination. If any of the Notes subject to a Change of Control Offer is in the form of a Global Note, then the Company shall modify such notice to the extent necessary to accord with the procedures of the Depository applicable to repurchases. Further, the Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions relating to the Change of Control Offer, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described above by virtue thereof.

(b)    On or before 10:00 a.m. New York time on the Business Day immediately preceding the Change of Control Payment Date, the Company shall, to the extent lawful, (a) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (b) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (c) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent shall promptly deliver to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, however, that each such new Note will be in a Permitted Denomination. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(c)    The Change of Control provisions described above shall be applicable whether or not any other provisions of this Indenture are applicable.

(d)    The foregoing provisions of this Section 4.15 that require the Company to make a Change of Control Offer following a Change of Control shall be applicable regardless of whether any other provisions of this Indenture are applicable. The Company shall not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(e)    The provisions of this Section 4.15 relating to the Company’s obligation to make a Change of Control Offer may be waived or modified, prior to the occurrence of a Change of Control, with the written consent of the holders of a majority in aggregate principal amount of the then outstanding Notes.

SECTION 4.16.    ISSUANCES AND SALES OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES.

The Company (i) shall not, and shall not permit any Restricted Subsidiary of the Company to, transfer, convey, sell or otherwise dispose of any Capital Stock of any Restricted Subsidiary of the Company to any Person (other than the Company or a Restricted Subsidiary of the Company) and (ii) shall not permit any Restricted Subsidiary of the Company to issue any of its Equity Interests to any Person other than to the Company or a Restricted Subsidiary of the Company unless:

(1)    the Net Proceeds from such issuance, transfer, conveyance, sale or other disposition are applied in accordance with Section 4.10 hereof and

(2)    immediately after giving effect to such transfer, conveyance, sale or other disposition, such Restricted Subsidiary either continues to be a Restricted Subsidiary or, if such Restricted Subsidiary would no longer constitute a Restricted Subsidiary, any remaining Investment in such Restricted Subsidiary would have been permitted to be made under Section 4.07 hereof if made on the date of such transfer, conveyance, sale or other disposition.

For purposes of this Section 4.16, the creation or perfection of a Lien on any Capital Stock of a Restricted Subsidiary of the Company to secure any Indebtedness of the Company or any of its Restricted Subsidiaries shall not be deemed to be a disposition of such Capital Stock; provided, however, any sale by the secured party of such Capital Stock following foreclosure of its Lien shall be subject to this Section 4.16.

SECTION 4.17.    SALE-AND-LEASEBACK TRANSACTIONS.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any sale-and-leaseback transaction (other than in connection with a Galileo Transaction); provided, however, that the Company or any Restricted Subsidiary, as applicable, may enter into a sale-and-leaseback transaction if (i) the Company or such Restricted Subsidiary could have (a) incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such sale-and-leaseback transaction pursuant to the Consolidated Interest Coverage Ratio test set forth in the first paragraph of Section 4.09 hereof and (b) incurred a Lien to secure such Indebtedness pursuant to Section 4.12 hereof, (ii) the gross cash proceeds of such sale-and-leaseback transaction are at least equal to the fair market value (as determined in accordance with the definition of such term, the results of which determination shall be set forth in an Officers’ Certificate delivered to the Trustee) of the property that is the subject of such sale-and-leaseback transaction and (iii) the transfer of assets in such sale-and-leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, Section 4.10 hereof, if applicable.

SECTION 4.18.    NO INDUCEMENTS.

The Company shall not, and the Company shall not permit any of its Subsidiaries, either directly or indirectly, to pay (or cause to be paid) any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver, amendment or supplement of any terms or provisions of this Indenture or the Notes, unless such consideration is offered to be paid (or agreed to be paid) to all Holders which so consent, waive or agree to amend or supplement in the time frame set forth on solicitation documents relating to such consent, waiver or agreement.

SECTION 4.19.    ADDITIONAL AMOUNTS

All payments made by or on behalf of the Company or any Guarantor under or with respect to the Notes or the Subsidiary Guarantees will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including without limitation, penalties, interest and any other liability with respect thereto) (“Taxes”) imposed or levied by or on behalf of any jurisdiction in which the Company or any Guarantor (including any successor entities) is then organized or resident for tax purposes or any political subdivision thereof or therein or any jurisdiction by or through which payment is made (each, a “Relevant Taxing Jurisdiction”), unless the Company or any Guarantor (or any Paying Agent) is required to withhold or deduct Taxes under the laws of the Relevant Taxing Jurisdiction or by the interpretation or administration thereof by the relevant taxing authority. If the Company or any Guarantor (or any Paying Agent) is so required to withhold or deduct any amount for or on account of Taxes imposed or levied by or on behalf of a Relevant Taxing Jurisdiction from any payment made under or with respect to the Notes or the Subsidiary Guarantees, the Company or any such Guarantor will pay to each Holder of the Notes that are outstanding on the date of the required payment, such additional amounts (in the form of (x) in the case of PIK Interest, additional PIK Interest and (y) in all other cases, cash) (“Additional Amounts”) as may be necessary so that the net amount received by such Holder (including the Additional Amounts) after such withholding or deduction will not be less than the amount such Holder would have received if such Taxes had not been withheld or deducted, provided that no Additional Amounts will be payable with respect to any Note:

(a)    surrendered by the Holder or the beneficial owner thereof for payment of principal more than 30 days after the later of (1) the date on which such payment first became due and (2) if the full amount payable has not been received by or on behalf of the relevant Holder or the beneficial owner on or prior to such due date, the date on which, the full amount having been so received, notice to that effect shall have been given to the Holders except to the extent that the Holder or the beneficial owner would have been entitled to such Additional Amounts on surrendering such Note for payment on any day during the applicable 30-day period;

(b)    if any tax, assessment or other governmental charge is imposed or withheld by reason of the failure to comply by the Holder or, if different, the beneficial owner (ayant-droit) of the Note with a request addressed to such Holder or beneficial owner to provide information, documents or other evidence concerning the nationality, residence, identity or connection with the Relevant Taxing Jurisdiction of such Holder or beneficial owner which is required or imposed by a statute, treaty, regulation or administrative practice of the Relevant Taxing Jurisdiction as a precondition to exemption from all or part of such tax, assessment or governmental charge;

(c)    held by or on behalf of a Holder or the beneficial owner who is liable for Taxes in respect of such Note by reason of having some connection with the Relevant Taxing Jurisdiction other than the mere purchase, holding or disposition of any Note, or the receipt of payments made by or on behalf of the Company or any Guarantor in respect thereof or any Subsidiary Guarantee, including, without limitation, such Holder or beneficial owner being or having been a citizen or resident thereof or being or having been present or engaged in a trade or business therein or having had a permanent establishment therein;

(d)    on account of any estate, inheritance, gift, sale, transfer, personal property or other similar tax, assessment or other governmental charge;

(e)    except in the case of the winding up of the Company or any Guarantor, any Note surrendered for payment in the Republic of France;

(f)    as a result of any combination of (a), (b), (c), (d) or (e) or with respect to any payment made by or on behalf of the Company or any Guarantor in respect of any Note or Subsidiary Guarantee to any Holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent that a beneficiary or settlor or beneficial owner would not have been entitled to any Additional Amounts had such beneficiary or settlor or beneficial owner been the Holder;

(g)    such withholding or deduction is imposed or levied on a payment to a Luxembourg resident individual and is required to be made pursuant to the Luxembourg law of 23 December 2005;

(h)    when such withholding or deduction is required to be made by reason of that interest being (x) paid to a bank account opened in a financial institution established in, or (y) paid or accrued to a person established or domiciled in, a non-cooperative State or territory (Etat ou territoire non-coopératif) as defined in Article 238-0 A of the French Code général des impôts;

(i)    in case of Taxes which are payable otherwise than by withholding or deduction from a payment made under or with respect to the Notes;

(j)    when such withholding or deduction is required to be made by reason of the Holder or the beneficial owner of the Note concurrently being a shareholder of the Company or of any Guarantor; or

(k)    Any combination of items (a) through (j) above.

Notwithstanding any other provision of this Indenture, all amounts to be paid on the Notes by or on behalf of the Company or by any Guarantor, will be paid net of any deduction or withholding imposed or required pursuant to an agreement described in Section 1471(b) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or otherwise imposed pursuant to Sections 1471 through 1474 of the Code (or any regulations thereunder or official interpretations thereof) or an intergovernmental agreement between the United States and another jurisdiction facilitating the implementation thereof (or any fiscal or regulatory legislation, rules or practices implementing such an intergovernmental agreement) (any such withholding or deduction, a “FATCA Withholding”). Neither the Company nor any other person, including any Guarantor, will be required to pay any Additional Amounts in respect of FATCA Withholding.

The Company or any Guarantor will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Company will furnish, within 60 days after the date the payment of any Taxes is due pursuant to applicable law, to the Trustee, copies of tax receipts (to the extent received from the relevant tax authorities in the usual course or as generally provided) evidencing that such payment has been made by the Company or any Guarantor. The Trustee will make such evidence available to the Holders upon request.

At least 30 days prior to each date on which any payment under or with respect to the Notes or the Subsidiary Guarantees is due and payable, if the Company or any Guarantor becomes obligated to pay Additional Amounts with respect to such payment (unless such obligation to pay Additional Amounts arises after the 30th day prior to the date on which payment under or with respect to the Notes or the Subsidiary Guarantees is due and payable, in which case it will be paid promptly thereafter and in any case before the relevant payment date), the Company will deliver to each Paying Agent an Officers’ Certificate stating the fact that such Additional Amounts will be payable, and the amount so payable and will set forth such other information as necessary to enable such Paying Agent to pay such Additional Amounts to the Holders of the Notes on the payment date. Whenever in this Indenture there is mentioned, in any context, (a) the payment of principal (and premium, if any), (b) purchase prices in connection with a purchase of the Notes, (c) interest or (d) any other amount payable on or with respect to any of the Notes or the Subsidiary Guarantees, such mention is deemed to include mention of the payment of Additional Amounts provided for in this section to the extent, that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The Company or a Guarantor, as the case may be, will pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise in the United States, the Republic of France or in any jurisdiction in which a Paying Agent is located from the initial issue or registration of the Notes or on the enforcement of any payments with respect to the Notes, any Subsidiary Guarantee, the Indenture or any other documents related thereto (limited, in case of Taxes attributable to the receipt of payments thereto, to any such Taxes imposed or withheld in a Relevant Taxing Jurisdiction that are not excluded under clauses (a) through (k) above).

The obligations of the Company or any Guarantor described in this Section 4.19 will survive any termination, defeasance or satisfaction and discharge of this Indenture or any transfer by a holder or beneficial owner of its notes, and will apply, mutatis mutandis, to any jurisdiction in which any successor Person to the Issuer or any Guarantor is incorporated, engaged in business for tax purposes or resident for tax purposes or any jurisdiction from or through which such Person makes any payment on the Notes and any department or any political subdivision thereof or therein.

SECTION 4.20.    INDEMNIFICATION FOR FOREIGN CURRENCY JUDGMENTS.

The obligations of the Company to any Holder, the Trustee, the Agents or the Collateral Agent shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than United States dollars (in the case of dollar-denominated Notes) and euros (in the case of euro-denominated Notes) (the “Agreement Currency”), be discharged only to the extent that on the day following receipt by such Holder, the Trustee, the Agents or the Collateral Agent, as the case may be, of any amount in the Judgment Currency, such Holder, the Trustee, the Agents or the Collateral Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the amount originally to be paid to such Holder, the Trustee, the Agents or the Collateral Agent, as the case may be, in the Agreement Currency, the Company agrees, as a separate obligation and notwithstanding such judgment, to pay to such Holder, the Trustee, the Agents or the Collateral Agent, as the case may be, the difference, and if the amount of the Agreement Currency so purchased exceeds the amount originally to be paid to such Holder, the Trustee, the Agents or the Collateral Agent, as the case may be, such Holder, the Trustee, the Agents or the Collateral Agent, as the case may be, shall pay to or for the account of the Company such excess; provided that such Holder, the Trustee, the Agents or the Collateral Agent, as the case may be, shall not have any obligation to pay any such excess as long as a Default has occurred and is continuing, in which case such excess may be applied by such Holder, the Trustee, the Agents or the Collateral Agent, as the case may be, to such obligations.

SECTION 4.21.    CONDUCT OF BUSINESS.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, engage in the conduct of any business other than the business being conducted on the Issue Date and such other businesses as are reasonably necessary or desirable to facilitate the conduct and operation of, or ancillary or reasonably related to, such businesses

(notably in terms of use and leverage of the portfolio of technology and knowhow of the Company and its Restricted Subsidiaries), except to the extent as would not be material to the Company and its Restricted Subsidiaries, taken as a whole.

SECTION 4.22.    ANTI-LAYERING.

The Company shall not and shall not permit any Guarantor to incur, directly or indirectly, any Indebtedness that is subordinated in right of payment to any Indebtedness of the Company or the Guarantor, as the case may be, unless (a) the Indebtedness so incurred is subordinated in right of payment to, the Notes or the relevant Subsidiary Guarantee, as the case may be, (b) the ranking in right of payment of such Indebtedness arises as a matter of law or (c) such Indebtedness is subject to the terms of the Intercreditor Agreement.

Unsecured Indebtedness will not be deemed to be subordinated in right of payment to secured Indebtedness solely because it is unsecured, and Indebtedness that is not guaranteed by a particular Person is not deemed to be subordinated in right of payment to Indebtedness that is so guaranteed solely because it is not so guaranteed.

SECTION 4.23.    EFFECTIVENESS OF COVENANTS AND EVENTS OF DEFAULT.

The covenants described under clauses (b)(iii) and (b)(iv) in Section 10.03 (“Guarantors may Consolidate, etc., on Certain Terms”), Section 4.07 (“Restricted Payments”), Section 4.09 (“Incurrence of Indebtedness and Issuance of Disqualified Stock”), Section 4.08 (“Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”), Section 4.11 (“Transactions with Affiliates”), Section 4.21 (“Conduct of Business”), Section 4.10 (“Asset Sales”), clauses (i)(a), (ii) and (iii) in Section 4.17 (“Sale-and-Leaseback Transactions”) and Section 4.16 (“Issuances and Sales of Capital Stock of Restricted Subsidiaries”) and the Events of Default described in clauses (e) and (f) in Section 6.01 (“Events of Default”) (collectively, the “Suspended Provisions”) will no longer be in effect upon the Company attaining Investment Grade Status. If at any time the Company’s credit rating is downgraded from Investment Grade Status, then the Suspended Provisions will thereafter be reinstated as if such covenants had never been suspended and be applicable pursuant to the terms of this Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of this Indenture), unless and until the Company subsequently attains Investment Grade Status (in which event the Suspended Provisions shall again no longer be in effect for such time that the Company maintains Investment Grade Status); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under the Indenture with respect to the Suspended Provisions based on, and none of the Company or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring after the Company attains Investment Grade Status and before any reinstatement of such Suspended Provisions as provided above, or any actions taken at any time pursuant to any contractual obligation arising prior to such reinstatement, regardless of whether such actions or events would have been permitted if the applicable Suspended Provisions remained in effect during such period.

SECTION 4.24.    WITHHOLDING.

(a)    Each party hereto shall, within ten business days of a written request by another party, supply to that other party such forms, documentation and other information relating to it, its operations, or the Notes as that other party reasonably requests for the purposes of that other party’s compliance with Applicable Law and shall notify the relevant other party reasonably promptly in the event that it becomes aware that any of the forms, documentation or other information provided by such party is (or becomes) inaccurate in any material respect; provided, however, that no party shall be required to provide any forms, documentation or other information pursuant to this Section 4.24 to the extent that: (i) any such form, documentation or other information (or the information required to be provided on such form or documentation) is not reasonably available to such party and cannot be obtained by such party using reasonable efforts; or (ii) doing so would or might in the reasonable opinion of such party constitute a breach of any: (1) Applicable Law; (2) fiduciary duty; or (3) duty of confidentiality. For purposes of this Section 4.24, “Applicable Law” shall be deemed to include (i) any rule or practice of any Authority by which any party is bound or with which it is accustomed to comply; (ii) any agreement between any Authorities; and (iii) any agreement between any Authority and any party that is customarily entered into by institutions of a similar nature.

(b)    The Company shall notify the Trustee and each Agent in the event that it determines that any payment to be made by the Trustee or an Agent under the Notes is a payment which could be subject to FATCA Withholding if such payment were made to a recipient that is generally unable to receive payments free from FATCA Withholding, and the extent to which the relevant payment is so treated, provided, however, that the Company’s obligation under this Section 4.24 shall apply only to the extent that such payments are so treated by virtue of characteristics of the Company, the Notes, or both.

(c)    Notwithstanding any other provision of this Indenture, each of the Trustee and each Paying Agent shall be entitled to make a deduction or withholding from any payment which it makes under the Notes for or on account of any Tax, if and only to the extent so required by Applicable Law, in which event the Trustee or any Paying Agent shall make such payment after such deduction or withholding has been made and shall account to the relevant Authority within the time allowed for the amount so deducted or withheld or, at its option, shall reasonably promptly after making such payment return to the Company the amount so deducted or withheld, in which case, the Company shall so account to the relevant Authority for such amount. For the avoidance of doubt, FATCA Withholding is a deduction or withholding which is deemed to be required by Applicable Law for the purposes of this Section 4.24.

(d)    The Company Agrees to hold the Trustee and the paying agents harmless for any losses that they may suffer due to the actions required to comply with Applicable Law. The terms of this Section 4.24 shall survive the termination and discharge of this Indenture.

SECTION 4.25.    INTERCREDITOR AGREEMENTS.

(a)     At the request of the Company, in connection with the incurrence by the Company or the Restricted Subsidiaries of any secured Indebtedness permitted to be Incurred under Sections 4.09 and 4.12, including First Lien Obligations that are secured by a First Lien, Other Pari Passu Lien Obligations and Indebtedness that is secured by a junior priority lien, the Company, the relevant Restricted Subsidiaries, the Trustee, the Collateral Agent and the International Security Agent shall enter into with the holder of such Indebtedness (or their duly authorized representatives) an Applicable Intercreditor Agreement or an intercreditor agreement (“Additional Intercreditor Agreement”) on substantially the same terms as an Applicable Intercreditor Agreement (or terms not materially less favorable to the Holders of the Notes), including substantially the same terms with respect to the limitation on enforcement and release of Guarantees; provided, that such Additional Intercreditor Agreement will not impose any personal obligations on the Trustee, the Collateral Agent or the International Security Agent, or adversely affect the rights, duties, liabilities or immunities of the Trustee, the Collateral Agent or the International Security Agent under this Indenture or the Intercreditor Agreements.

(b)     At the direction of the Company and without the consent of the Holders of the Notes, the Trustee, the Collateral Agent or the International Security Agent shall from time to time enter into one or more amendments to the Intercreditor Agreement or any Additional Intercreditor Agreement to: (1) cure any ambiguity, omission, mistake, defect or inconsistency of any such agreement, (2) increase the amount or types of Indebtedness covered by any such agreement that may be incurred by the Company or a Restricted Subsidiary (including, with respect to the Intercreditor Agreement or any Additional Intercreditor Agreement, the addition of provisions relating to new Indebtedness ranking junior in right of payment to the Notes), (3) add parties to the Intercreditor Agreement or an Additional Intercreditor Agreement, including Guarantors, or successors, including successor trustees or other representatives, (4) secure the Notes (or any Indebtedness of the Company or any Guarantor which is expressly subordinated to the Notes or any Subsidiary Guarantee, to the extent permitted hereunder), (5) make provision for equal and ratable pledges of any collateral to secure the Notes or (6) make any other change to any such agreement that does not adversely affect the Notes in any material respect. The Company shall not otherwise direct the Trustee to enter into the amendment to the Intercreditor Agreement or any Additional Intercreditor Agreement without the consent of the Holders representing a majority in aggregate principal amount of the Notes then outstanding, except as otherwise permitted under Article 9 and the Company may only direct the Trustee to enter into any amendment to the extent such amendment does not impose any personal obligations on the Trustee or, in the opinion of the Trustee, adversely affect the rights, duties, liabilities or immunities of the Trustee under this Indenture or the Intercreditor Agreement.

(c) Each Holder, by accepting a Note, shall be deemed to have agreed to and accepted the terms and conditions of the Additional Intercreditor Agreement (whether then entered into or entered into in the future pursuant to the provisions described herein). A copy of the Intercreditor Agreement shall be made available for inspection during normal business hours on any Business Day upon prior written request at the offices of the Trustee and, for so long as any Notes are admitted to trading on the Official List of the Luxembourg Stock Exchange and admitted to trading on the Euro MTF Market thereof, at the offices of a Transfer Agent in Luxembourg.]

SECTION 4.26.    IMPAIRMENT OF SECURITY INTEREST.

(a)    Subject to the rights of the holders of Permitted Liens, and to the provisions governing the release of Collateral as described in Article 11, the Company shall not, and shall not permit any of its Restricted Subsidiaries to, take or knowingly or negligently omit to take, any action which action or omission would or could reasonably be expected to have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Trustee and the Holders, unless such action or failure to take action is otherwise permitted or contemplated by this Indenture or the Security Documents. The Company shall not amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Security Documents in any way that would be adverse to the Holders in any material respect, except as permitted under Articles 9 or 11 hereof, the Intercreditor Agreement or any other Security Documents. Notwithstanding the foregoing, nothing in this Section 4.26 will restrict the discharge and release of the security interest with respect to the Collateral in accordance with the Indenture or the Intercreditor Agreement.

(b)    At the direction of the Company and without the consent of the Holders, the Trustee and the Collateral Agent or the International Security Agent (as applicable) may from time to time enter into one or more amendments to the Security Documents to: (i) cure any ambiguity, mistakes, omission, defect or inconsistency therein; (ii) provide for any Permitted Liens on Collateral; (iii) add to the Collateral for the benefit of the Holders; or (iv) make any other change thereto that does not impair any security interest over any of the assets comprising the Collateral or otherwise adversely affect the Holders in any material respect; provided, however, that, in the case of clauses (ii) and (iii) above, no Security Document may be amended, extended, renewed, restated, supplemented or otherwise modified or replaced, unless contemporaneously with such amendment, extension, renewal, restatement, supplement, modification or renewal, the Company delivers to the Trustee:

(i)    a solvency opinion, in form satisfactory to the Trustee, from an independent financial advisor confirming the solvency of the Company and its Subsidiaries, taken as a whole, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement;

(ii)    a certificate from the board of directors or chief financial officer of the relevant obligor (acting in good faith), in the form set forth as an exhibit to this Indenture, that confirms the solvency of the Person granting such Lien after giving effect to any transaction related to such amendment, extension, renewal, restatement, supplement, modification or replacement; or

(iii)    an Opinion of Counsel, in form satisfactory to the Trustee confirming that, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement, the Lien or Liens securing the Notes created under the Security Documents as so amended, extended, renewed, restated, supplemented, modified or replaced remain valid and perfected Liens not otherwise subject to any limitation, imperfection or new hardening period, in equity or at law, that such Lien or Liens were not otherwise subject to immediately prior to such amendment, extension, renewal, restatement, supplement, modification or replacement.

(c)    Nothing in this Section 4.26 will restrict the release or replacement of any Collateral in compliance with the provisions set out in Section 11.04.

In the event that the Company complies with the requirements of this Section 4.26, the Trustee and/or the Collateral Agent and/or the International Security Agent (as the case may be) will consent to any such amendment, extension, renewal, restatement, supplement, modification or replacement without the need for instructions from the Holders.

SECTION 4.27.    FURTHER ASSURANCES.

(a)    Notwithstanding any other provision, permission or authorization to the contrary in this Indenture, the Company will undertake not to carry out or otherwise effect or complete, and shall cause the Restricted Subsidiaries not to carry out or otherwise effect or complete: (i) any single transaction or series of related transactions (including any disposal, sale-leaseback, issue of shares or other securities, or merger, amalgamation or reorganization) or any change to the Company or the Guarantors (including any resignation of a Guarantor) which (A) would, other than in compliance with Section 11.04 hereof and Article 9 hereof, have the effect of changing the nature or scope of any Security Interest or would have the effect of releasing any Security or (B) would, other than in compliance with Article 9, Article 10 and Section 11.04 hereof, have the effect of releasing any Subsidiary Guarantee or Security in favor of the Notes or (ii) any single transaction or series of related transactions which consists of the sale, lease, transfer or other disposal (including by a Guarantor to a member of the Group which is not a Guarantor) of: (A) any member of the Group the shares of which are subject to a Lien in favor of the Notes or (B) any direct or indirect Subsidiary of any such member of the Group having a book value or an aggregate book value equal to the lower of (1) 30% of the aggregate book value of all of the assets of that disposing entity and (2) $20,000,000, in each case without complying with Section 4.10, Section 4.16, and/or Article 5, to the extent applicable.

(b)    Subject to the Agreed Security Principles, each Obligor shall (and the Company shall ensure that each Subsidiary will) promptly do all such acts or execute all such documents as the Collateral Agent or International Security Agent (as applicable) may reasonably specify or as the Company, acting in good faith and consistent with past practice under the French Revolving Facility, shall reasonably determine is necessary (and in such form as the Collateral Agent or International Security Agent (as applicable)

may reasonably require in favor of the Collateral Agent or International Security Agent (as applicable) or its nominee(s)) (i) to perfect the Security created or intended to be created under or evidenced by the Security Documents or for the exercise of any rights, powers and remedies of the Collateral Agent, the International Security Agent or the Secured Parties (as applicable) provided by or pursuant to the Notes Documents or by law, (ii) to confer on the Collateral Agent, the International Security Agent or the Secured Parties (as applicable) Security over any property and assets of such Obligor constituting Collateral located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Security Documents (provided that no additional Security shall be required over Collateral covered by the Dutch Security Agreements), and/or (iii) to facilitate the realization of the assets which are, or are intended to be, the subject of the Collateral (it being understood that it is the intent of the parties that the Obligations under the Notes Documents shall be secured by (x) substantially all the personal property of the Company and the other Obligors that are Domestic Subsidiaries provided that a security interest with respect to which may be perfected by UCC filing and (y) certain other assets reasonably determined by the Company in good faith from time to time, including, to the extent not covered by the foregoing, the Shares (but excluding, in each case and without limitation, real property, mineral interests and vessels), except to the extent that a security interest over such Collateral would not be permitted by the terms of any Permitted Lien existing over such assets.

(c)    Subject to the Agreed Security Principles, each Obligor shall (and the Company shall ensure that each member of the Group will) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Collateral Agent, the International Security Agent or the Secured Parties (as applicable) by or pursuant to the Notes Documents. For the avoidance of doubt, the only actions that shall be required to perfect the security interest in respect of the personal property of the Company and the other Obligors that are Domestic Subsidiaries shall be UCC filings.

(d)    Each Obligor shall (and the Company shall ensure that each member of the Group will) ensure that at any time that Security is granted to a security or collateral agent under, or the holders of, the Second Lien Notes or the SN Interest Second Lien Notes, such Security shall be (or shall have been) granted on a prior-ranking basis to the Collateral Agent, the International Security Agent and/or the Secured Parties (as applicable) pursuant to substantially similar documentation, agreements or arrangements as the Security granted under the Security Documents and on terms consistent with the Intercreditor Agreement for prior-ranking security (as between the Notes and the Subsidiary Guarantees on the one hand and the Second Lien Notes, SN Interest Second Lien Notes and the guarantees thereof on the other hand).

(e)    The Company shall cause (i) any subsequently acquired wholly owned Domestic Subsidiary that is acquired in any transaction or series of transactions for aggregate consideration in excess of $50,000,000 and (ii) any subsequently acquired, organized or reorganized Foreign Subsidiary to the extent such would be required under Section 4.13 to, and is able to, provide a guarantee of the Notes and provides any such guarantee to become an Additional Guarantor by executing a supplemental indenture and each applicable Security Document in favor of the Collateral Agent, the International Security Agent or the Holders (as applicable). If any such Foreign Subsidiary ceases to provide any such guarantee that triggered its requirement to provide a Subsidiary Guarantee pursuant to Section 4.13, then it shall automatically cease to be a Guarantor and will be released from its obligations under all the Notes Documents and the Collateral Agent or the International Security Agent (as applicable) shall promptly execute and deliver to such Guarantor, at such Guarantor’s expense, all documents that such Guarantor shall reasonably request to evidence such release (it being understood that any such execution and delivery of documents shall be without recourse to or representation or warranty by the Collateral Agent, the International Security Agent or any Secured Party). Notwithstanding the foregoing. Company shall not cause or permit a Subsidiary organized under the laws of Canada as an unlimited liability corporation to become an Obligor hereunder.

(f)    (i) Subject to the Agreed Security Principles, Company shall procure that each Person which accedes to this Indenture as a Guarantor (each an “Additional Guarantor”) after the Issue Date shall (having regard to the approach taken prior to the Issue Date regarding the taking of Security to the extent applicable in the relevant circumstances) grant Security over its property and other assets of the same type as the property or other assets already constituting Collateral and intended to be granted by or pursuant to Security Documents (and which shall include, for the avoidance of doubt, any library) and (ii) when a Security Document is entered into pursuant to this Section 4.27(f), the Company shall deliver to the Collateral Agent or the International Security Agent (as applicable) (A) the original Security Document executed by the relevant member of the Group and the Collateral Agent or International Security Agent (as applicable), (B) all other documents required to perfect the security in conformity with the Agreed Security Principles, (C) all relevant legal opinions and (D) such other evidence as reasonably appropriate in relation to the entering into of a Security Document.

(g)    (i) Subject to the Agreed Security Principles, Company shall procure that each Obligor which is the creditor of any loan to a member of the Group whose shares constitute Collateral shall (A) subject to the following clause (B), grant Security over each such loan within 30 days after delivery of the Officers’ Certificate required pursuant to Section 4.04(a) for the fiscal quarter in which such loan was made and (B) to the extent only that (1) the granting of the Security referred to in paragraph (A) above requires the execution of an additional Security Document and (2) no Event of Default has occurred, such Security shall only be granted if the relevant loan or loans made by such Obligor to the relevant company are in an amount greater than $5,000,000 in aggregate (it being provided that this $5,000,000 threshold shall cease to apply as soon as an Event of Default occurs).

(h)    Subject to the terms of the Intercreditor Agreement, if (i) any Obligor shall at any time hold or acquire any Instrument (as defined in the Pledge and Security Agreement (U.S.)) governed by the laws of any State of the United States of America that constitutes Collateral or (ii) any Grantor (as defined in the Pledge and Security

Agreement (U.S.)) shall at any time hold or acquire any Instrument (as defined in the Pledge and Security Agreement (U.S.)), in each case that evidences intercompany loans made by such Obligor or Grantor to a Pledged Company, such Obligor or Grantor shall forthwith endorse, assign and deliver such Instruments to the Collateral Agent, accompanied by undated instruments of endorsement, transfer or assignment duly executed in blank; provided that unless an Event of Default has occurred and is continuing, such obligation of such Obligor or Grantor shall only apply so as necessary to ensure that the aggregate principal amount of such Instruments outstanding to the relevant Pledged Company which have not been so delivered does not exceed in aggregate $5,000,000.

(i)    The permissive rights of the Collateral Agent and the International Security Agent create no duties on such persons. None of the Collateral Agent or the International Security Agent shall have duties in respect of the perfection of the Liens and neither of them shall be responsible for the Lien on any of the Collateral.

ARTICLE 5

SUCCESSORS

SECTION 5.01.    SUCCESSOR CORPORATION SUBSTITUTED.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Company not constituting an Event of Default pursuant to Section 6.01(f) hereof, the successor corporation formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Company” shall refer instead to the successor corporation and not to the Company), and may exercise every right and power of the Company under this Indenture with the same effect as if such successor corporation had been named as the Company herein; provided, however, that the predecessor Company shall not be relieved from its obligations under this Indenture or the Notes in the case of any such lease.

ARTICLE 6

DEFAULTS AND REMEDIES

SECTION 6.01.    EVENTS OF DEFAULT.

An “Event of Default” occurs if:

(a)    the Company defaults in the payment when due of interest on the Notes, and such default continues for a period of 30 days;

(b)    the Company defaults in the payment when due of principal of or premium, if any, on the Notes;

(c)    the Company fails to comply with any of the provisions of Sections 3.09 or 4.15 hereof;

(d)    the Company or any Restricted Subsidiary fails to observe or perform any other covenant or other agreement in this Indenture or the Notes for 30 days after it receives written notice from the Trustee or the Holders of at least 25% in principal amount of the Notes then outstanding of such failure;

(e)    the declaration or payment of any dividend or the making of any other payment or distribution described in subclause (y) of Section 4.07(c) hereof, which declaration, payment or distribution (together with the aggregate amounts of such dividends, payments or distributions declared, paid or distributed after the Issue Date) would not be permitted by Section 4.07 hereof if it were treated as a Restricted Payment;

(f)    the Company consolidates or merges (fusion) with or into (whether or not the Company is the surviving corporation), or sells, assigns, transfers, leases, conveys, demerges (scission) or otherwise disposes of all or substantially all of its properties or assets in one or more related transactions, to, another Person unless: (1) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance, demerger or other disposition shall have been made is a corporation organized or existing under the laws of the United States (or any state thereof or the District of Columbia), France or any other member state of the European Union (as constituted on the Issue Date); (2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance, demerger or other disposition shall have been made assumes all the obligations of the Company under the Notes and this Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (3) immediately after such transaction no Default or Event of Default exists; (4) except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company, the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance, demerger or other disposition shall have been made, (i) shall have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (ii) shall, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test set forth in the first paragraph of Section 4.09 hereof; and (5) the Company shall deliver, or cause to be delivered, to the Trustee, in form reasonably satisfactory to the Trustee, (i) an Officers’

Certificate stating that such consolidation, merger or disposition and any supplemental indenture in respect thereto comply with this provision and that all conditions precedent in this Indenture relating to such transaction or transactions have been complied with and (ii) an Opinion of Counsel stating that the requirements of clauses (1) and (2) of this Section 6.01(f) have been satisfied;

(g)    default occurs under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of this Indenture, which default (i) is caused by a failure to pay principal of or premium or interest on such Indebtedness prior to the expiration of any grace period provided in such Indebtedness, including any extension thereof (a “Payment Default”) or (ii) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates in excess of $25,000,000; and provided, further, that if such default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 10 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, an Event of Default and any consequential acceleration of the Notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree; and provided, further, that any failure to pay amounts due in connection with charter agreements and related guarantees as a result of a good faith dispute between the Company or any of its Restricted Subsidiaries and the counterparty shall not constitute an Event of Default under this clause (g) for so long as such dispute is maintained in good faith by the Company or such Restricted Subsidiary;

(h)    a final judgment or final judgments for the payment of money are entered by a court or courts of competent jurisdiction against the Company or any of its Restricted Subsidiaries and such judgment or judgments are not paid or discharged for a period (during which execution shall not be effectively stayed) of 60 days; provided that the aggregate of all such undischarged judgments (not covered by insurance) exceeds $25,000,000;

(i)    the failure of any Guarantor to perform any covenant set forth in its Subsidiary Guarantee or the repudiation by any Guarantor of its obligations under its Subsidiary Guarantee or the unenforceability of any Subsidiary Guarantee for any reason other than as provided in this Indenture;

(j)    the Company or any Significant Subsidiary is unable to pay its debts as they fall due and commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of or a composition with its creditors;

(k)    the Company or any Significant Subsidiary takes any corporate action or other steps are taken or legal proceedings are started under applicable bankruptcy laws for its sauvegarde, redressement judiciaire, liquidation judiciaire or other winding-up, dissolution, administration or reorganization (whether by way of voluntary or involuntary arrangement, scheme of arrangement or otherwise) or for the appointment of a mandataire ad hoc, conciliateur or administrateur provisoire, or other liquidator, receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of any or all of its revenues and assets; provided that this clause (k) shall not apply to an action, legal proceeding or other step (i) on vexatious or frivolous grounds or (ii) which is withdrawn or discharged within 40 days, in each case where such action, legal proceeding or other step was not commenced by, consented to or taken by the Company or any Significant Subsidiary;

(l)    any execution or distress is levied against, or an encumbrancer takes possession of, the whole or any part of, the property, undertaking or assets of the Company or any Significant Subsidiary or any event occurs which under the laws of any jurisdiction has a similar or analogous effect in relation to property, undertaking or assets the value of which is superior to $25,000,000, other than an action, legal proceeding or other step on vexatious or frivolous grounds or which is withdrawn or discharged within 40 days, provided that this clause (l) shall not apply to any execution, distress, seizure or any other of the foregoing actions, in each case in relation to any vessel, that are not the result of any action of or failure to act by any member of the Group; or

(m)    with respect to (i) Collateral relating to any Capital Stock of or voting rights in the Company or any intragroup loans granted to the Company or (ii) any other Collateral having a fair market value in excess of $2,500,000, one or more of the Security Documents shall, at any time, cease to be in full force and effect, or a Security Document shall be declared invalid or unenforceable by a court of competent jurisdiction or the relevant grantor (or a third-party creditor of the relevant grantor) or the security granted pursuant to a Security Document asserts, in any pleading in any court of competent jurisdiction, that any such Security Document is invalid or unenforceable for any reason other than the satisfaction in full of all obligations under this Indenture and discharge of this Indenture, other than, in each case, pursuant to limitations on enforceability, validity or effectiveness imposed by applicable law or the terms of such Security Document or except in accordance with the terms of such Security Document, the Intercreditor Agreement, any Additional Intercreditor Agreement or this Indenture, including the release provisions thereof or hereof.

SECTION 6.02.    ACCELERATION.

If any Event of Default occurs and is continuing, the Trustee may, by notice to the Company, or the Holders of at least 25% in principal amount of the then outstanding Notes may, by notice to the Company and the Trustee, and the Trustee shall, upon the request of such Holders, declare all the Notes to be due and payable immediately. Upon any such declaration, the Notes shall become due and payable immediately. Notwithstanding the foregoing, if an Event of Default specified in clause (j), (k) or (l) of Section 6.01 hereof occurs with respect to the Company or any Guarantor, all outstanding Notes shall be due and payable immediately without further action or notice. The Holders of a majority in principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of all of the Holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium, if any, that have become due solely because of such acceleration) have been cured or waived.

If an Event of Default occurs by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to Section 3.07 hereof, then, upon acceleration of the Notes, an equivalent premium shall also become and be immediately due and payable, to the extent permitted by law, anything in this Indenture or in the Notes to the contrary notwithstanding.

SECTION 6.03.    OTHER REMEDIES.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of and premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

SECTION 6.04.    WAIVER OF PAST DEFAULTS.

Holders of a majority in principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of or premium, if any, or interest on the Notes (including in connection with an offer to purchase). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

SECTION 6.05.    CONTROL BY MAJORITY.

Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability.

SECTION 6.06.    LIMITATION ON SUITS.

A Holder of a Note may pursue a remedy with respect to this Indenture or the Notes only if:

(a)    the Holder of a Note gives to the Trustee written notice of a continuing Event of Default;

(b)    the Holders of at least 25% in principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(c)    such Holder of a Note or Holders of Notes offer and, if requested, provide to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense;

(d)    the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and

(e)    during such 60-day period the Holders of a majority in principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

SECTION 6.07.    RIGHTS OF HOLDERS OF NOTES TO RECEIVE PAYMENT.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal of and premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.08.    COLLECTION SUIT BY TRUSTEE.

If an Event of Default specified in Section 6.01(a) or (b) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 6.09.    TRUSTEE MAY FILE PROOFS OF CLAIM.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10.    PRIORITIES.

If the Trustee collects any money pursuant to this Article, it shall pay out the money in the following order:

First: to the Trustee, the Agents, the Collateral Agent, the International Security Agent, their agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee, the Agents, the Collateral Agent and the International Security Agent, and the Trustee’s, the Agents’, the Collateral Agent’s and the International Security Agent’s reasonable costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest respectively; and

Third: to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

SECTION 6.11.    UNDERTAKING FOR COSTS.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE 7

TRUSTEE; COLLATERAL AGENT

SECTION 7.01.    DUTIES OF TRUSTEE.

(a)    If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

(b)    Except during the continuance of an Event of Default:

(i)    the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii)    in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c)    The Trustee may not be relieved from liabilities for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct, except that:

(i)    this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(ii)    the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii)    the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d)    Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e)    No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability; provided, however, if the Trustee elects to take any such action (including, but not limited to, the institution of defense of legal proceedings) it shall be entitled to security or indemnity for the payment of costs, expenses (including, but not limited to, attorney’s fees and expenses) and liabilities which may be incurred thereby, satisfactory to the Trustee. The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee against any loss, liability or expense.

(f)    The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g)    In the event that the Trustee receives any notice of corporate action in respect of any Collateral, the Trustee’s only responsibility shall be to forward any notices it receives to the Company.

(h)    Upon written request from the Company, and to the extent that they may have such information in their possession, the Trustee and the Agents will provide the Company, as soon as reasonably practicable, with any information necessary to the Company to comply with any applicable law and regulations.

SECTION 7.02.    RIGHTS OF TRUSTEE.

(a)    The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b)    Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel, and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)    The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d)    The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)    None of the Trustee or any Agent shall be liable for (i) the appointment of the Collateral Agent, the International Security Agent or any Additional Collateral Agent, (ii) any authorization or direction given pursuant to Section 11.03(e), (iii) any grant or undertaking made pursuant to Section 11.03(f), (iv) any confirmation given pursuant to Section 11.03(g) or (v) any agreement given pursuant to Section 11.03(h).

(f)    Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.

(g)    The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(h)    The Trustee shall have no duty to inquire as to the performance of the covenants in Article 4 hereof or under any other agreement to which the Company is a party. In addition, the Trustee shall not be deemed to have knowledge of any Default or Event of Default except: (1) any Event of Default occurring pursuant to Section 6.01(a) or 6.01(b) hereof to the extent it is the Paying Agent; or (2) any Default or Event of Default of which its Responsible Officer shall have received written notification at its Corporate Trust Office.

(i)    The Trustee is not required to give any bond or surety with respect to the performance of its duties or the exercise of its powers under this Indenture.

(j)    In the event the Trustee receives inconsistent or conflicting requests and indemnity from two or more groups of Holders of Notes, each representing less than a majority in aggregate principal amount of the Notes then outstanding, pursuant to the provisions of this Indenture, the Trustee, in its sole discretion, may determine what action, if any, shall be taken.

(k)    The permissive right of the Trustee to take the actions permitted by this Indenture shall not be construed as an obligation or duty to do so.

(l)    The Trustee shall have no responsibility for any information in any offering memorandum or other disclosure material distributed with respect to the Notes, and the Trustee shall have no responsibility for compliance with any state, Federal or international securities laws in connection with the Notes.

(m)    Delivery of reports or information to the Trustee under the Notes Documents (other than reports or information delivered to the Trustee pursuant to a notice requirement in the Notes Documents) solely for the purpose of the Trustee forwarding or passing-along such reports or information to another Person does not constitute actual or constructive knowledge of any matter contained therein.

(n)    All rights, protections and indemnities of the Trustee set forth in this Article VII shall also apply to the Agents, the Collateral Agent and the International Security Agent.

(o)    The Trustee shall have no duty (i) in relation to the validity, perfection, continuation, priority or enforceability of the Collateral or any interest therein, or to see to any recording, filing, or depositing of this Indenture or any agreement referred to herein or any financing statement or continuation statement evidencing a security interest, or to see to the maintenance of any such recording or filing or depositing or to any rerecording, refiling or redepositing of any thereof, (ii) to see to any insurance, or (iii) to see to the payment or discharge of any tax, assessment, or other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the trust.

(p)    The rights, powers, duties and obligations and actions of each Agent under this Indenture are several and not joint or joint and several.

(q)    The Company and the Agents acknowledge and agree that in the event of a Default or Event of Default, the Trustee may, by notice in writing to each of the Issuer and the Agents, require that the Agents act as agents of, and take instructions exclusively from, the Trustee. Prior to receiving such written notification from the Trustee, the Agents shall be the agents of the Issuer and need have no concern for the interests of the Holders.

(r)    The Agents hold all funds as banker subject to the terms of this Indenture and as a result, such money will not be held in accordance with the rules established by the UK Financial Conduct Authority in the UK Financial Conduct Authority’s Handbook of rules and guidance from time to time in relation to client money.

(s)    Any obligation the Agents may have to publish a notice to Holders of Global Notes on behalf of the Issuer will be met upon delivery of the notice to Euroclear and Clearstream.

(t)    In the event that instructions given to any Agent are not reasonably clear, then such Agent shall be entitled to seek clarification from the Company or other party entitled to give the Agents instructions under this Indenture by written request promptly and in any event within one Business Day of receipt by such Agent of such instructions. If an Agent has sought clarification in accordance with this clause (s), then such Agent shall be entitled to take no action until such clarification is provided, and shall not incur any liability for not taking any action pending receipt of such clarification.

(u)    No Agent shall be under any fiduciary duty or other obligation towards, or have any relationship of agency or trust, for or with any person other than the Company.

SECTION 7.03.    INDIVIDUAL RIGHTS OF TRUSTEE.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company, any Guarantor or any Affiliate of the Company with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

SECTION 7.04.    TRUSTEE’S DISCLAIMER; NO INDEPENDENT DIRECTION OF COLLATERAL AGENT OR INTERNATIONAL SECURITY AGENT.

The Trustee shall not be responsible for and makes no representation as to the validity, enforceability or adequacy of this Indenture or the Notes; it shall not be accountable for the Company’s use of the proceeds from the Notes or for any money paid to the Company or upon the Company’s direction under any provision of this Indenture; it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee; it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication; and it shall not be responsible for any loss suffered in connection with any investment of funds made by it in accordance with this Indenture.

Neither the Collateral Agent nor the International Security Agent will exercise independent direction or discretion, but instead each will follow the instructions of the Trustee, subject to its rights under the Indenture, including its rights to indemnity or security (and, subject to the terms of the Intercreditor Agreement or any Additional Intercreditor Agreement) before acting. Any reference in any Notes Document to the exercise of discretion by the Collateral Agent or the International Security Agent shall be read as a reference to the Collateral Agent or International Security Agent, as applicable, acting upon the direction of the Trustee in accordance with and subject to the terms of this Indenture.

SECTION 7.05.    NOTICE OF DEFAULTS.

If a Default or Event of Default occurs and is continuing and if a Responsible Officer of the Trustee has received written notice, the Trustee shall mail to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of or premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

SECTION 7.06.    REPORTS BY TRUSTEE TO HOLDERS

Within 60 days after each September 15 beginning with the September 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders a brief report dated as of such reporting date that complies with Section 313(a) of the TIA (but if no event described in Section 313(a) of the TIA has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with Sections 313(b)(2) and 313(b)(1) of the TIA. The Trustee shall also transmit by mail all reports as required by Section 313(c) of the TIA.

Commencing at the time this Indenture is qualified under the TIA, a copy of each report at the time of its mailing to the Holders shall be mailed to the Company and filed with the SEC and each stock exchange on which the Notes are listed in accordance with Section 313(d) of the TIA. The Company shall promptly notify the Trustee when the Notes are listed on any stock exchange, including the Luxembourg Stock Exchange.

SECTION 7.07.    COMPENSATION AND INDEMNITY.

The Company shall pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances, charges and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Company and the Guarantors, on a joint and several basis, shall indemnify the Trustee, the Agents, the Collateral Agent, the International Security Agent, their respective directors, employees, agents and affiliates against any and all losses, liabilities, charges or expenses incurred by them arising out of or in connection with the acceptance or administration of the Trustee’s, the Agents’, the Collateral Agent’s and the International Security Agent’s duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company and the Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by the Company, any Guarantor or any Holder or any other person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its gross negligence or willful misconduct as determined by the final non-appealable judgment of a court of competent jurisdiction. The Trustee, each Agent, the Collateral Agent and the International Security Agent shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee, an Agent, the Collateral Agent or the International Security Agent to so notify the Company shall not relieve the Company or the Guarantors of their obligations hereunder. The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

The obligations of the Company and the Guarantors under this Section 7.07 shall survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee, any Agent, the Collateral Agent or the International Security Agent.

To secure the Company’s payment obligations in this Section 7.07, the Trustee, the Agents, the Collateral Agent and the International Security Agent shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee, any Agent, the Collateral Agent or the International Security Agent.

When the Trustee, any Agent, the Collateral Agent or the International Security Agent incurs expenses or renders services after an Event of Default specified in Section 6.01(j), (k) or (l) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any applicable bankruptcy law.

The Trustee shall comply with the provisions of Section 313(b)(2) of the TIA to the extent applicable.

SECTION 7.08.    REPLACEMENT OF TRUSTEE.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of Notes of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

(a)    the Trustee fails to comply with Section 7.10 hereof;

(b)    the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any applicable bankruptcy law;

(c)    a custodian or public officer takes charge of the Trustee or its property; or

(d)    the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of Notes of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder of a Note who has been a Holder of a Note for at least six months, fails to comply with Section 7.10 hereof, such Holder of a Note may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders of the Notes. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided that all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

SECTION 7.09.    SUCCESSOR TRUSTEE BY MERGER, ETC.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another entity, by sale or otherwise, the successor entity without any further act shall be the successor Trustee. The successor Trustee shall promptly mail a notice of its succession to the Company and the Holders of the Notes. Any such successor must nevertheless be eligible and qualified under the provisions of Section 7.10 hereof.

SECTION 7.10.    ELIGIBILITY; DISQUALIFICATION.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by Federal or state authorities and that has a combined capital and surplus of at least $100,000,000 as set forth in its most recent published annual report of condition.

No obligor upon the Notes or Person directly controlling, controlled by, or under common control with, such obligor shall serve as trustee upon the Notes.

SECTION 7.11.    FORCE MAJEURE; CONSEQUENTIAL DAMAGES.

(a)    Without prejudice to the generality of the foregoing, the Trustee shall be without liability to the Company, the Guarantors, the Holders or any other Person for any damage or loss resulting from or caused by events or circumstances beyond the Trustee’s reasonable control including nationalization, expropriation, currency restrictions, the interruption, disruption or suspension of the normal procedures and practices of any securities market, power, mechanical, communications or other technological failures or interruptions, computer viruses or the like, fires, floods, earthquakes or other natural disasters, civil and military disturbance, acts of war or terrorism, riots, revolution, acts of God, work stoppages, strikes, national disasters of any kind, or other similar events or acts; errors by the Company in its instructions to the Common Depositary; or changes in applicable law, regulation or orders.

(b)    In no event shall the Trustee, the Agents, the Collateral Agent, the International Security Agent or their respective directors, officers, agents and employees be liable for special, punitive, exemplary, incidental or consequential damages, including any damages from loss of data, revenue or profit, even if such party had been advised of the possibility of such damages.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE;

SATISFACTION AND DISCHARGE

SECTION 8.01.    OPTION TO EFFECT LEGAL DEFEASANCE OR COVENANT DEFEASANCE.

The Company may, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, at any time, exercise its rights under either Section 8.02 or 8.03 hereof with respect to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

SECTION 8.02.    LEGAL DEFEASANCE AND DISCHARGE.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have discharged its obligations with respect to all outstanding Notes, and each Guarantor shall be deemed to have discharged its obligations with respect to its Subsidiary Guarantee, on the date the conditions set forth in Section 8.04 below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, and each Guarantor shall be deemed to have paid and discharged its Subsidiary Guarantee (which in each case shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.06 hereof and the other Sections of this Indenture referred to in (a) and (b) below) and to have satisfied all its other obligations under such Notes or Subsidiary Guarantee and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive solely from the trust fund described in Section 8.04 hereof, and as more fully set forth in such Section, payments in respect of the principal of and premium, if any, and interest on such Notes when such payments are due, (b) the Company’s obligations with respect to such Notes under Sections 2.05, 2.06, 2.09, 2.12 and 4.02 hereof and the second paragraph of Section 4.19 hereof, (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s and any Guarantor’s obligations in connection therewith and (d) this Article 8. Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

SECTION 8.03.    COVENANT DEFEASANCE.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company and each Guarantor shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from their respective obligations under the covenants contained in Article 4 (other than those in Sections 4.01, 4.02, 4.06, 4.14 and 4.19) on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company and any Guarantor may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03 hereof, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(d) through 6.01(i) hereof shall not constitute Events of Default.

SECTION 8.04.    CONDITIONS TO LEGAL OR COVENANT DEFEASANCE.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(a)    the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S dollars, non-callable U.S. Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of an internationally recognized firm of independent public accountants, to pay the principal of and premium, if any, and interest on the outstanding Notes on the Stated Maturity thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(b)    in the case of an election under Section 8.02 hereof, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service and the French Tax Authority a ruling or (B) since the date of this Indenture, there has been a change in the applicable income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. Federal or French income tax purposes, respectively, as a result of such Legal Defeasance and will be subject to U.S. Federal or French income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c)    in the case of an election under Section 8.03 hereof, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. Federal or French income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. Federal or French income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d)    no Default or Event of Default shall have occurred and be continuing either (A) on the date of such deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness or the grant of Liens securing such Indebtedness, all or a portion of the proceeds of which will be used to defease the Notes pursuant to this Article 8 concurrently with such incurrence or within 30 days thereof) or (B) insofar as Events of Default described in Sections 6.01(j) through 6.01(l) are concerned, at any time in the period ending on the 550th day after the date of such deposit;

(e)    such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

(f)    the Company shall have delivered to the Trustee an Opinion of Counsel (which may be based on such solvency certificates or solvency opinions as counsel deems necessary or appropriate) to the effect that, after the 550th day following such deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(g)    the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(h)    the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

SECTION 8.05.    SATISFACTION AND DISCHARGE.

This Indenture shall upon the written request of the Company cease to be of further effect with respect to all outstanding Notes (except as to surviving rights of registration of transfer or exchange of Notes herein expressly provided for, the Company’s and any Guarantor’s obligations under Section 7.07, and the Trustee’s and each Paying Agent’s obligations under Sections 8.06 and 8.07), and the Trustee, on demand and at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture with respect to such series, when:

(a)    either

(ii)    all outstanding Notes therefor authenticated and delivered (other than (A) Notes which have been destroyed, lost or stolen and which have been replaced or paid as provided in Section 2.09 and (B) Notes for whose payment money has theretofore been deposited in trust with the Trustee or any Paying Agent and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(ii)    all outstanding Notes not theretofore delivered to the Trustee for cancellation

(A)    have become due and payable by reason of the giving of a notice of redemption or otherwise; or

(B)    shall become due and payable at their Stated Maturity within one year, or

(C)    are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company or any Guarantor, in the case of clause (A), (B) or (C) above, has irrevocably deposited or caused to be irrevocably deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination thereof, in an amount sufficient (without consideration of any reinvestment of interest and as certified by an independent public accountant designated by the Company expressed in a written certification thereof delivered to the Trustee) to pay and discharge the entire indebtedness of the Notes not theretofore delivered to the Trustee for cancellation, including principal (and premium, if any) and accrued and unpaid interest to the date of such deposit (in the case of Notes which have become due and payable) or the Stated Maturity or redemption date, as the case may be;

(a)    the Company and each Guarantor has paid or caused to be paid all other sums then due and payable hereunder by it under this Indenture;

(a)    no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit shall not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound; and

(b)    the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture have been complied with.

In order to have money available on a payment date to pay principal, premium, if any, or interest on the Notes, the U.S. Government Securities shall be payable as to principal, premium, if any, or interest at least one Business Day before such payment date in such amounts as shall provide the necessary money. The U.S. Government Securities shall not be callable at the issuer’s option.

SECTION 8.06.    DEPOSITED MONEY AND U.S. GOVERNMENT SECURITIES TO BE HELD IN TRUST; OTHER MISCELLANEOUS PROVISIONS.

Subject to Section 8.07 hereof, all money and non-callable U.S. Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to Section 8.04 or 8.05 hereof in respect of the outstanding Notes shall be (i) held in trust, (ii) and, at the written direction of the Company, such money may be invested, prior to maturity of the Notes, in non-callable U.S. Government Securities, and (iii) applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest but such money need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable U.S. Government Securities deposited pursuant to Section 8.04 or 8.05 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the written request of the Company any money or non-callable U.S. Government Securities held by it as provided in Section 8.04 or 8.05 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which in the former case may be the opinion delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 8.07.    REPAYMENT TO COMPANY.

Subject to applicable escheat and abandoned property laws, any money deposited with the Trustee or any Paying Agent (which money shall be held uninvested and without liability for interest), or then held by the Company, in trust for the payment of the principal of, premium, if any, and interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Nothing contained in this Section 8.07 shall be deemed to affect any obligation of the Trustee or any Paying Agent to search for lost Holders pursuant to Rule 17Ad-17 under the Exchange Act.

SECTION 8.08.    REINSTATEMENT.

If the Trustee or a Paying Agent is unable to apply any dollars or U.S. Government Securities in accordance with Section 8.05 or 8.06 hereof, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture, the Notes and the Subsidiary Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02, 8.03 or 8.05 hereof until such time as the Trustee or such Paying Agent is permitted to apply all such money in accordance with Section 8.05 or 8.06 hereof, as the case may be; provided, however, that, if the Company or any Guarantor makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, then it shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Securities held by the Trustee or such Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.01.    WITHOUT CONSENT OF HOLDERS OF NOTES.

Notwithstanding Section 9.02 of this Indenture, the Company, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes, the Security Documents, the Intercreditor Agreement or an Additional Intercreditor Agreement without the consent of any Holder of a Note:

(a)    to cure any ambiguity, defect or inconsistency;

(b)    to provide for uncertificated Notes in addition to or in place of certificated Notes;

(c)    to provide for the assumption of the Company’s obligations to the Holders of the Notes pursuant to Section 6.01(f) hereof;

(d)    to secure the Notes pursuant to the requirements of Section 4.12 or otherwise;

(e)    to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not materially adversely affect the legal rights hereunder of any Holder of a Note;

(f)    to add or to release any Guarantor, in each case as provided in Article 10 hereof; or

(g)    to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA.

Upon the written request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture or such other agreement, and upon receipt by the Trustee of the documents described in Section 9.06 hereof, the Trustee shall join with the Company and the Guarantors in the execution of any amended or supplemental indenture or such other agreement authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental Indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

SECTION 9.02.    WITH CONSENT OF HOLDERS OF NOTES.

Except as provided below in this Section 9.02, the Company, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes, the Security Documents, the Intercreditor Agreement and any Additional Intercreditor Agreement with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default or compliance with any provision of this Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a tender offer or exchange offer for the Notes).

Upon the written request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture or such other agreement, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 9.06 hereof, the Trustee shall join with the Company and the Guarantors in the execution of such amended or supplemental indenture or such other agreement unless such amended or supplemental indenture or such other agreement affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section becomes effective, the Company shall mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or such other agreement or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in principal amount of the Notes then outstanding may waive compliance in a particular instance by the Company with any provision of this Indenture or the Notes. However, without the consent of each Holder affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting Holder):

(a)    reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(b)    reduce the principal of or change the fixed maturity of any Note or alter any of the provisions with respect to the redemption or purchase of the Notes by the Company;

(c)    reduce the rate of or change the time for payment of interest on any Note;

(d)    waive a Default or Event of Default in the payment of principal of or premium or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(e)    make any Note payable in money other than that stated in the Notes;

(f)    make any change in the provisions of this Indenture relating to waivers of past Defaults or Events of Default or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes;

(g)    waive a redemption or repurchase payment with respect to any Note;

(h)    make any change in the ranking of the Notes relative to other Indebtedness of the Company or in any Subsidiary Guarantees relative to other Indebtedness of the Guarantors, in either case in a manner adverse to the Holders of Notes;

(i)    release any Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture, except in accordance with Sections 10.04, 10.05 and 10.06 hereof;

(j)    release any Lien on the Collateral, except in accordance with Section 11.04 hereof;

(k)    make any change in the provisions of Section 4.19 hereof in a manner adverse to the Holders; or

(l)    make any change in the foregoing amendment, supplement and waiver provisions.

SECTION 9.03.    COMPLIANCE WITH TRUST INDENTURE ACT.

Every amendment or supplement to this Indenture or the Notes shall be set forth in an amendment or supplemental Indenture that complies with the TIA as then in effect.

SECTION 9.04.    REVOCATION AND EFFECT OF CONSENTS.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its

Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

SECTION 9.05.    NOTATION ON OR EXCHANGE OF NOTES.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee upon instruction from the Company shall authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.06.    TRUSTEE AND COLLATERAL AGENT TO SIGN AMENDMENTS, ETC.

After receipt by the Trustee, the Collateral Agent or the International Security Agent of the Officers’ Certificate and Opinion of Counsel in accordance with this Section 9.06, the Trustee, the Collateral Agent or the International Security Agent, as applicable, shall sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee, the Collateral Agent or the International Security Agent. The Company may not sign an amendment or supplemental indenture until the Board of Directors approves it. In executing any amended or supplemental indenture, the Trustee, the Collateral Agent and the International Security Agent shall be entitled to receive and (subject to Section 7.01) shall be fully protected in relying upon, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and all conditions precedent have been complied with.

ARTICLE 10

GUARANTEES OF NOTES

SECTION 10.01.    SUBSIDIARY GUARANTEES.

Subject to Section 10.07 hereof, the Initial Guarantors, and any additional Guarantors that become Guarantors after the date of this Indenture; provided that, at any time a Restricted Subsidiary may become a Guarantor at its option, by executing a supplemental indenture as set forth in Section 10.02 hereof, jointly and severally, unconditionally guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee, the Collateral Agent and/or the International Security Agent and the Agents and their respective successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes held thereby and the Obligations of the Company hereunder and thereunder, that: (a) the principal of and premium, if any, and interest on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and premium, if any, and interest (to the extent permitted by law) on the Notes, and all other payment Obligations of the Company to the Holders, the Trustee, the Agents, the Collateral Agent or the International Security Agent hereunder or thereunder will be promptly paid in full and performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other Obligations, in each case pursuant to the terms of this Indenture (and not by operation of bankruptcy, insolvency or other applicable law), the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration, redemption or otherwise. Failing payment when so due of any amount so guaranteed or any performance so guaranteed for whatever reason the Guarantors will be jointly and severally obligated to pay the same immediately. An Event of Default under this Indenture or the Notes shall constitute an event of default under the Subsidiary Guarantees, and shall entitle the Holders to accelerate the obligations of the Guarantors hereunder in the same manner and to the same extent as the Obligations of the Company. The Guarantors agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance (other than complete performance) which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor further, to the extent permitted by law, waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that its Subsidiary Guarantee will not be discharged except by complete performance of the Obligations contained in the Notes and this Indenture. If any Holder, the Trustee, an Agent, the Collateral Agent or the International Security Agent is required by any court or otherwise to return to the Company, the Guarantors, the Trustee or any custodian or other similar official acting under any applicable bankruptcy law in relation to either the Company or the Guarantors, any amount paid by the Company or any Guarantor to the Collateral Agent, the International Security Agent, such Agent, the Trustee or such Holder, the Subsidiary Guarantees, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Guarantor agrees that it shall not be entitled to, and waives, any right of subrogation in relation to the Holders in respect of any Obligations guaranteed hereby until payment in full of the Obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders, the Trustee, the Agents, the Collateral Agent and the International Security Agent, on the other hand, (a) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of its Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed thereby, and (b) in the event of any declaration of acceleration of such Obligations as provided in Article 6 hereof, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purpose of its Subsidiary Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Subsidiary Guarantees.

SECTION 10.02.    EXECUTION AND DELIVERY OF SUBSIDIARY GUARANTEE.

To evidence its Subsidiary Guarantee set forth in Section 10.01 hereof, each Guarantor (including any Restricted Subsidiary that becomes a Guarantor at its option) agrees that a notation of such Subsidiary Guarantee in substantially the form of Exhibit D hereto may be endorsed by manual or facsimile signature by an Officer of such Guarantor on each Note authenticated and delivered by the Trustee and that the supplemental indenture to this Indenture referred to in the next succeeding paragraph shall be executed on behalf of such Guarantor by an Officer of such Guarantor.

To the extent required by the provisions of Section 4.13 hereof, the Company shall cause each of its Restricted Subsidiaries to execute a notation of Subsidiary Guarantee in substantially the form of Exhibit D hereto, and, whether or not required by Section 4.13 hereof, the Company may also cause, at its option, any of its Restricted Subsidiaries to execute such a notation. Such notation of Subsidiary Guarantee shall be accompanied by a supplemental indenture in substantially the form of Exhibit E hereto, along with the Opinion of Counsel and Officers’ Certificate required under Section 9.06 of this Indenture; provided, however, that any Subsidiary that has been properly designated as an Unrestricted Subsidiary in accordance with this Indenture need not execute a notation of Subsidiary Guarantee for so long as it continues to constitute an Unrestricted Subsidiary.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Subsidiary Guarantees on behalf of the Guarantors. Each Guarantor agrees that its Subsidiary Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Subsidiary Guarantee.

If an Officer whose signature is on the notation of Subsidiary Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a notation of Subsidiary Guarantee is endorsed, the Subsidiary Guarantee shall be valid nevertheless.

SECTION 10.03.    GUARANTORS MAY CONSOLIDATE, ETC., ON CERTAIN TERMS.

(a)    Except as set forth in Articles 4 and 5 hereof, nothing contained in this Indenture shall prohibit a merger between a Guarantor and another Guarantor or a merger between a Guarantor and the Company.

(b)    No Guarantor, for so long as it provides a Subsidiary Guarantee pursuant to the terms of this Indenture, shall consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person (other than the Company or another Guarantor), unless: (i) subject to the provisions of Section 10.05 hereof, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor under the Notes and this Indenture, pursuant to a supplemental indenture in substantially the form of Exhibit E hereto, accompanied by a notation of its Subsidiary Guarantee as provided in such supplemental indenture; (ii) immediately after giving effect to such transaction, no

Default or Event of Default exists; (iii) such Guarantor, or any Person formed by or surviving any such consolidation or merger, would have a Consolidated Net Worth (immediately after giving effect to such transaction) equal to or greater than the Consolidated Net Worth of such Guarantor immediately preceding the transaction; and (iv) the Company would be permitted, immediately after giving pro forma effect to such transaction, to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test set forth in the first paragraph of Section 4.09 hereof.

(c)    In the case of any such consolidation or merger and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and substantially in the form of Exhibit E hereto, of the Subsidiary Guarantee and the due and punctual performance of all of the covenants of this Indenture to be performed by the Guarantor, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor; provided, however, that, solely for purposes of computing Consolidated Net Income for purposes of clause (c) of the first paragraph of Section 4.07 hereof, the Consolidated Net Income of any Person other than the Company and its Restricted Subsidiaries shall only be included for periods subsequent to the effective time of such merger or consolidation.

SECTION 10.04.    RELEASES OF GUARANTEES.

If a Restricted Subsidiary has become a Guarantor at its option, it may thereafter be released and relieved of its obligations under its Subsidiary Guarantee at its option; provided that such Guarantor has no other guarantee of Indebtedness of the Company or any Guarantor (other than Permitted Guarantees) then outstanding. For purposes of Section 4.09 hereof the release of any Subsidiary Guarantee pursuant to provisions described in this paragraph shall be deemed to be an incurrence by the Restricted Subsidiary whose Subsidiary Guarantee is being released of all Indebtedness then held by such Restricted Subsidiary. Each Subsidiary Guarantee created by a Restricted Subsidiary pursuant to the provisions of Section 4.13 hereof, shall be automatically and unconditionally released and discharged upon the release or discharge of the guarantee of the Indebtedness that resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of direct payment under such guarantee of such Indebtedness; provided that the Guarantor has no other guarantee of Indebtedness of the Company or any Guarantor (other than Permitted Guarantees) then outstanding.

SECTION 10.05.    RELEASES FOLLOWING SALE OF ASSETS.

In the event of a transfer, conveyance, sale or other disposition (including by way of merger or consolidation) of all or substantially all of the assets or all of the Capital Stock of any Guarantor permitted under this Indenture, then such Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee and the Indenture; provided that the Net Proceeds of such transfer, conveyance, sale or other disposition are applied in accordance with the provisions of Section 4.10 hereof. Upon delivery by the Company to the Trustee of an Officers’ Certificate to the effect of the foregoing, the Trustee shall execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Subsidiary Guarantee and this Indenture. Any Guarantor not released from its obligations under its Subsidiary Guarantee shall remain liable for the full amount of principal of and premium, if any, and interest on the Notes and for the other Obligations of such Guarantor under this Indenture as provided in this Article 10.

SECTION 10.06.    RELEASES FOLLOWING DESIGNATION AS AN UNRESTRICTED SUBSIDIARY, ETC.

In the event that the Board of Directors designates a Guarantor to be an Unrestricted Subsidiary, then such Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee and the Indenture; provided, however, that such designation is conducted in accordance with this Indenture. A Guarantor shall likewise be released and relieved of such obligations upon the release of any guarantee of the Other Company Indebtedness that required such Guarantor to guarantee the Notes pursuant to Section 4.13 hereof. Upon delivery by the Company to the Trustee of an Officers’ Certificate to the effect of the foregoing, the Trustee shall execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Subsidiary Guarantee and this Indenture.

SECTION 10.07.    LIMITATION ON GUARANTOR LIABILITY.

Each Guarantor and, by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Subsidiary Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of any applicable bankruptcy law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar Federal, state or foreign law to the extent applicable to any Subsidiary Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor under its Subsidiary Guarantee and this Article 10 shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Subsidiary Guarantee not constituting a fraudulent transfer or conveyance. In addition, the obligation of a Guarantor to grant a Subsidiary Guarantee and the obligations of each Guarantor under its Subsidiary Guarantee shall be limited to the extent required by applicable law.

SECTION 10.08.    “TRUSTEE” TO INCLUDE PAYING AGENT.

In case at any time any Paying Agent other than the Trustee shall have been appointed by the Company and be then acting hereunder, the term “Trustee” as used in this Article 10 shall in each case (unless the context shall otherwise require) be construed as extending to and including such Paying Agent within its meaning as fully and for all intents and purposes as if such Paying Agent were named in this Article 10 in place of the Trustee.

ARTICLE 11

INTERCREDITOR AGREEMENT, COLLATERAL AND SECURITY

SECTION 11.01.    INTERCREDITOR AGREEMENT CONTROLS.

(a)    The Company agrees, and each Holder by accepting a Note agrees, that this Indenture is subject to the Intercreditor Agreement, the Pari Passu Intercreditor Agreement and any Additional Intercreditor Agreement. In the event of any inconsistency between this Indenture and the Intercreditor Agreement, the Pari Passu Intercreditor Agreement or any Additional Intercreditor Agreement, the Intercreditor Agreement, the Pari Passu Intercreditor Agreement and/or such Additional Intercreditor Agreement shall prevail.

(b)    Each Holder (including each Holder, if any, of Additional Notes), by accepting a Note, authorizes and directs the Trustee and the Collateral Agent to execute the Intercreditor Agreement, the Pari Passu Intercreditor Agreement and any Additional Intercreditor Agreement, and the Trustee and the Collateral Agent shall incur no liability for doing so.

(c)    Each Holder (including each Holder, if any, of Additional Notes), by accepting a Note, authorizes and requests the Trustee and the Collateral Agent to, on such Holder’s behalf, make all undertakings (including, but not limited to, parallel debt obligations), representations, offers and agreements of the Trustee and the Collateral Agent (as applicable) set forth in the Intercreditor Agreement, the Pari Passu Intercreditor Agreement and any Additional Intercreditor Agreement.

SECTION 11.02.    CREATION OF PARALLEL DEBT.

(a)    For the purposes of (i) creating Liens on the Collateral in, or subject to the laws of the Netherlands, France, Switzerland, Norway (together, the “Agreed Jurisdictions”) and (ii) ensuring the initial and continued validity of such Liens, the Collateral Agent, the Company and the Guarantors agree that notwithstanding anything to the contrary contained in this Indenture, the Notes, the Subsidiary Guarantees, the Security Documents, the Intercreditor Agreement or the Pari Passu Intercreditor Agreement:

(i)    the Company and each Guarantor shall pay to the Collateral Agent, as creditor in its own right and not as representative of the Trustee or the Holders, sums equal to, and in the currency of, its Principal Obligations (as defined below) as and when the same fall due for payment under this Indenture, the Notes, the Subsidiary Guarantees, the Security Documents, the Intercreditor Agreement or the Pari Passu Intercreditor Agreement (the “Parallel Obligations”); provided that the total amount of the Parallel Obligations shall never exceed the total amount of the Principal Obligations;

(ii)    the rights of the Trustee and the Holders, as applicable, to receive payment of the Principal Obligations are several and are separate from, and without prejudice to, the rights of the Collateral Agent to receive payment in respect of the Parallel Obligations;

(iii)    the Collateral Agent shall have its own independent right, in its own name and stead, to demand payment of the Parallel Obligations by the Company and each of the Guarantors upon the occurrence and during the continuation of an unremedied and unwaived Event of Default;

(iv)    the payment by the Company or any Guarantor of its Parallel Obligations to the Collateral Agent in accordance with this Section 11.02 (whether through direct payment by the Company or any Guarantor or any Lien held by the Collateral Agent securing the Parallel Obligations) shall be a good discharge in the corresponding amount of the corresponding Principal Obligations and, similarly, the payment by the Company or any Guarantor of the Principal Obligations shall be a good discharge in the corresponding amount of the corresponding Parallel Obligations owed to the Collateral Agent under this Section 11.02, in each case provided that the receiving party is able to retain the relevant payment made by the Company or such Guarantor; and

(v)    without creating a duty to act, nothing in this Section 11.02 shall in any way limit the Collateral Agent’s right to act in the protection or preservation of, the rights under, or to enforce any, Security Document as contemplated by this Indenture or the relevant Security Document.

Despite the foregoing, any such payment by the Company or any Guarantor shall be made to or to the order of the Trustee, unless the Trustee directs the Company or such Guarantor in writing to make such payment to the Collateral Agent.

Without limiting or affecting the Collateral Agent’s rights against the Company and the Guarantors (whether under this Section 11.02 or under any other provision of this Indenture, the Notes, the Subsidiary Guarantees, the Security Documents. the Intercreditor Agreement or the Pari Passu Intercreditor Agreement and subject to the following paragraph), the Collateral Agent agrees with the Trustee and each Holder (on a several basis) that it will not exercise its rights in respect of the Parallel Obligations except with the consent of the Trustee.

Nothing in this Section 11.02 shall in any way negate or affect the obligations which each of the Company and the Guarantors have to the Trustee, the Agents, the Collateral Agent, the International Security Agent and the Holders under this Indenture. For the purpose of this Section 11.02, the Collateral Agent acts in its own name and on behalf of itself and not as agent or representative of any other party hereto or as trustee, and the security over the Collateral granted under this Indenture, the Notes, the Subsidiary Guarantees, the Security Documents, the Intercreditor Agreement, the Pari Passu Intercreditor Agreement or any Additional Intercreditor Agreement to the Collateral Agent to secure the Parallel Obligations is granted to the Collateral Agent in its capacity as creditor in respect of the Parallel Obligations.

(b)    For the purposes of this Section 11.02, “Principal Obligations” means, in respect of each Agreed Jurisdiction and in relation to the Company or any Guarantor, any sums owing by it to the Trustee, the Agents, the Collateral Agent, the International Security Agent or any Holder under this Indenture, the Notes and the Subsidiary Guarantees.

SECTION 11.03.    SECURITY DOCUMENTS.

(a)    The due and punctual payment of the principal of, interest on, Additional Amounts, if any, and premium, if any, on the Notes and the Subsidiary Guarantees when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest (to the extent permitted by law) on the Notes and performance of all other obligations of the Company and the Guarantors to the Holders, the Agents, the Collateral Agent, the International Security Agent or the Trustee under this Indenture, the Notes and the Subsidiary Guarantees, according to the terms hereunder or thereunder, are secured as provided in the Security Documents.

(b)    Each Holder, by its acceptance of a Note, and each Secured Party (subject to Section 7.02(e)) consents and agrees (i) to the appointment of the Collateral Agent and any other security agent appointed under the terms of the Security Documents and/or the Intercreditor Agreement and/or the Pari Passu Intercreditor Agreement and/or any Additional Intercreditor Agreement (each, an “Additional Collateral Agent”) and (ii) the terms of the Security Documents (including the provisions providing for foreclosure and release of security over the Collateral) as the same may be in effect or may be amended from time to time in accordance with its terms, and authorizes and directs the Collateral Agent and any other Additional Collateral Agent, each acting individually (in each case without further consent, sanction, authority or confirmation from any party) to enter into the Security Documents and to perform its respective obligations and exercise its respective rights thereunder in accordance therewith.

(c)    The Company and each Guarantor, as applicable, will, in each case, in accordance with the Agreed Security Principles:

(i)    promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Company or such Guarantor reasonably determines in good faith to be necessary:

(A)    to perfect the Liens created or intended to be created under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, assignment or other Lien over all or any of the assets which are, or are intended to form part of, the Collateral) or for the exercise of any rights, powers and remedies of the Collateral Agent or the Secured Parties (as defined in the Security Documents) provided by or pursuant to the Notes Documents (as defined in the Security Documents) or by law; and/or

(B)    to facilitate the realization of the assets which are, or are intended to form part of, the Collateral; and

(ii)    take, and will cause any of its respective Subsidiaries to take any and all actions reasonably required to cause the Security Documents to create, perfect, protect and maintain, as security for the Obligations of the Company and the Guarantors hereunder, under the Notes and under the Subsidiary Guarantees, a valid and enforceable perfected Lien in and on all the Collateral, in favor of the Collateral Agent and any other Additional Collateral Agent, each acting individually, for the benefit of the Holders, in accordance with the provisions of this Indenture, the Security Documents, the Intercreditor Agreement and any Additional Intercreditor Agreement.

(d)    On the Issue Date, the security for the obligations of the Company and the Guarantors shall be as provided on Schedule V hereto.

(e)    The Holders and each Secured Party authorize and direct the Trustee and the Collateral Agent and any other Additional Collateral Agent to enter into the Security Documents with the Company without the further consent of the Holders.

(f)    Each Holder by accepting a Note and each Secured Party hereby:

(i)    grant the Collateral Agent and any other Additional Collateral Agent all powers and authorities to, in their name and on their behalf, accept the terms and conditions of such Security Documents and any amendment, addendum or accession thereto, execute such Security Documents, any amendment, addendum or accession thereto and any other agreement, deed or instrument ancillary or otherwise related to such Security Documents, give or receive any notice and, without creating a duty to do so, to take any other action in relation to the creation, perfection, maintenance, enforcement, administration and release of the security granted thereunder;

(ii)    undertake to ratify and approve all activities performed in their name and on their behalf by the Collateral Agent and any other Additional Collateral Agent, acting in its appointed capacity; and

(iii)    undertake to execute such powers of attorney or other instruments as may be necessary or appropriate in order to enable the Collateral Agent and any other Additional Collateral Agent, to exercise the powers and authorities granted to it hereunder.

(g)    Notwithstanding the foregoing provisions of Section 11.03(f), in respect of the Security Documents governed by French law, each Holder by accepting a Note and each Secured Party hereby confirms its approval of such Security Documents creating or expressed to create a security benefiting to the Collateral Agent, the International Security Agent and/or any other Additional Collateral Agent and irrevocably authorizes (with power of delegation), empowers and directs the Collateral Agent (in each case, by itself or by such person(s) as it may nominate), the International Security Agent and/or and any other Additional Collateral Agent (each acting individually) to execute in its name and on its behalf such Security Documents (if such Security Document is to be executed by the Collateral Agent, the International Security Agent or any other Additional Collateral Agent in the name and on behalf of such Secured Party), to perform the duties and to exercise the rights, powers and discretions that are specifically delegated to it under or in connection with such Security Documents, together with any other rights, powers and discretions which are incidental thereto and to give a good discharge for any moneys payable under such Security Documents, subject to the provisions of the Intercreditor Agreement, the Pari Passu Intercreditor Agreement and/or any Additional Intercreditor Agreement.

(h)    Notwithstanding any other provisions of this Indenture, each Holder by accepting a Note and each Secured Party hereby agrees in respect of the Security Documents governed by Swiss law which provide for an accessory Lien (akzessorische Sicherheit) that the Collateral Agent, the International Security Agent and any other Additional Collateral Agent (each acting individually) shall hold and administer and, as the case may be, release and (subject to the respective Lien having become enforceable) realize any such Collateral for itself and as direct representative (direkter Stellvertreter) for and on behalf of each Holder and of each other Secured Party, and each present or future Holder and other Secured Party authorize the Collateral Agent, the International Security Agent and any other Additional Collateral Agent (each acting individually) to act as their direct representative (direkter Stellvertreter) in relation to any and all matters in connection with such Security Documents.

SECTION 11.04.    RELEASE OF COLLATERAL.

(a)    The Collateral shall be released from the lien and security interest created by the Security Documents and the Trustee, the Collateral Agent, any other Additional Collateral Agent and the International Security Agent shall be authorized and directed for itself and on behalf of the other Secured Parties (without further consent, sanction authority or confirmation from any party) to release the Liens (or any other claim) over the Collateral and execute and deliver or enter into any release of such Liens or claim and issue any letters of non-crystallization of any floating charge or any ancillary document or consent to dealing that may, not in contravention of applicable law, be considered necessary or desirable:

(i)    upon repayment in full of the Notes;

(ii)    as provided in the Intercreditor Agreement, the Pari Passu Intercreditor Agreement, any Additional Intercreditor Agreement or any Security Document;

(iii)    in a transaction that complies with the provisions of Article 5. The Collateral Agent and the Trustee will effect any release of the Collateral that is in accordance with this Indenture without requiring consent from the Holders, subject to the receipt of an Officers’ Certificate and an Opinion of Counsel, certifying compliance with the provisions of this Indenture, from the Company;

(iv)    upon the defeasance, satisfaction or discharge of the Notes as provided in Article 8 in accordance with the terms and conditions of this Indenture;

(v)    upon (A) any sale, lease, exchange, transfer or other disposition (any of the foregoing, a “Disposition”) of Collateral to a Person (other than Dispositions to one or more Obligors) if such Disposition does not violate Section 4.10; or (B) any Disposition of Collateral to one or more Obligors if such Disposition does not violate Section 4.10; provided that this clause (v)(B) shall not be relied upon in the case of a Disposition of Collateral to an Obligor unless, subject to the Agreed Security Principles, the relevant property and assets remain subject to, or otherwise become subject to, a Lien in favor of the Notes following such Disposition;

(vi)    upon any Authorized Merger;

(vii)    in accordance with Section 4.26;

(viii)    in the case of a Guarantor that is released from its Subsidiary Guarantee pursuant to the terms of this Indenture, the release of the property and assets and Capital Stock of such Guarantor;

provided in each case (other than in the case of clause (iv)), that the Liens in favor of the First Lien Notes (or any Permitted Refinancing Indebtedness in respect thereof) are also so released.

(b)    In addition, subject to Section 4.26, if a refinancing or an increase of any Indebtedness secured with a Permitted Lien on Collateral is implemented in a manner that releases any security interests over all or some of the Collateral, the security interest over such Collateral with respect to the Notes shall be released automatically and replaced by new security in favor of the Collateral Agent, any Additional Collateral Agent or the International Security Agent (as applicable), on substantially the same terms as prior to release; provided that following such release and retaking, the Company is in compliance with the terms of Section 4.27, and the security interests are legally valid and binding.

(c)    The Trustee (without further consent, sanction, authority or confirmation from any party) shall direct the Collateral Agent and any other Additional Collateral Agent to deliver an appropriate instrument evidencing the release of Collateral upon receipt of a request by the Company accompanied by an Officers’ Certificate and an Opinion of Counsel certifying as to the compliance with this Section 11.04; provided that the legal counsel delivering such Opinion of Counsel may rely as to matters of fact on one or more Officers’ Certificates.

SECTION 11.05.    AUTHORIZATION OF ACTIONS TO BE TAKEN BY THE COLLATERAL AGENT OR THE TRUSTEE UNDER THE SECURITY DOCUMENTS.

Subject to the provisions of Section 6.05 of this Indenture, the rights and protections of the Trustee in this Indenture, including without limitation, Section 7.02(f), the Security Documents, the Intercreditor Agreement, the Pari Passu Intercreditor Agreement and any Additional Intercreditor Agreement, the Trustee shall, at the direction of Holders of a majority in principal amount of outstanding Notes, direct, on behalf of the Holders, the Collateral Agent and any other security agent appointed under the terms of the Security Documents, to take all actions the Holders deem necessary or appropriate in order to (a) enforce any of the terms of the Security Documents; and (b) collect and receive any and all amounts payable in respect of the Obligations of the Company or the Guarantors under this Indenture, the Notes or the Subsidiary Guarantees. Without creating any duty to do so, the Collateral Agent will have the power to institute and maintain such suits and proceedings as it may deem expedient to prevent any impairment of the security over the Collateral by any acts that may be unlawful or in violation of this Indenture, the Security Documents, the Intercreditor Agreement, the Pari Passu Intercreditor Agreement or any Additional Intercreditor Agreement, and such suits and proceedings as the Collateral Agent may deem expedient to preserve or protect its interests and the interests of the Holders in the security over the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment of, or compliance with, such enactment, rule or order which would impair the security interest hereunder or be prejudicial to the interests of Holders, the Trustee or the Collateral Agent).

SECTION 11.06.    AUTHORIZATION OF RECEIPT OF FUNDS BY THE COLLATERAL AGENT AND THE TRUSTEE UNDER THE SECURITY DOCUMENTS.

The Trustee and the Collateral Agent are authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture, the Security Documents, the Intercreditor Agreement, the Pari Passu Intercreditor Agreement and any Additional Intercreditor Agreement.

SECTION 11.07.    INTERNATIONAL SECURITY AGENT.

All references in this Indenture to the Collateral Agent shall apply, mutatis mutandis, to the International Security Agent.

ARTICLE 12

MISCELLANEOUS

SECTION 12.01.    TRUST INDENTURE ACT CONTROLS.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture. Any terms incorporated in this Indenture that are defined by the TIA, defined in the TIA by reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

SECTION 12.02.    NOTICES.

Any notice or communication by the Company, any Guarantor or the Trustee to the others is duly given if in writing (in the English language) and delivered in person or mailed by first class-mail (registered or certified, return receipt requested), telecopier or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company or the Guarantors:

CGG S.A.

Tour Maine-Montparnasse

33 avenue de Maine

75755 Paris cedex 15

France

Attention: General Counsel

Telecopy No.: (33-1) 64-47-34-29

If to the Trustee:

The Bank of New York Mellon, London Branch

One Canada Square

London E14 5AL

United Kingdom

Attention: Manager Corporate Trust Services

Fax number: +44 (0) 20 7964 2536

The Company, any of the Guarantors or the Trustee, by notice to the others may designate additional or different addresses for subsequent notices or communications.

Any notice or communication to a Holder shall be mailed by first-class mail, certified or registered, return receipt requested, or delivered by overnight air courier guaranteeing next day delivery, in each case to its address shown on the register kept by the Registrar. For Notes which are represented by global certificates held on behalf of Euroclear or Clearstream, notice may be given by delivery of the relevant notices to Euroclear and Clearstream for communication to entitled account holders in substitution of the aforesaid mailing. In addition, for so long as the Notes are listed on the Luxembourg Stock Exchange and its rules so require, any such notice or communication (including, without limitation, any notice of redemption) to Holders shall be published on the Internet site of the Luxembourg Stock Exchange at http://www.bourse.lu. Any notice or communication shall also be so mailed to any Person described in Section 313(c) of the TIA, to the extent required by the TIA. Failure to provide a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery. Notwithstanding the foregoing, notices to the Trustee shall be effective only upon receipt. Any notice or communication given by newspaper or internet publication shall be deemed to have been given on the date of publication or, if published more than once or on different dates, on the first date on which publication is made in the manner required in the newspaper, in one of the newspapers referred to above or on the internet site referred to above.

Other than with respect to a notice to the Trustee, a notice or communication is given in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company gives a notice or communication to Holders, it shall give a copy at the same time to the Trustee and each Agent and, for so long as the Notes are listed on the Luxembourg Stock Exchange, the Luxembourg Stock Exchange.

In case by reason of the suspension of regular mail service, or by reason of any other cause, it shall be impossible to mail any notice required by this Indenture, then such method of notification as shall be made with the approval of the Trustee shall constitute a sufficient mailing of such notice.

In no event shall an Agent, the Trustee or any other entity of The Bank of New York Mellon group (the “BNYM Group”) be liable for any claims, losses, liabilities, damages, costs, expenses and judgments (including legal fees and expenses) to any party arising from an Agent or any BNYM Group member receiving or transmitting any data from the Company, any person authorized by the Company or any party to this Indenture via any non-secure method of transmission or communication, such as, but without limitation, by facsimile or e-mail. The Company accepts that some methods of communication are not secure and the Trustee, an Agent or any other BNYM Group member shall incur no liability for receiving instructions via any such non-secure method. The Trustee, an Agent or any other BNYM Group member is authorized to comply with and rely upon any such notice, instructions or other communications believed by it to have been sent or given by a person authorized by the Company or an appropriate party to the transaction (or an authorized representative thereof). The Company or authorized officers of the Company shall use all reasonable endeavors to ensure that instructions transmitted to the Trustee, an Agent or any other BNYM Group member pursuant to this Indenture are complete and correct. Any instructions shall be conclusively deemed to be valid instructions from the Company or authorized officers of the Company to the Trustee, an Agent or any other BNYM Group member for the purposes of this Indenture.

SECTION 12.03.    COMMUNICATION BY HOLDERS OF NOTES WITH OTHER HOLDERS OF NOTES.

Holders may communicate pursuant to Section 312(b) of the TIA with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of Section 312(c) of the TIA.

SECTION 12.04.    CERTIFICATE AND OPINION AS TO CONDITIONS PRECEDENT.

Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

(a)    an Officers’ Certificate in form reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b)    an Opinion of Counsel in form reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

SECTION 12.05.    STATEMENTS REQUIRED IN CERTIFICATE OR OPINION.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 314(a)(4) of the TIA) shall comply with the provisions of Section 314(e) of the TIA and shall include:

(a)    a statement that the Person making such certificate or opinion has read such covenant or condition;

(b)    a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)    a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d)    a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

SECTION 12.06.    RULES BY TRUSTEE AND AGENTS.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

SECTION 12.07.    NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND SHAREHOLDERS.

No past, present or future director, officer, employee, incorporator, member, partner or shareholder or other owner of Capital Stock of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Notes, the Subsidiary Guarantees, this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

SECTION 12.08.    GOVERNING LAW.

THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE AND ENFORCE THIS INDENTURE, THE NOTES AND THE SUBSIDIARY GUARANTEES.

SECTION 12.09.    NO ADVERSE INTERPRETATION OF OTHER AGREEMENTS.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 12.10.    SUCCESSORS.

All agreements of the Company and the Guarantors in this Indenture and the Notes shall bind their successors. All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 12.11.    SEVERABILITY.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 12.12.    COUNTERPART ORIGINALS.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 12.13.    TABLE OF CONTENTS, HEADINGS, ETC.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 12.14.    CONSENT TO JURISDICTION; SUBMISSION TO PROCESS; WAIVER OF JURY TRIAL.

Each of the Company and the Guarantors irrevocably submits to the non-exclusive jurisdiction of any New York state or U.S. Federal court located in the Borough of Manhattan in the City and State of New York over any suit, action or proceeding arising out of or relating to this Indenture or any Guarantee or Note. Each of the Company and the Guarantors irrevocably waives, to the fullest extent permitted by law, any objection which it may have, pursuant to articles 14 and 15 of the French Civil Code or otherwise, to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in any inconvenient forum. The Trustee, the Company and the Guarantors acknowledge that nothing in this Section shall prevent the Trustee, the Holders, the Company or the Guarantors from bringing any legal action, suit or proceeding arising out of or related to this Indenture or with respect to their respective obligations or liabilities hereunder in any court of competent jurisdiction for such legal action, suit or proceeding.

In furtherance of the foregoing, each of the Company and the Guarantors hereby irrevocably designates and appoints Cogency Global Inc., 10 E. 40th Street, 10th floor, New York, New York, 10016, as the agent of the Company and each of the Guarantors to receive service of all process brought against the Company or any such Guarantor with respect to any such suit, action or proceeding in any such court in the City and State of New York, such service being hereby acknowledged by the Company and each of the Guarantors to be effective and binding service in every respect. Copies of any such process so served shall also be given to the Company in accordance with Section 12.02 hereof, but the failure of the Company or any Guarantor to receive such copies shall not affect in any way the service of such process as aforesaid. On the Issue Date, the Company and the Guarantors shall furnish to the Trustee a consent of Cogency Global Inc. agreeing to act hereunder. If for any reason Cogency Global Inc. shall resign or otherwise cease to act as such agent, the Company and each of the Guarantors hereby irrevocably agrees to (A) immediately designate and appoint a new agent reasonably acceptable to the Trustee to serve in such capacity and, in such event, such new agent shall be deemed to be substituted for Cogency Global Inc. for all purposes hereof and (B) promptly deliver to the Trustee the written consent (in form reasonably satisfactory to the Trustee) of such new agent agreeing to serve in such capacity.

Nothing in this Section shall limit the right of the Trustee or any Holder to serve process in any other manner permitted by law.

To the extent permitted by applicable law, each of the parties hereto hereby waives, and the Holders, by acceptance of their Notes, shall be deemed to have waived, any right to have a jury participate in resolving any dispute, whether sounding in contract, tort, or otherwise, between or among the parties or any other Persons in connection with or arising out of, connected with, or incidental to this Indenture, the Notes or any related agreement. Instead any such dispute shall be resolved in a bench trial without a jury.

If any Guarantor incorporated under the laws of the Netherlands, is represented by an attorney in connection with the signing and/or execution of this Indenture (including by way of accession to this Indenture) or any other agreement, deed or document referred to in or made pursuant to this Indenture, it is hereby expressly acknowledged and accepted by the other parties to the Indenture that the existence and extent of the attorney’s authority and the attorney’s exercise or purported exercise of his or her authority shall be governed by the laws of the Netherlands.

SECTION 12.15.    PRESCRIPTION.

Claims against the Company for the payment of principal, or premium, if any, on the Notes will be prescribed ten years after the applicable due date for payment thereof. Claims against the Company for the payment of interest on the Notes will be prescribed five years after the applicable due date for payment of interest.

SECTION 12.16.    BAIL-IN.

Notwithstanding any other term of this Indenture or any other agreements, arrangements or understanding between the parties, each counterparty to a BRRD Party under this Indenture acknowledges, accepts and agrees to be bound by:

(a)    the effect of the exercise of Bail-in Powers by the Relevant Resolution Authority in relation to any BRRD Liability of any BRRD Party to it under this Indenture, that (without limitation) may include and result in any of the following, or some combination thereof:

(i)    the reduction of all, or a portion, of the BRRD Liability or outstanding amounts due thereon;

(ii)    the conversion of all, or a portion, of the BRRD Liability into shares, other securities or other obligations of the relevant BRRD Party or another person (and the issue to or conferral on it of such shares, securities or obligations);

(iii)    the cancellation of the BRRD Liability;

(iv)    the amendment or alteration of the amounts due in relation to the BRRD Liability, including any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period; and

(b)    the variation of the terms of this Indenture, as deemed necessary by the Relevant Resolution Authority, to give effect to the exercise of Bail-in Powers by the Relevant Resolution Authority.

SECTION 12.17.    PATRIOT ACT.

The parties hereto acknowledge that in order to help the United States government fight the funding of terrorism and money laundering activities, pursuant to federal regulations that became effective on October 1, 2003, Section 326 of the USA PATRIOT Act requires all financial institutions to obtain, verify, record and update information that identifies each person establishing a relationship or opening an account. The parties to this Indenture agree that they will provide The Bank of New York Mellon, London Branch, such information as it may request, from time to time, in order for The Bank of New York Mellon, London Branch, to satisfy the requirements of the USA PATRIOT Act, including the name, address, tax identification number and other information that will allow it to identify the individual or entity who is establishing the relationship or opening the account, and may also ask for formation documents such as articles of incorporation or other identifying documents to be provided.

[Signature pages follow.]

The foregoing indenture is hereby accepted and agreed as of the date first written above:

CGG S.A.

By:
Name:
Title:

The foregoing indenture is hereby accepted and agreed as of the date first written above:

CGG HOLDING B.V.

By:
Name:
Title:

The foregoing indenture is hereby accepted and agreed as of the date first written above:

CGG MARINE B.V.

By:
Name:
Title:

The foregoing indenture is hereby accepted and agreed as of the date first written above:

CGG HOLDING (U.S.) INC.

By:
Name:
Title:

The foregoing indenture is hereby accepted and agreed as of the date first written above:

CGG SERVICES (U.S.) INC.

By:
Name:
Title:

The foregoing indenture is hereby accepted and agreed as of the date first written above:

VIKING MARITIME INC.

By:
Name:
Title:

The foregoing indenture is hereby accepted and agreed as of the date first written above:

ALITHEIA RESOURCES INC.

By:
Name:
Title:

The foregoing indenture is hereby accepted and agreed as of the date first written above:

CGG LAND (U.S.) INC.

By:
Name:
Title:

The foregoing indenture

is hereby accepted and agreed

as of the date first written above:

THE BANK OF NEW YORK MELLON, LONDON BRANCH as Trustee and Paying Agent

By:
Name:
Title:

THE BANK OF NEW YORK MELLON SA/NV,
LUXEMBOURG BRANCH, as Registrar and Luxembourg Transfer Agent

By:
Name:
Title:

EXHIBIT A-1

(Face of Note)4

CGG S.A.

Form of Second Lien Senior Secured Floating Rate Notes due 2024

No: [    ]

Up to [    ]

Common Code: [    ]

ISIN : [    ]

CGG S.A. hereby promises to pay to                     5, or its registered assigns, the principal sum of $[            ] €[            ] on [            ], 2024.

Interest Payment Dates: [            ], [            ], [            ] and [            ]

Record Dates: [            ], [            ], [            ] and [            ]

Additional provisions of this Note are set forth on the other side of this Note.

THIS NOTE WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED FROM TIME TO TIME. A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY OF THE NOTE BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO THE COMPANY AT THE ADDRESS SET FORTH IN SECTION 12.02.

[4]	NTD: To be broken out into separate Exhibits A-1 and A-2 for U.S. dollar denominated and euro-denominated Notes
[5]	To be registered in the name of BNYM Nominee.

A-1-1

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

CGG S.A.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION:

This is one of the Global Notes referred to in the within-mentioned Indenture.

The Bank of New York Mellon, London Branch as Trustee

By:
Authorized Signatory

Date of Authentication:

A-1-2

(Back of Note)6

[U.S. dollar] [Euro] denominated Second Lien Senior Secured Floating Rate Notes due 2024

THIS GLOBAL NOTE IS HELD BY THE COMMON DEPOSITORY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.08 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE TRANSFERRED OR EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.08(a) OF THE INDENTURE AND (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.13 OF THE INDENTURE.

[Section 1145 Legend]

“THE SECURITIES REPRESENTED BY THIS NOTE HAVE BEEN ISSUED PURSUANT TO SECTION 1145 OF THE U.S. BANKRUPTCY CODE, AS AMENDED (THE “BANKRUPTCY CODE”) THAT PROVIDES AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE STATUTES.”

[Restricted Notes Legend]

“THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), AND THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.

THE HOLDER OF THIS NOTE AGREES FOR THE BENEFIT OF THE ISSUER THAT, PRIOR TO THE DATE WHICH IS SIX MONTHS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF THIS NOTE) (A) THIS NOTE MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) TO THE COMPANY, (II) IN THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE

[6]	Terms of Notes to be conformed with Indenture.

A-1-3

SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (III) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 UNDER THE SECURITIES ACT TO A PERSON WHO IS NOT A U.S. PERSON, (IV) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) (V) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, OR (VI) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH (VI) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS NOTE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.”

[Regulation S Legend]

“THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.”

[Definitive Notes Legend]

“IN CONNECTION WITH ANY TRANSFER, THE HOLDER SHALL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.”

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1.    INTEREST. CGG S.A., a société anonyme incorporated in France and registered at the Paris commercial register under number 969 202 241 (the “Company”), promises to pay interest on the principal amount of this Note (including on any principal amount resulting from the payment of PIK Interest (as defined below)) (a) at a rate per annum equal to the sum of (A) the Applicable Variable Rate on the Determination Date plus (B) 4.00% from [            ], 201[  ] until maturity, plus (b) as interest paid in kind by increasing the principal amount of the Note in a principal amount equal to such interest (“PIK Interest”) at a rate per annum equal to 8.50%. The Applicable Interest Rate for a particular interest period will be determined by the Calculation Agent in accordance with Section 2.02 of the Indenture and will be a per annum rate equal to the sum of (i) [three-month LIBOR] [three-month EURIBOR] as determined on the applicable Determination Date by the Calculation Agent (provided, if at any time the rate so determined is less than 1.00%, such rate shall be deemed to be 1.00%) plus (ii) 12.50%. The Company will pay interest quarterly in arrears on [            ], [            ], [            ] and [            ] of each year, commencing on [            ], 201[  ], or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance; provided that if, as determined by the Company, there is no existing Default or Event of Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date, except in the case of the original issuance of Notes, in which case interest shall accrue from the date of authentication. The Company shall pay interest (including post-petition interest in any proceeding under applicable bankruptcy law) on overdue principal and premium, including previously paid PIK Interest, if any, from time to time on demand at a rate that is the rate then in effect in accordance with the Indenture; it shall pay interest (including post-petition interest in any proceeding under applicable bankruptcy law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of the actual number of days in the year and the actual number of days elapsed.

2.    METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the [            ], [            ], [            ] and [            ] next preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.14 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest at the office or agency of the Company maintained for such purpose and, subject to any fiscal or other laws and regulations applicable thereto, at the specified offices of any other Paying Agent appointed by the Company for such purpose, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds will be required with respect to principal of, interest and premium, if any, on all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or a Paying Agent by no later than the record date. Such payment shall be in such coin or currency of the United States of

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America as at the time of payment is legal tender for payment of public and private debts. The principal of the Notes shall be payable only upon surrender of any Note at the Corporate Trust Office or at the specified offices of any other Paying Agent.

If the due date for payment of the principal in respect of any Note is not a Business Day at the place in which it is presented for payment, the Holder thereof shall not be entitled to payment of the amount due until the next succeeding Business Day at such place and shall not be entitled to any further interest or other payment in respect of any such delay.

PIK Interest shall be payable with respect to the Notes represented by one or more Global Notes by the Company delivering an order to increase the principal amount of the applicable Global Note by the relevant amount or, if necessary, by issuing a new Global Note executed by the Company and an order to the Trustee (or its authenticating agent) to authenticate such new Global Note under the Indenture.

3.    PAYING AGENTS, CALCULATION AGENT AND REGISTRAR. Initially, The Bank of New York Mellon, London Branch, the Trustee under the Indenture (the “Trustee”), will act as Principal Paying Agent and Calculation Agent at its Corporate Trust Office in London, England, and The Bank of New York Mellon SA/NV, Luxembourg Branch will act as Registrar and Transfer Agent in Luxembourg. The Company may at any time designate one or more additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent in the United Kingdom. The Company will give notice to the Holders of any such change by publication on the internet site of the Luxembourg Stock Exchange at http://www.bourse.lu.

4.    INDENTURE. The Company issued the Notes under an Indenture dated as of [●] (the “Indenture”), among, inter alia, the Company, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code Sections 77aaa through 77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such act for a statement of such terms. The Notes are general, senior secured obligations of the Company limited to up to (i) $[●] aggregate principal amount in the case of U.S. dollar-denominated Notes issued on the Issue Date and (ii) €[●] aggregate principal amount in the case of euro-denominated Notes issued on the Issue Date.

5.    OPTIONAL REDEMPTION.

(a)    At any time on or after the Issue Date, the Company shall have the option to redeem the Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on [INSERT MONTH AND DAY OF CLOSING] of the years indicated below:

Year	Note Redemption Price
2018	120.000%
2019	120.000%
2020	112.500%
2021 and thereafter	100.000%

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(b)    The Company may, at its discretion and at any time, unconditionally redeem, in whole but not in part, the Notes at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption if it or any Guarantor has become or would become obligated to pay any Additional Amounts, if any, then due and which will become due on such date of redemption as a result of the redemption or otherwise, if the Company or any Guarantor determined, acting reasonably and it good faith, that it has become or would become obligated to pay any Additional Amount in respect of the Notes as a result of (a)(i) any change in or amendment to the laws or treaties (or regulations or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction or (ii) any change in or amendment to any official position regarding the application or interpretation of such laws, treaties, regulations or rulings, which change or amendment is announced and becomes effective on or after the date of the Indenture (or, if the applicable Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction on a date after the date of the Indenture, such later date); and (b) such obligation cannot be avoided by the Company or any such Guarantor taking reasonable measures available to it.

6.    MANDATORY REDEMPTION.

The Company shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

7.    PUT OPTION OF HOLDER.

(a)    If there is a Change of Control, each Holder shall have the right to require the Company to purchase all or any portion (provided that such portion is a Permitted Denomination) of such Holder’s Notes, pursuant to an offer described in Section 4.15 of the Indenture (a “Change of Control Offer”), at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control, the Company shall give notice to each Holder and the Trustee describing the transaction that constitutes the Change of Control and setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(b)    If the Company or a Restricted Subsidiary consummates any Asset Sales, within 30 days of each date on which the aggregate amount of Excess Proceeds exceeds $20,000,000, the Company shall commence an offer to all Holders of Notes (an “Asset Sale Offer”) pursuant to Section 3.09 of the Indenture to purchase the maximum principal amount of Notes that may be

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purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase, in accordance with the procedures set forth in the Indenture; provided, however, that, if the Company is required to apply such Excess Proceeds to purchase, or to offer to purchase, any Pari Passu Indebtedness, the Company shall only be required to offer to purchase the maximum principal amount of Notes that may be purchased out of the amount of such Excess Proceeds multiplied by a fraction, the numerator of which is the aggregate principal amount of Notes outstanding and the denominator of which is the aggregate principal amount of Notes outstanding plus the aggregate principal amount of Pari Passu Indebtedness outstanding. To the extent that the aggregate principal amount of Notes tendered pursuant to an Asset Sale Offer is less than the amount that the Company is required to purchase, the Company may use any remaining Excess Proceeds for general corporate purposes in any manner not prohibited by the Indenture. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount that the Company is required to purchase, the Trustee shall select the Notes to be purchased on a pro rata basis, in accordance with the procedures of the applicable depository (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in Permitted Denominations shall be purchased). Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes.

8.    NOTICE OF REDEMPTION. Notice of redemption will be mailed by first class mail at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address. For Notes which are represented by global certificates held on behalf of Euroclear or Clearstream, notice may be given by delivery of the relevant notices to Euroclear or Clearstream for communication to entitled account holders in substitution for the aforesaid mailing For so long as the Notes are listed on the Luxembourg Stock Exchange and for so long as the rules of such exchange require, notices of redemption shall be published once by the Company, not less than five Business Days prior to the redemption date, on the internet site of the Luxembourg Stock Exchange at http://www.bourse.lu. Notes in denominations larger than [$200,000] [€100,000] may be redeemed in part but only in whole multiples of [$1,000] [€1,000] in excess thereof, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date interest ceases to accrue on Notes or portions thereof called for redemption.

9.    DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of [$200,000] [€100,000] and integral multiples of [$1,000] [€1,000] in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, it need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed.

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10.    PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

11.    AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions described Article 9 of the Indenture, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes, and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes. Without the consent of any Holder of a Note, the Indenture or the Notes may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company’s obligations to Holders of the Notes in case of a merger or consolidation or sale of all or substantially all of the Company’s properties or assets, to secure the Notes, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not materially adversely affect the legal rights under the Indenture of any such Holder, to add any additional Guarantor or to release any Guarantor from its Subsidiary Guarantee, in each case as provided in the Indenture, or to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

12.    DEFAULTS AND REMEDIES. Events of Default include: (i) default for 30 days in the payment when due of interest or Additional Amounts, if any, on the Notes; (ii) default in payment when due of the principal of or premium, if any, on the Notes; (iii) failure by the Company to comply with Section 4.10 or 4.15 of the Indenture; (iv) failure by the Company for 30 days after it receives written notice from the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes to observe or perform any other covenant or other agreement in the Indenture or the Notes; (v) the declaration or payment of any dividend or the making of any other payment or distribution described in subclause (y) of Section 4.07(c) of the Indenture, which declaration, payment or distribution would not be permitted by Section 4.07 of the Indenture if it were treated as a Restricted Payment; (vi) the Company consolidates or merges with or into (whether or not the Company is the surviving corporation), or sells, assigns, transfers, leases, conveys, demerges or otherwise disposes of all or substantially all of its properties and assets in one or more related transactions, to, another Person, unless the conditions precedent specified in clauses (1) through (5) of Section 6.01(f) of the Indenture have been complied with; (vii) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium or interest or additional amount on such Indebtedness prior to the expiration of any grace period provided in such Indebtedness, including any extension thereof (a “Payment Default”) or (b) results in the acceleration of such Indebtedness

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prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates in excess of $25,000,000, and provided further, that if such default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid within a period of 10 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, an Event of Default and any consequential acceleration of the Notes shall be automatically rescinded, so long as said rescission does not conflict with any judgment or decree; (vii) failure by the Company or any of its Restricted Subsidiaries to pay final judgments (not covered by insurance) aggregating in excess of $25,000,000, which judgments are not paid, discharged or stayed for a period of 60 days; (viii) failure by any Guarantor to perform any covenant set forth in its Subsidiary Guarantee, or the repudiation by any Guarantor of its obligations under its Subsidiary Guarantee or the unenforceability of any Subsidiary Guarantee for any reason other than as provided in the Indenture; (ix) the invalidity or unenforceability with respect to the Collateral or the Security Document as described in Section 6.01(m) of the Indenture; and (x) certain events of bankruptcy or insolvency with respect to the Company or any Significant Subsidiary. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may, by notice, declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company or any Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. The Holders of a majority in principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of all of the Holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest, Additional Amounts, if any, or premium, if any, that have become due solely because of such acceleration) have been cured or waived. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of the principal of or premium, if any, or interest on the Notes. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

13.    DEFEASANCE. The Notes are subject to legal and covenant defeasance upon the terms and conditions specified in Article 8 of the Indenture.

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14.    TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

15.    NO RECOURSE AGAINST OTHERS. A director, officer, employee, incorporator, member, partner or shareholder or other owner of capital stock of the Company or any Guarantor, as such, shall not have any liability for any obligations of the Company or any Guarantor under the Notes, the Subsidiary Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

16.    AUTHENTICATION. This Note shall not be valid until authenticated by the manual signature of an authorized signatory of the Trustee or an authenticating agent.

17.    ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

18.    SUBSIDIARY GUARANTEES. The Company’s obligations under the Notes are fully, irrevocably and unconditionally guaranteed on a secured senior basis, to the extent set forth in the Indenture, by each of the Guarantors. In addition, this Note is entitled to the benefits of the guarantee of each party that subsequent to the date of the Indenture becomes a Guarantor pursuant to the terms of the Indenture. Upon the terms and subject to the conditions set forth in the Indenture, any such party will unconditionally agree that the principal, interest and premium, if any, on the Notes will be duly and punctually paid in full when due, all as more fully set forth in Article 10 of the Indenture.

19.    COMMON CODES; ISINS. The Company has caused Common Codes and ISINs numbers to be printed on the Notes and the Trustee may use the Common Codes and ISINs numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

CGG S.A.

Tour Maine - Montparnasse

33, avenue de Maine

75755 Paris cedex 15

France

Attention: General Counsel

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ASSIGNMENT FORM

To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to

(Insert Assignee’s Soc. Sec. or Tax I.D. no.)

(Print or Type Assignee’s Name, Address and Zip Code)

and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature
Guarantee:

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SCHEDULE OF EXCHANGE OF NOTES7

The initial principal amount of this Global Note is [    ]. The following exchanges of a part of this Global Note for other Notes have been made:

Date of Exchange	Amount of Decrease in Principal Amount of This Global Note	Amount of Increase in Principal Amount of This Global Note	Principal Amount of This Global Note Following Such Decrease (or Increase)	Signature of Authorized Officer of Trustee

[7]	This should be included only if the Note is issued in global form.

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OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.15 of the Indenture, check the box below:

☐    Section 4.10                             ☐    Section 4.15

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased: $

Date:	Your Signature:
(Sign exactly as your name appears on the Note)

Soc. Sec. or Tax Identification

No.:

Signature Guarantee:

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EXHIBIT B-1

FORM OF CERTIFICATE FOR TRANSFER OF BENEFICIAL INTEREST

TO REGULATION S GLOBAL NOTE

(Pursuant to Section 2.08(a)(ii) of the Indenture)

The Bank of New York Mellon, London Branch

as Trustee

One Canada Square

London E14 5AL

United Kingdom

Attention: Manager Corporate Trust Services

Re: Second Lien Senior Secured Floating Rate Notes due 2024 of CGG S.A.

Reference is hereby made to the Indenture, dated as of [●] (the “Indenture”), among CGG S.A. (the “Company”), any guarantors party thereto (the “Guarantors”) and The Bank of New York Mellon, London Branch as trustee (the “Trustee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

This letter relates to $                 principal amount of Notes which are evidenced by one or more (i) Rule 144A Global Notes and held with the Common Depositary, (ii) IAI Global Notes and held with the Common Depositary or (iii) Section 1145 Global Notes and held with the Common Depositary, in each case in the name of                 (the “Transferor”). The Transferor has requested a transfer of such beneficial interest in the Notes to a Person who will take delivery thereof in the form of an equal principal amount of Notes evidenced by one or more Regulation S Global Notes, which amount, immediately after such transfer, is to be held with the Depository.

In connection with such request and in respect of such Notes, the Transferor hereby certifies that such transfer has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with Rule 903 or Rule 904 under the United States Securities Act of 1933, as amended (the “Securities Act”), and accordingly the Transferor hereby further certifies that:

(1)	The offer of the Notes was not made to a person in the United States;

(2)	either:

(a)    at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed and believes that the transferee was outside the United States; or

(b)    the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was prearranged with a buyer in the United States;

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(3)	no directed selling efforts have been made in contravention of the requirements of Rule 904(b) of Regulation S;

(4)	the transaction is not part of a plan or scheme to evade the registration provisions of the Securities Act; and

(5)	upon completion of the transaction, the beneficial interest being transferred as described above is to be held through Euroclear or Clearstream or both.

Upon giving effect to this request to exchange a beneficial interest in a Rule 144A Global Note, IAI Global Note or Section 1145 Global Note, as applicable, for a beneficial interest in a Regulation S Global Note, the resulting beneficial interest shall be subject to the restrictions on transfer applicable to Regulation S Global Notes pursuant to the Indenture and the Securities Act and, if such transfer occurs prior to the end of the 40-day distribution compliance period associated with the initial offering of Notes, the beneficial interests in the Regulation S Global Notes shall be held through Euroclear or Clearstream.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company and the Guarantors. Terms used in this certificate and not otherwise defined in the Indenture have the meanings set forth in Regulation S under the Securities Act.

[INSERT NAME OF TRANSFEROR]

By:
Name:
Title:

Dated:

cc: CGG S.A.

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EXHIBIT B-2

FORM OF CERTIFICATE FOR TRANSFER OF BENEFICIAL INTEREST

TO RULE 144A GLOBAL NOTE OR IAI GLOBAL NOTE

(Pursuant to Section 2.08(a)(i) or (iii) of the Indenture)

The Bank of New York Mellon, London Branch

as Trustee

One Canada Square

London E14 5AL

United Kingdom

Attention: Manager Corporate Trust Services

Re: Second Lien Senior Secured Floating Rate Notes due 2024 of CGG S.A.

Reference is hereby made to the Indenture, dated as of [●] (the “Indenture”), among CGG S.A. (the “Company”), any guarantors party thereto (the “Guarantors”) and The Bank of New York Mellon, London Branch as trustee (the “Trustee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

This letter relates to $                 principal amount of Notes which are evidenced by one or more of the following Notes that are being held by the Common Depositary: (i) Regulation S Global Notes, (ii) Rule 144A Global Notes, (iii) IAI Global Notes or (iv) Section 1145 Global Notes, in each case in the name of                 (the “Transferor”). The Transferor has requested a transfer of such beneficial interest in the Notes to a Person who will take delivery thereof in the form of an equal principal amount of Notes evidenced by one or more (i) Rule 144A Global Notes to be held with the Common Depositary or (ii) IAI Global Notes to be held with the Common Depositary,

In connection with such request and in respect of such Notes, the Transferor hereby certifies that:

[CHECK ONE]

☐

such transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the Notes are being transferred to a Person that the Transferor reasonably believes is purchasing the Notes for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A;

or

☐	such transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

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or

☐

such transfer is being effected pursuant to an exemption from the registration requirements of the Securities Act other than one described above, and the Transferor hereby further certifies that the Notes are being transferred in compliance with the transfer restrictions applicable to the Global Notes and in accordance with the requirements of the exemption claimed, which certification is, if requested by the Company or the Registrar, supported by an Opinion of Counsel, provided by the transferor or the transferee (a copy of which the Transferor has attached to this certification) in form reasonably acceptable to the Company and to the Registrar, to the effect that such transfer is in compliance with the Securities Act and any applicable blue sky laws of any state of the United States;

and such Notes are being transferred in compliance with any applicable blue sky securities laws of any state of the United States or any other applicable jurisdiction.

Upon giving effect to this request to exchange a beneficial interest in Regulation S Global Notes, Rule 144A Global Notes or Section 1145 Global Notes for a beneficial interest in Rule 144A Global Notes or IAI Global Notes, as applicable, the resulting beneficial interest shall be subject to the restrictions on transfer applicable to Rule 144A Global Notes or IAI Global Notes, as applicable, pursuant to the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company and the Guarantors.

[INSERT NAME OF TRANSFEROR]

By:
Name:
Title:

Dated:

cc: CGG S.A.

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EXHIBIT B-3

FORM OF CERTIFICATE FOR EXCHANGE OR REGISTRATION OF TRANSFER

OF DEFINITIVE NOTES

(Pursuant to Section 2.08(b) of the Indenture)

The Bank of New York Mellon, London Branch

as Trustee

One Canada Square

London E14 5AL

United Kingdom

Attention: Manager Corporate Trust Services

Re: Second Lien Senior Secured Floating Rate Notes due 2024 of CGG S.A.

Reference is hereby made to the Indenture, dated as of [●] (the “Indenture”), among CGG S.A. (the “Company”), any guarantors party thereto (the “Guarantors”) and The Bank of New York Mellon, London Branch as trustee (the “Trustee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

This relates to $                 principal amount of Notes which are evidenced by one or more Definitive Notes in the name of                  (the “Transferor”). The Transferor has requested an exchange or transfer of such Definitive Note(s) in the form of an equal principal amount of Notes evidenced by one or more Definitive Notes, to be delivered to the Transferor or, in the case of a transfer of such Notes, to such Person as the Transferor instructs the Trustee.

In connection with such request and in respect of the Notes surrendered to the Trustee herewith (the “Surrendered Notes”), the Holder of such Surrendered Notes hereby certifies that:

[CHECK ONE]

☐	the Surrendered Notes are being acquired for the Transferor’s own account, without transfer;

or

☐	the Surrendered Notes are being transferred to the Company or one of its Subsidiaries;

or

☐

the Surrendered Notes are being transferred pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the Surrendered Notes are being transferred to a Person that the Transferor reasonably believes is purchasing the Surrendered Notes for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A, in each case in a transaction meeting the requirements of Rule 144A;

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or

☐	the Surrendered Notes are being transferred in a transaction permitted by Rule 144 under the Securities Act;

or

☐

the Surrendered Notes are being transferred pursuant to an exemption under the Securities Act other than Rule 144A, Rule 144 or Rule 903 or 904 of Regulation S to a Person who is an Institutional Accredited Investor and the Transferor further certifies that the transfer complies with the transfer restrictions applicable to Definitive Notes bearing the legend set forth in Section 2.08(f) of the Indenture and the requirements of the exemption claimed, which certification is supported by (a) if such transfer is in respect of a principal amount of Notes at the time of transfer of $250,000 or more, a certificate executed by the transferee in the form of Exhibit C to the Indenture, or (b) if such transfer is in respect of a principal amount of Notes at the time of transfer of less than $250,000, (i) a certificate executed in the form of Exhibit C to the Indenture and (ii) an Opinion of Counsel provided by the Transferor or the transferee (a copy of which the Transferor has attached to this certification), to the effect that (1) such transfer is in compliance with the Securities Act and (2) such transfer complies with any applicable blue sky securities laws of any state of the United States;

or

☐	the Surrendered Notes are being transferred pursuant to an effective registration statement under the Securities Act;

and the Surrendered Notes are being transferred in compliance with any applicable blue sky securities laws of any state of the United States or any other applicable jurisdiction.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company and the Guarantors.

[INSERT NAME OF TRANSFEROR]

By:
Name:
Title:

Dated:

cc: CGG S.A.

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EXHIBIT C

FORM OF CERTIFICATE TO BE DELIVERED BY

INSTITUTIONAL ACCREDITED INVESTORS

(Pursuant to Section 2.08(a)(i) or 2.08(b) of the Indenture)

                         ,

The Bank of New York Mellon, London Branch

as Trustee

One Canada Square

London E14 5AL

United Kingdom

Attention: Manager Corporate Trust Services

Ladies and Gentlemen:

We are delivering this letter in connection with our purchase of Second Lien Senior Secured Floating Rate Notes due 2024 (the “Notes”) of CGG S.A., a société anonyme incorporated in France (the “Company”). We hereby confirm that:

(i) we are an “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act, as amended (the “Securities Act”) that is an institutional investor acquiring the Notes for its own account, or an entity in which all of the equity owners are accredited investors within the meaning of Rule 501(a)(1), (2), (3) and (7) of Regulation D under the Securities Act (an “Institutional Accredited Investor”);

(ii) any purchase of Notes by us will be for our own account or, if we are buying for one or more institutional accounts for which we are acting as fiduciary or agent and we are not a bank (as defined in Section 3(a)(2) of the Securities Act) or a savings and loan association or other institution (as defined in Section 3(a)(5)(A) of the Securities Act), each such account is an Institutional Accredited Investor;

(iii) we have such knowledge and experience in financial and business matters that we are capable of evaluating the merits and risks of purchasing Notes and we, and any accounts for which we are acting, are able to bear the economic risks of its or their investment;

(iv) we are not acquiring Notes with a view to any distribution thereof in a transaction that would violate the Securities Act or the securities laws of any State of the United States or any other applicable jurisdiction; provided, however, that the disposition of our property and the property of any accounts for which we are acting as fiduciary shall remain at all times within our control; and

(v) we acknowledge that we have had access to such financial and other information, and have been afforded the opportunity to ask such questions of representatives of the Company and receive answers thereto, as we deem necessary in connection with our decision to purchase Notes.

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We understand that the Notes were offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Notes have not been registered under the Securities Act, and we agree, on our own behalf and on behalf of each account for which we acquire any Notes, that such Notes may be offered, resold, pledged or otherwise transferred only (i) to a person whom we reasonably believe to be a qualified institutional buyer (as defined in Rule 144A under the Securities Act) in a transaction meeting the requirements of Rule 144A under the Securities Act, in a transaction meeting the requirements of Rule 144 under the Securities Act, outside the United States in a transaction meeting the requirements of Rule 903 or 904 under the Securities Act, or in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if the Company so requests), (ii) to the Company or (iii) pursuant to an effective registration statement, and, in each case, in accordance with any applicable securities laws of any State of the United States or any other applicable jurisdiction, and we will, and each subsequent holder of the Notes is required to, notify any subsequent purchaser from us or it of the resale restrictions set forth in clause (i) above. We acknowledge that the Notes will bear legends substantially to the foregoing effect. We understand that the registrar will not be required to accept for registration of transfer any Notes, except upon presentation of evidence satisfactory to the Company that the foregoing restrictions on transfer have been complied with.

We acknowledge that you and the Company will rely upon our confirmations, acknowledgments and agreements set forth herein, and we agree to notify you promptly in writing if any of our representations or warranties herein ceases to be accurate and complete.

THIS LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[INSERT NAME OF PURCHASER]

By:
Name:
Title:
Address:

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EXHIBIT D

SUBSIDIARY GUARANTEE

Subject to Section 10.07 of the Indenture, each Guarantor, has jointly and severally, unconditionally guaranteed to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes and the Obligations of the Company under the Notes or under the Indenture, that: (a) the principal of and premium, if any, and interest on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on overdue principal of and premium, if any, (to the extent permitted by law) interest on the Notes and all other payment Obligations of the Company to the Holders, the Trustee, the Agents, the Collateral Agent or the International Security Agent under the Indenture or under the Notes will be promptly paid in full and performed, all in accordance with the terms thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other payment Obligations, in each case pursuant to the terms of this Indenture (and not by operation of bankruptcy, insolvency or other applicable law), the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration, redemption or otherwise. Failing payment when so due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. An Event of Default under the Indenture or the Notes shall constitute an event of default under the Subsidiary Guarantees, and shall entitle the Holders to accelerate the obligations of the Guarantors under the Indenture in the same manner and to the same extent as the Obligations of the Company. The Guarantors have agreed that their Obligations under the Indenture shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor further, to the extent permitted by law, has waived diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that its Subsidiary Guarantee will not be discharged except by complete performance of the Obligations contained in the Notes and the Indenture. If any Holder, the Trustee, an Agent, the Collateral Agent or the International Security Agent is required by any court or otherwise to return to the Company, the Guarantors, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by the Company or any Guarantor to the Trustee, the Agents, the Collateral Agent or the International Security Agent or such Holder, the Subsidiary Guarantees, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Guarantor has agreed that it shall not be entitled to, and hereby has waived, any right of subrogation in relation to the Holders in respect of any Obligations guaranteed under the Indenture. Each Guarantor further has agreed that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (a) the maturity of the Obligations guaranteed under the Indenture may be accelerated as provided in Article 6 of the Indenture for the purposes of its Subsidiary Guarantee, notwithstanding any stay, injunction or other

D-1

prohibition preventing such acceleration in respect of the Obligations guaranteed thereby, and (b) in the event of any declaration of acceleration of such Obligations as provided in Article 6 of the Indenture, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purpose of its Subsidiary Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Subsidiary Guarantees.

The obligations of the Guarantors to the Holders and to the Trustee, the Agents, the Collateral Agent and the International Security Agent pursuant to the Subsidiary Guarantees and the Indenture are expressly set forth in Article 10 of the Indenture, and reference is hereby made to such Indenture for the precise terms of the Subsidiary Guarantees. The terms of Article 10 of the Indenture are incorporated herein by reference. The Subsidiary Guarantees are subject to release as and to the extent provided in Sections 10.04, 10.05 and 10.06 of the Indenture.

Each Subsidiary Guarantee is a continuing guarantee and shall remain in full force and effect and shall be binding upon each Guarantor and its respective successors and assigns to the extent set forth in the Indenture until full and final payment of all of the Company’s Obligations under the Notes and the Indenture and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the Agents, the Collateral Agent or the International Security Agent the rights and privileges conferred in the Indenture upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. Each Subsidiary Guarantee is a guarantee of payment and not a guarantee of collection.

For purposes hereof, each Guarantor’s liability under its Subsidiary Guarantee shall be limited in amount as provided in Section 10.07 of the Indenture.

Capitalized terms used herein have the same meanings given in the Indenture unless otherwise indicated.

[GUARANTORS]

By:
Name:
Title:

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EXHIBIT E

CGG S.A.

and

the Guarantors named herein

SECOND LIEN SENIOR SECURED FLOATING RATE NOTES DUE 2024

FORM OF SUPPLEMENTAL INDENTURE

DATED AS OF                     ,

THE BANK OF NEW YORK MELLON, LONDON BRANCH

Trustee

This SUPPLEMENTAL INDENTURE, dated as of                     ,        , is among CGG S.A., a société anonyme incorporated in France and registered at the Paris commercial register under number 969 202 241 (the “Company”), each of the parties identified under the caption “Guarantors” on the signature page hereto (the “Guarantors”) and The Bank of New York Mellon, London Branch as Trustee.

RECITALS

WHEREAS, the Company and the Trustee entered into an Indenture, dated as of [●] (the “Indenture”), pursuant to which the Company has originally issued $[●] in principal amount of U.S. dollar-denominated Second Lien Senior Secured Floating Rate Notes due 2024 and €[●] in principal amount of euro-denominated Second Lien Secured Senior Floating Rate Notes due 2024 (the “Notes”);

WHEREAS, Section 9.01(f) of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture in order to execute and deliver a guarantee (a “Subsidiary Guarantee”) to comply with Section 10.02 thereof without the consent of the Holders of the Notes; and

WHEREAS, all acts and things prescribed by the Indenture, by law and by the charter and the bylaws (or comparable constituent documents) of the Company, of the Guarantors and of the Trustee necessary to make this Supplemental Indenture a valid instrument legally binding on the Company, the Guarantors and the Trustee, in accordance with its terms, have been duly done and performed.

NOW, THEREFORE, to comply with the provisions of the Indenture and in consideration of the above premises, the Company, the Guarantors and the Trustee covenant and agree for the equal and proportionate benefit of the respective Holders of the Notes as follows:

ARTICLE 1

SECTION 1.01. This Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.

SECTION 1.02. This Supplemental Indenture shall become effective immediately upon its execution and delivery by each of the Company, the Guarantors and the Trustee.

ARTICLE 2

From this date, in accordance with Section 10.02 and by executing this Supplemental Indenture and the accompanying notation of Subsidiary Guarantee (a copy of which is attached hereto), the Guarantors whose signatures appear below are subject to the provisions of the Indenture to the extent provided for in Article 10 thereunder.

SECTION 2.02. If any Guarantor incorporated under the laws of the Netherlands, is represented by an attorney in connection with the signing and/or execution of this Supplemental Indenture (including by way of accession to this Supplemental Indenture) or any other agreement, deed or document referred to in or made pursuant to this Supplemental Indenture, it is hereby expressly acknowledged and accepted by the other parties to the Supplemental Indenture that the existence and extent of the attorney’s authority and the attorney’s exercise or purported exercise of his or her authority shall be governed by the laws of the Netherlands.

[SECTION 2.03. Additional limitation on guarantee provisions, if applicable.]

ARTICLE 3

SECTION 3.01. Except as specifically modified herein, the Indenture and the Notes are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms with all capitalized terms used herein without definition having the same respective meanings ascribed to them as in the Indenture.

SECTION 3.02. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Supplemental Indenture. This Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto.

SECTION 3.03. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE AND ENFORCE THIS SUPPLEMENTAL INDENTURE.

SECTION 3.04. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement.

[NEXT PAGE IS SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

CGG S.A.

By:
Name:
Title:

[GUARANTORS]

By:
Name:
Title:

THE BANK OF NEW YORK MELLON, LONDON BRANCH as Trustee

By:
Name:
Title:

SCHEDULE I

SPECIFIED DISPOSALS

The shares, assets or business as a going concern of Seabed Geosolutions B.V.

Interests in Global Seismic Shipping AS (including loans to Global Seismic Shipping AS)/Geowave Voyager vessel through a sale of shares or assets

DMS and Multi-physics (Airborne) businesses

Hebei Sercel-Junfeng Geophysical Prospecting Equipment Co. Ltd. (China)

Interests in Geokinetics Inc. (USA)

Interests in PTSC CGGV Geophysical Survey Company Limited (including loans to such entity)

SCHEDULE II

SPECIFIED LIQUIDATION ENTITIES

Sercel Australia

CGG Ground Geophysics (Australia) Pty. Ltd.

Sercel Canada

Digicon Ltd (Nigeria) (60%)

Compagnie générale de géophysique (Nigeria) Ltd

Veritas Geophysical Ltd

T.B.G Tecnica Brasileira De Geofisica Ltda.

CBG Geofisica LTDA

Exploraciones Geofisicas

Veritas Geophysical Chile Lda

Veritas DGC Land Guatemala SA

CGG Geoscience Mexico, S.A. de C.V.

CGG Holding South Africa (Pty.) Ltd (Airborne)

CGG Airborne Survey (Pty.) Ltd (Airborne)

GEO Explo

CGG Services (Myanmar) Co Ltd (Myanmar)

CGG Services (Gabon)

Exgeo

Sch III-1

SCHEDULE III

PERMITTED JOINT VENTURES

•	LASA Prospecções SA

•	CGG Aviation (Canada) Limited

•	Veri-Illuq Geophysical Ltd.

•	Yamoria Geophysical, Ltd.

•	Hebei Sercel-Jungfeng Geophysical Prospecting Equipment Co. Ltd.

•	GOSCO Geoscience Services Limited

•	P.T. CGG Services Indonesia

•	PT. ELNUSA-CGGVERITAS SEISMIC

•	Graal Tech S.R.L.

•	Reservoir Evaluation Services LLP

•	Veritas Caspian LLP

•	CGG Services (Malaysia) Sdn. Bhd.

•	Vitzel S.A. de C.V.

•	Digicon (Nigeria) Ltd.

•	CGG Eidesvik Ship Management AS

•	Global Seismic Shipping AS

•	Artic Geophysical Exploration LLC

•	SEVOTEAM JSC

•	ARABIAN GEOPHYSICAL & SURVEYING COMPANY - “ARGAS”

•	Seabed Geosolutions B.V.

•	Geokinetics Inc.

•	Interactive Network Technologies Inc.

•	Petroleum Edge Limited

•	Reservoir Imaging Ltd.

•	PTSC CGGV GEOPHYSICAL SURVEY COMPANY LIMITED

Sch IV-1

SCHEDULE IV

AGREED SECURITY PRINCIPLES

I.	CONSIDERATIONS

In determining what Security will be provided in support of the Notes the following matters will be taken into account. Security shall not be created or perfected:

a.

to the extent that it would result in any breach of corporate benefit, financial assistance, fraudulent preference or thin capitalization laws or regulations (or analogous restrictions) of any applicable jurisdiction;

b.	to the extent that it would result in a significant risk to the officers of the relevant grantor of Security of contravention of their fiduciary duties and/or of civil or criminal liability;

c.

to the extent that it would result in costs or operational constraints that, in the good faith determination of the Company, are disproportionate to the benefit obtained by the beneficiaries of that Security;

d.

in assets or properties owned by (i) CGG Marine Resources Norge AS; (ii) CGG Holding I (UK) Limited; (iii) CGG Holding II (UK) Limited; (iv) Sercel Inc.; (v) Sercel-GRC, provided that the concerned entity is not an Obligor (but, for the avoidance of doubt, subject to the other Agreed Security Principles if such entities become Obligors), or (vi) any other non-Obligors;

e.	in streamers and other marine equipment owned by CGG Marine B.V. and receivables from rental agreements due to CGG Marine B.V.;

f.	in shares of Sercel-GRC, provided that such shares are not held by an Obligor;

g.

in bank accounts and securities accounts that are (i) payroll accounts and withholding tax accounts, (ii) escrow, fiduciary and trust accounts to the extent held for other persons or (iii) accounts below a threshold to be agreed.

For the avoidance of doubt, in these Agreed Security Principles, “cost” includes, but is not limited to, income tax cost, registration taxes payable on the creation or enforcement or for the continuance of any Security, stamp duties, out-of-pocket expenses, and other fees and expenses directly incurred by the relevant grantor of Security or any of its direct or indirect owners, subsidiaries or Affiliates.

II.	SECURITY ENFORCEMENT

To the extent legally possible in the relevant jurisdiction, the Security Documents will allow the Holders to enforce their Security without any restriction from: (i) the constitutional documents of the relevant Obligor; (ii) any company which is or whose assets are the subject of such Security (but subject to any inalienable statutory rights which the company may have to challenge such enforcement); or (iii) any shareholders of the foregoing not party to the relevant Security Document.

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III.	TERMS OF SECURITY DOCUMENTS

The following principles will be reflected in the Security Documents:

a.	the Liens in favor of the Notes will be first ranking, to the extent possible;

b.

the enforcement of such Liens shall not be limited by any requirement to obtain cash consideration on sales or other disposals. Unless local law requires otherwise, non-cash consideration will be expressly permitted;

c.

the Security Documents shall operate to create Security rather than to impose new commercial obligations. Accordingly, they shall not contain additional representations or undertakings unless the same are required for the creation, perfection or preservation of the Liens in favor of the Notes (or to the extent relevant, the assets which are the subject of the relevant Lien) or are consistent with local law and practice;

d.

short form intellectual property security agreements shall be required to be filed with the U.S. Copyright Office or U.S. Patent & Trademark Office with respect to copyrights, patents and trademarks, as applicable, in each case which are registered in the U.S., of an Obligor;

e.

account control agreements shall be required with respect to bank accounts and securities accounts in the United States of Obligors located in the United States or any state or territory thereof, to the extent required pursuant to the personal property security and pledge agreement referred to in Schedule V of this Indenture;

f.	in respect of any Lien in favor of the Notes to be granted over intercompany receivables:

i.	the Security-grantor shall, where necessary as a matter of local law, provide the Collateral Agent with a list of intercompany receivables at specified reasonable intervals;

ii.

the terms of the relevant Security Document shall not prevent (y) the repayment of such intercompany receivables or (z) the transfer of such intercompany receivables to the extent such transfer is made in accordance with the provisions of this Indenture;

g.

any Security Documents entered into after the Restructuring Effective Date shall be on the same terms, in all material respects, to any equivalent existing Security Documents, save for changes required as a result of a change in law since those Security Documents were entered into.

Sch IV-2

SCHEDULE V

INITIAL SECURITY DOCUMENTS

1)	NY Law Documents

•	a personal property security and pledge agreement to which all Obligors organized under the laws of the United States of America or any state or territory thereof are a party

•	a pledge agreement with respect to the equity interests of CGG Holding (U.S.) Inc. held by CGG Holding B.V.

•

short form intellectual property security agreements with respect to each Obligor that owns trademarks, patents or copyrights registered in the United States Patent and Trademark Office or United States Copyright Office

•

deposit account control agreements and securities accounts control agreements with respect to all deposit and securities accounts in the United States of Obligors located in the United States or any state or territory thereof, to the extent required pursuant to the personal property security and pledge agreement referred to above, and subject to the exceptions set forth in the Agreed Security Principles

2)	French Law Documents

•	a securities account pledge (nantissement de comptes-titres) related to the shares held by CGG SA in:

(i)	CGG Services SAS, and

(ii)	Sercel Holding SAS; and

(iii)	Sercel SAS.

•

a pledge over all present and future receivables (nantissement de créances) owned by CGG SA against CGG Services SAS pursuant to a treasury agreement dated 4 January 2010 as amended from time to time; and

3)	Dutch Law Documents

•	a deed of disclosed pledge over intercompany loan agreement receivables to be granted by CGG Holding B.V. as pledgor

•	a deed of disclosed pledge over registered shares in CGG Marine B.V., to be granted by CGG Holding B.V. as pledgor

4)	UK Law Documents

•

one or more first ranking share charges to be granted by CGG Holding B.V., as charger, with respect to the equity interests of CGG Holding I (UK) Limited, CGG Holding II (UK) Limited and CGG Services (UK) Limited

Sch V-1

5)	Norwegian Law Documents

•	a customary Norwegian law pledge agreement with respect to the shares in CGG Marine Resources Norge AS held by CGG SA.

6)	Swiss Law Documents

•	a share pledge agreement with respect to the shares in CGG Data Services SA held by CGG Holding B.V.

7)	Intercompany Loan Pledge Documents

•

Any receivables or note pledge agreement to the extent any Obligor would have been required to deliver such Security Document pursuant to Section 4.37(g) of the Indenture as if such obligation were in effect as of June 30, 2017; provided that if the required delivery date of such Security Document shall be within 30 days prior to the Restructuring Effective Date, such Obligor may deliver such Security Document 30 days after the Restructuring Effective Date.

Sch V-2